UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEMRY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $.01 per share (“Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:
33,202,259 shares of Common Stock which consists of: (a) 29,924,751 shares of Common Stock; (b) 3,152,508 shares of Common Stock pursuant to outstanding options; and (c) 125,000 of Common Stock pursuant to outstanding warrants (the “Warrant Shares”).
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $ 2.51.
Calculated solely for purposes of determining the filing fee. The filing fee was determined by adding (a) the product of (i) the 29,924,751 shares of Common Stock that will be exchanged for cash in the merger and (ii) the merger consideration of $2.51 per share of Common Stock, which equals $75,111,125.01, plus (b) $2,508,639.18 ($2.51 multiplied by 3,152,508 shares of Common Stock underlying the outstanding options less the aggregate exercise price of these options) expected to be paid upon cancellation of all outstanding options, plus (c) $101,250,000 ($2.51 multiplied by 125,000 shares of Common Stock underlying the warrants less the aggregate exercise price of the warrants) expected to be paid upon cancellation of the Warrant Shares, which equals in total, $77,721,014.19 (the “Total Consideration”). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying the Total Consideration by 0.00003930.
	(4)	Proposed maximum aggregate value of transaction:
$77,721,014.19
	(5)	Total fee paid:
$3,054.44
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MEMRY CORPORATION
3 Berkshire Boulevard, Bethel, CT 06801
203-739-1100

August __, 2008

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of stockholders of Memry Corporation to be held in the cafeteria of our principal executive offices located at 3 Berkshire Boulevard, Bethel, Connecticut 06801 on _________, September __, 2008 at 10:00 a.m. Eastern Daylight Savings Time. At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 24, 2008 (the “Merger Agreement”), by and among SAES Getters S.p.A., an Italian public company (“SAES Getters” or “Parent”), SAES Devices Corp., an indirect wholly-owned subsidiary of SAES Getters (“Merger Sub”), and Memry Corporation (“Memry” or the “Company”).

     The Merger Agreement contemplates the merger of Merger Sub with and into Memry, with Memry continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of SAES Getters (the “Merger”). Upon completion of the Merger, each share of our common stock, other than shares held by a stockholder who perfects appraisal rights in accordance with Delaware law and shares held directly or indirectly by Memry and SAES Getters, will be converted into the right to receive $2.51 in cash, without interest. In addition, each outstanding option and warrant to purchase the Company’s common stock that has an exercise price of less than $2.51 will be converted into the right to receive $2.51 in cash without interest, less the exercise price of such option or warrant and applicable withholding taxes. Each outstanding option and warrant to purchase the Company’s common stock that has an exercise price equal to or greater than $2.51 per share will be cancelled at the effective time. Holders of such options and warrants will not receive consideration for such cancellation.

     On June 23, 2008, the Company’s board of directors (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

     Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated thereby.

     The accompanying proxy statement provides you with information about the proposed Merger and the Special Meeting. We encourage you to read the entire proxy statement carefully.

     YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you plan to attend the Special Meeting in person, please sign and return the enclosed proxy in the envelope provided or vote electronically by the Internet or by telephone. If you attend the Special Meeting and desire to vote in person, you may do so even though you have previously taken one of the foregoing actions. The failure to vote will have the same effect as voting against the adoption of the Merger Agreement. If you have any questions or need assistance voting your shares, please call Marcy Macdonald, our corporate secretary, at 203-739-1100.

     If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against the adoption of the Merger Agreement. The board of directors and management look forward to seeing you at the Special Meeting.

Sincerely,
/s/ Robert P. Belcher
Robert P. Belcher
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

     This proxy statement is dated _______, 2008, and is first being mailed to stockholders on or about August __, 2008.

MEMRY CORPORATION
     3 Berkshire Boulevard
Bethel, Connecticut 06801
203-739-1100
_________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _______________, 2008
_________________________

To Memry Corporation Stockholders:

     We will hold a special meeting of stockholders of Memry Corporation on ____________, 2008 at 10:00 a.m., Connecticut time, at our offices, 3 Berkshire Boulevard, Bethel, Connecticut 06801. The purpose of the special meeting is:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 24, 2008, by and among Memry Corporation, SAES Getters S.p.A., and SAES Devices Corp. (the “Merger Agreement”), and to adopt the merger contemplated thereby pursuant to which SAES Devices Corp. will be merged with and into Memry Corporation, with Memry Corporation as the surviving corporation in the merger, and stockholders of Memry Corporation will become entitled to receive $2.51 per share in cash, without interest, for their shares of common stock (the “Merger”). The affirmative vote of the holders of a majority of our common stock entitled to vote thereon is required to adopt the Merger Agreement.

2.	To consider and vote upon any proposal to adjourn or postpone the special meeting to a later date if necessary or appropriate, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of the approval and adoption of the Merger Agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

     We have described the Merger Agreement and Merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The record date to determine who is entitled to vote at the meeting is __________, 2008. Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.

     Stockholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of our common stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement.

     Your vote is important. You should complete, sign, date and return the enclosed proxy card as soon as possible to make sure your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may revoke your proxy and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from the broker to change or revoke your proxy.

By Order of the Board of Directors,

Marcy F. Macdonald
Secretary

________________, 2008
Bethel, Connecticut

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING SELF-ADDRESSED POSTAGE PRE-PAID ENVELOPE OR BY FOLLOWING THE INTERNET OR TELEPHONE VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

SUMMARY VOTING INSTRUCTIONS
YOUR VOTE IS IMPORTANT

     Ensure that your Memry Corporation common stock can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval and adoption of the Merger Agreement.

     If your Memry Corporation common stock is registered in the name of a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of common stock are voted in favor of the proposals at the special meeting.

     If your Memry Corporation common stock is registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares can be voted in favor of the proposals at the special meeting. Instructions regarding telephone and Internet voting are included on the proxy card.

     If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

MEMRY CORPORATION
3 Berkshire Boulevard
Bethel, Connecticut 06801
Attention: Corporate Secretary
Telephone: 203-739-1100

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Special Meeting (page 11)	1
Record Date and Quorum Requirement (page 11)	1
Vote Required (page 12)	1
Parties to the Merger (page 14)	1
The Merger (page 14)	2
What Stockholders will Receive in the Merger (page 14)	2
Background of the Merger (page 15)	2
Recommendation of the Board of Directors (page 17)	2
Opinion of Our Financial Advisor (page 19)	3
Consequences of the Merger (page 36)	3
Interests of Certain Persons in the Merger (page 26)	3
Financing of the Merger (page 29)	3
Regulatory Matters (page 30)	3
Certain Material United States Federal Income Tax Consequences (page 24)	4
Accounting Treatment (page 26)	4
Appraisal Rights (page 31)	4
Important Terms of the Merger Agreement (page 37)	4
Conditions to the Merger (page 44)	4
Termination of the Merger Agreement (page 45)	5
Termination Fee (page 46)	5
Non-Solicitation (page 42)	6
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	6
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	10
THE SPECIAL MEETING	11
Date, Time and Place	11
Purpose of the Special Meeting	11
Recommendation of Our Board of Directors	11
Record Date; Stockholders Entitled to Vote; Quorum	11
Vote Required	12
Voting Procedures	12
Adjournments; Other Business	13
Revocation of Proxies	13
Solicitation of Proxies	13
Appraisal Rights	13
Assistance	13
THE MERGER	14
Purpose and Structure of the Merger	14
The Participants	14
Background of the Merger	15
Reasons for the Merger; Recommendation of the Board of Directors	17
Opinion of Our Financial Advisor	19
Certain Material United States Federal Income Tax Consequences	24
Accounting Treatment	26
Interests of Certain Persons in the Merger	26
Financing of the Merger	29

Regulatory Matters	30
Appraisal Rights	31
Voting Agreement	33
Equity Commitment Letter	35
Employment/Consulting Agreements	35
Estimated Fees and Expenses	36
Provisions for Unaffiliated Security Holders	36
Consequences of the Merger	36
Conduct of Memry’s Business if the Merger is Not Completed	36
PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT	37
The Merger Agreement	37
Form of the Merger	37
Effective Time	37
Certificate of Incorporation and Bylaws	37
Board of Directors and Officers of the Surviving Corporation	38
Consideration to be Received in the Merger	38
Payment Procedures	38
Treatment of Existing Stock Options and Warrants	38
Representations and Warranties	39
Covenants Relating to the Conduct of Our Business	41
No Solicitation	42
Proxy Statement; Special Meeting	43
Regulatory Approvals	43
Additional Agreements	43
Employee Matters	43
Indemnification and Directors’ and Officers’ Insurance	44
Conditions to the Merger	44
Termination of the Merger Agreement	45
Termination Fees	46
Amendment	47
PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING	47
MARKET PRICES OF MEMRY COMMON STOCK	48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
ADDITIONAL INFORMATION	50
Memry Corporation Stockholder Proposals	50
Other Matters	50
Householding of Proxy Statement	50
Where You Can Find More Information	51

ANNEX A: MERGER AGREEMENT
ANNEX B: OPINION OF COVINGTON ASSOCIATES, LLC
ANNEX C: SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
ANNEX D: VOTING AGREEMENT
ANNEX E: EQUITY COMMITMENT LETTER

PROXY STATEMENT
SUMMARY TERM SHEET

     The following summary briefly describes the material information in this proxy statement, including the material terms of the proposed merger. This summary does not contain all the information that may be important for you to consider when evaluating the merger. We encourage you to read this proxy statement and the documents we have incorporated by reference before voting. We have included section references to direct you to a more complete description of the topics described in this summary. Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our,” “our company,” “the Company” or “Memry” refer to Memry Corporation and its subsidiaries.

The Special Meeting (page 11)

The special meeting will be held on ___________, 2008, at 10:00 a.m., Eastern Daylight Time, in the cafeteria of our principal executive offices located at 3 Berkshire Boulevard, Bethel, Connecticut 06801.

You will be asked to consider and vote upon (i) the approval and adoption of the Agreement and Plan of Merger, dated as of June 24, 2008 (the “Merger Agreement”), by and among SAES Getters S.p.A., an Italian public company (“SAES Getters” or “Parent”), SAES Devices Corp., an indirect subsidiary of SAES Getters (“Merger Sub”), and Memry, pursuant to which Merger Sub will merge with and into Memry (the “Merger”), (ii) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement if there are insufficient votes at the time of the meeting to approve and adopt the Merger Agreement, and (iii) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum Requirement (page 11)

If you owned shares of our common stock at the close of business on _________, 2008, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on ___________, 2008, there were approximately

___________ shares of our common stock issued and outstanding and entitled to vote. A majority of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required (page 12)

The approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of our shares of common stock outstanding as of the close of business on the record date. Approval of any proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Parties to the Merger (page 14)

Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the Company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

SAES DEVICES CORP.

Merger Sub was organized solely for the purpose of entering into the Merger Agreement and completing the Merger. Merger Sub has not conducted any business operations.

SAES GETTERS S.P.A

SAES Getters is a pioneer in the development of getter technology, and, along with its affiliates (the “SAES Getters Group”), is the world leader in a variety of scientific and industrial applications where stringent vacuum conditions or ultra-pure gases are required.  For over 60 years, SAES Getters’ getter solutions have been supporting innovation in (i) the information display and lamp industries, (ii) technologies spanning from large vacuum power tubes to miniaturized silicon-based micromechanical devices, (iii) sophisticated high vacuum systems and (iv) vacuum thermal insulation.  The SAES Getters Group also holds a leading position in ultra pure gas handling for the semiconductor and other hi-tech markets.  Since 2004, by leveraging its core competencies in special metallurgy and materials science, the SAES Getters Group has expanded its business into advanced materials markets with the introduction of the new optical crystal and shape memory alloy product lines.  The SAES Getters Group, which has a total production capacity distributed among ten manufacturing plants across three continents, maintains a worldwide sales and service network and more than 900 employees to allow it to combine multicultural skills and expertise to form a truly global enterprise.

The Merger (page 14)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub, a wholly-owned subsidiary of Parent, will be merged with and into us. As a result of the Merger, we will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Parent. The Merger Agreement is attached as Annex A to this proxy statement. Please carefully read the entire Merger Agreement.

What Stockholders will Receive in the Merger (page 14)

Each holder of shares of our common stock will be entitled to receive $2.51 in cash, without interest and less any applicable withholding tax, for each share of our common stock held immediately prior to the Merger.

Background of the Merger (page 15)

For a description of the events leading up to the adoption of the Merger Agreement by our board of directors, you should refer to “THE MERGER—Background of the Merger.”

Recommendation of the Board of Directors (page 17)

Our board of directors, by unanimous approval of all members present at a duly called meeting, has (i) determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to, and in the best interests of, Memry and its stockholders, (ii) approved and adopted the Merger Agreement and the other transactions contemplated thereby having determined that such approval and adoption is advisable in accordance with the provisions of Delaware General Corporation Law, (iii) resolved to recommend that the Merger Agreement, the Merger and the other transactions contemplated thereby be submitted to the stockholders for consideration in accordance with the Merger Agreement and (iv) recommended and declared advisable that the stockholders approve the Merger Agreement, the Merger and the other transactions contemplated thereby and directed that such matters be submitted for consideration of the stockholders of Memry at the special meeting. Our board of directors recommends that our stockholders vote “FOR” the approval and adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies.

Opinion of Our Financial Advisor (page 19)

In connection with the Merger, Covington Associates, LLC (“Covington”), our financial advisor, delivered to our board of directors a written opinion to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Covington in connection with the opinion, the Merger consideration of $2.51 per share was fair, from a financial point of view, to Memry’s stockholders.

The full text of the written opinion, dated June 23, 2008, of Covington, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of our common stock are encouraged to carefully read the entire opinion.

Covington provided its opinion to our board of directors to assist our board of directors in its evaluation of the Merger consideration from a financial point of view and Covington’s opinion is not a recommendation to Memry’s stockholders to approve the terms of the Merger Agreement. Covington expresses no opinion as to the merits of the underlying decision by Memry to engage in the Merger, the relative merits of the Merger as compared to any alternative that might be available to Memry or as to how any holder of shares of our common stock should vote with respect to the Merger. See “THE MERGER—Opinion of Our Financial Advisor” beginning on page 19.

Consequences of the Merger (page 36)

At the effective time of the Merger, the Company will cease to be an independently owned public company and will instead be a wholly-owned indirect subsidiary of SAES Getters, an Italian public company. If the Merger is completed, our common stock will be delisted from the American Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC.

Interests of Certain Persons in the Merger (page 26)

In considering the recommendation of our board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. Such interests include (i) severance payments and benefits payable to executive officers upon termination of employment under a qualifying termination of employment pursuant to employment or letter agreements, (ii) the accelerated vesting of equity awards, (iii) rights to continued indemnification and insurance coverage after the Merger for acts or omissions occurring prior to the Merger, and (iv) payments upon closing of the Merger of retention bonuses to certain officers and directors pursuant to retention agreements with the Company.

Financing of the Merger (page 29)

The Buyer’s obligations under the Merger Agreement are not conditioned upon obtaining financing for the acquisition of the Company, and, in the event that SAES Getters is not able to obtain any such financing, it will still be obligated to complete the Merger, assuming all the conditions to its obligations are satisfied.

Regulatory Matters (page 30)

Under the provisions of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which is referred to in this proxy statement as the “HSR Act”), we and SAES Getters may not complete the Merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and SAES Getters have filed pre-Merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on _____________. We and SAES Getters are requesting “early termination” of the waiting period. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances.

We and SAES Getters have made a voluntary notice filing with the Committee on Foreign Investment in the United States (which is referred to in this proxy statement as “CFIUS”) under Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988 and subsequent amendments (which is referred to in this proxy statement as the “Exon-Florio Amendment”). We and SAES Getters have agreed to respond to any inquiries from CFIUS or any other interested governmental authority and use commercially reasonable best efforts to take all steps necessary to secure the approval of CFIUS of the transactions contemplated hereby as promptly as practicable.

Certain Material United States Federal Income Tax Consequences (page 24)

The exchange of the Company’s common stock for cash in the Merger will be a taxable event for U.S. federal income tax purposes. You will generally recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in the Company’s common stock you surrender in the Merger. In addition, if the Merger is completed, you will no longer be able to defer taxation until a later, voluntary sale of your shares. The federal income tax summary set forth below is based upon present law. You should consult your tax advisor with respect to the particular tax consequences to you of the receipt of cash in exchange for your common stock in the Merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable laws. See “THE MERGER — Material U.S. Federal Income Tax Consequences” below.

Accounting Treatment (page 26)

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Appraisal Rights (page 31)

Memry stockholders who do not wish to accept the cash Merger consideration of $2.51 per share of common stock, without interest and less any applicable withholding tax, have the right under Delaware law to exercise appraisal rights and receive payment in cash for the fair value of their shares determined in accordance with Delaware law. The fair value of shares of Memry stock as determined in accordance with Delaware law may be more or less than the per share cash amount to be paid to non-dissenting Memry stockholders in the Merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of approval and adoption of the Merger Agreement and must follow specific procedures. Dissenting Memry stockholders must make a written demand for appraisal prior to the taking of the stockholder vote and must precisely follow the specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement beginning on page 31, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. We encourage all of our stockholders to carefully read these provisions in their entirety.

Important Terms of the Merger Agreement (page 37)

Conditions to the Merger (page 44)

Our and Parent’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

  our stockholders must have approved and adopted the Merger Agreement;

  the absence of any legal prohibition against the Merger;

  the applicable waiting period under the HSR Act must have expired or been terminated; and

  the obtaining all consents, approvals and authorizations of any governmental body required to consummate the Merger.

There are other conditions that are necessary to effect the Merger. Please see PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT—Conditions to the Merger for more detailed list and discussion. At any time before the Merger, to the extent permitted by law, either we or Parent may waive compliance with any of the conditions contained in the Merger Agreement.

Termination of the Merger Agreement (page 45)

We and Parent may terminate the Merger Agreement by mutual written consent at any time without completing the Merger.

The Merger Agreement may also be terminated prior to the effective time of the Merger by us or by Parent by written notice to the other if:

  the Merger is not completed by December 24, 2008 (unless the failure to complete the Merger is primarily attributable to a failure on the part of a party seeking to terminate the agreement to fulfill its obligations under the Merger Agreement);

  any governmental authority of competent jurisdiction has enacted a law or issued a nonappealable final order, decree or ruling that makes consummation of the Merger illegal; or

  our stockholders do not adopt the Merger Agreement and the Merger.

In addition, the Merger Agreement may be terminated by us if:

  Parent or Merger Sub breaches or fails to perform any representation, warranty, covenant or agreement contained in the Merger Agreement and the breach is not cured within 30 days after notice of the breach or failure to perform is given to Parent;

  our board of directors withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub its recommendation that our stockholders approve and adopt the Merger Agreement, (ii) our board of directors approves or recommends a superior proposal, and/or (iii) we enter into a superior proposal, provided, however, that Parent has 5 business days upon receipt of notice to make at least as favorable an offer as the superior proposal and we pay the termination fee; or

  if Parent does not effect the closing within 5 business days after notice by us to Parent that the conditions to Closing are satisfied.

Finally, the Merger Agreement may be terminated by Parent if:

  we breach or fail to perform any representation, warranty, covenant or agreement contained in the Merger Agreement and the breach is not cured within 30 days after notice of the breach or failure to perform is given to us;

  our board of directors withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub its recommendation that our stockholders approve and adopt the Merger Agreement, (ii) our board of directors approves or recommends superior proposal, and/or (iii) we enter into a superior proposal; or

  there shall have occurred any fact, event, change, development or effect which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on us.

Termination Fee (page 46)

We have agreed to pay Parent a $3.5 million termination fee in cash and to reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by Parent and Merger Sub in connection with the Merger Agreement and the transactions contemplated thereby up to $1,500,000 in the aggregate, if the Merger Agreement is terminated:

  by us or Parent because we enter into a superior proposal;

  by us or Parent if our board of directors:
  withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub its recommendation that our stockholders approve and adopt the Merger Agreement; or

  approves or recommends a superior proposal.
  by us or Parent because our stockholders do not approve and adopt the Merger Agreement;

  the Merger Agreement is terminated by us or Parent because our stockholders do not approve and adopt the Merger Agreement and (i) after June 24, 2008, but prior to such termination an alternative acquisition proposal was publicly disclosed or proposed and not publicly withdrawn, and (ii) within 12 months of the termination of the Merger Agreement we enter into a definitive agreement for such alternative acquisition proposal; provided, that for purposes of this obligation to pay the termination fee, each reference to 15%, respectively, in the definition of “alternative acquisition proposal” below is be deemed to be 50%; or

  the Merger Agreement is terminated by Parent because we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the Merger being satisfied and which, if curable, is not cured within 30 days after notice of the breach or failure to perform is given to us and within 12 months of the termination of the Merger Agreement we enter into a definitive agreement for an alternative acquisition proposal with a person who proposed such alternative acquisition proposal that was existing at the time of termination and such alternative acquisition proposal shall have been consummated; provided, that for purposes of this obligation to pay the termination fee, each reference to 15%, respectively, in the definition of “alternative acquisition proposal” above is be deemed to be 50%.

In addition to the obligation to pay the termination fee above, in the following circumstances we are required to reimburse Parent for reasonable out of pocket fees and expenses not to exceed $1,500,000:

  the Merger Agreement is terminated by Parent because we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the Merger being satisfied and which, if curable, is not cured within 30 days after notice of the breach or failure to perform is given to us (regardless of whether we are required to pay the termination fee);

  the Merger Agreement is terminated by us or Parent because we entered into a superior proposal; or

  the Merger Agreement is terminated by Parent or us because our stockholders do not approve and adopt the Merger Agreement.

Non-Solicitation (page 42)

The Merger Agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving Memry. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for a superior proposal, terminate the Merger Agreement and enter into an agreement with respect to a superior proposal, subject to compliance with the terms of the Merger Agreement, including, in certain circumstances, the payment of a termination fee of $3.5 million to Parent.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL
MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers do not address all questions that may be important to you as a Memry Corporation stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. References in this proxy statement to “Memry,” the “Company,” “we,” “our” and “us” mean, unless the context indicates otherwise, Memry Corporation.

Q: What will happen in the Merger?

A: SAES Devices Corp. (“Merger Sub”), an indirect subsidiary of SAES Getters S.p.A. (“SAES Getters” or the “Parent”), will be merged with and into the Company, and the Company will be the surviving corporation. Parent and Merger Sub are referred to collectively in this proxy statement as the “Buyer”.

After the Merger, the Company will become a privately held company owned indirectly by the Parent. Accordingly, after the Merger, you will no longer have an equity interest in Memry and will not participate in any potential future earnings or growth of Memry.

Q: What will be the effect of the Merger?

A: You will receive $2.51 in cash in exchange for each share of common stock owned by you at the effective time of the Merger, unless you are a dissenting stockholder and you perfect your appraisal rights under Delaware law.

Upon the consummation of the Merger, all outstanding options to acquire our common stock will become fully vested and immediately exercisable and all such options not exercised prior to the Merger will be canceled and converted into a right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which $2.51 exceeds the option exercise price, without interest and less any applicable withholding taxes. As of the completion of the Merger, each outstanding option to acquire our common stock with an exercise price equal to or greater than $2.51 per share will be cancelled as of such date.  Holders of such options will not receive consideration for such cancellation.

Upon the consummation of the Merger, all outstanding warrants to acquire our common stock will become immediately exercisable and all such warrants not exercised prior to the Merger will be canceled and converted into a right to receive a cash payment equal to the number of shares of our common stock into which the warrants are convertible multiplied by the amount (if any) by which $2.51 exceeds the warrant exercise price, without interest and less any applicable withholding taxes.

Q: When and where is the special meeting of stockholders of Memry Corporation?

A: The special meeting of stockholders will take place on [day of week], [date], at our offices, 3 Berkshire Boulevard, Bethel, Connecticut 06801.

Q: What vote of our stockholders is required to approve and adopt the Merger Agreement?

A: For us to complete the Merger, stockholders holding a majority of our shares of common stock outstanding at the close of business on _____________, the record date, must vote “FOR” the proposal to approve and adopt the Merger Agreement. Because the vote is based on the number of shares of common stock outstanding rather than the number of votes cast, failure to vote your shares and broker non-votes will have the same effect as voting “AGAINST” the Merger Agreement. At the close of business on the record date, _____________shares of common stock were outstanding.

Certain of our existing officers and directors, or affiliates of our officers and directors, have each executed a voting agreement with the Parent pursuant to which they have agreed to vote 6,126,630 shares owned by them in the aggregate (constituting approximately 20.5% of the fully diluted shares of our common stock on the date we signed the Merger Agreement) in favor of the approval and adoption of the Merger Agreement at the special meeting.

The existing stockholders who are parties to the voting agreement are: New England Partners Capital, L.P.; WIT Ventures, LTD., Dominion Financial Group International LDC; Dominion Capital Management; Krusen-Vogt & Co.; Compagnie Financiere Aval S.A.; Emerge Capital; Samisa Investment Corp., James Dandeneau, Robert Belcher, Dean Tulumaris, Richard Sowerby, and Marcy Macdonald.

Q: What is the required vote for the other matters at the special meeting?

A: The approval of a proposal to adjourn or postpone the special meeting, or in the event other items are properly brought before the special meeting, requires that holders of more of our shares vote in favor of the proposal to adjourn or postpone the special meeting than vote against the proposal. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Q: Who can attend and vote at the special meeting?

A: All stockholders of record as of the close of business on _______________, 2008, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee ( i.e., in “street name”), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, bank or other nominee that holds their common stock.

Q: How does our board of directors recommend that I vote?

A: Our board of directors recommends that our stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement and “FOR” any proposal to adjourn or postpone the special meeting to a later date, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the Merger Agreement.

Q: Why is our board of directors recommending that I vote “FOR” the proposal to approve and adopt the Merger Agreement?

A: After careful consideration, our board of directors adopted and declared fair and advisable the Merger Agreement and the Merger and related transactions, and determined that the Merger is in the best interests of the Company and our stockholders. In reaching its decision to adopt the Merger Agreement and to recommend the approval and adoption of the Merger Agreement by our stockholders, the board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions contemplated by the Merger Agreement. Our board of directors also considered each of the items set forth on pages 17 through 19 under “THE MERGER—Reasons for the Merger; Recommendation of the Board of Directors.”

Q: What rights do I have to seek appraisal for my shares?

A: If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described in the section of this proxy statement entitled “THE MERGER—Appraisal Rights” beginning on page 31 and in Annex C of this proxy statement. Depending upon the determination of the Delaware Court of Chancery, the appraised fair value of your Memry Corporation common stock, which will be paid to you if you seek an appraisal and comply with all requirements of Delaware law, may be more than, less than or equal to the per share consideration to be paid pursuant to the Merger.

Merely voting against the adoption of the Merger Agreement will not preserve your appraisal rights under Delaware law. In order to validly exercise and perfect appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (“DGCL”), among other things, you must not vote for the adoption of the Merger Agreement and you must deliver to us written demand for appraisal in compliance with Delaware law prior to the vote on the Merger Agreement at the special meeting. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

Q: How do I cast my vote?

A: If you were a holder of record at the close of business on _____________, 2008, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the Merger Agreement and “FOR” a proposal to adjourn or postpone the special meeting for purposes of soliciting additional proxies.

Q: How do I cast my vote if my shares are held in “street name” by my broker, bank or other nominee?

A: If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee. If you do not provide your broker, banker or other nominee with instructions on how to vote your shares, it will not be permitted to vote your shares on the motion to approve and adopt the Merger Agreement, and this will have the same effect as voting “AGAINST” the approval and adoption of the Merger Agreement. Broker non-votes will have no effect on the other proposals. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q: What will happen if I abstain from voting or fail to vote?

A: If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” approval and adoption of the Merger Agreement.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Q: Is the Merger expected to be taxable to me?

A: Yes, if you are a United States holder. The receipt of $2.51 in cash for each share of common stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a United States holder generally will recognize gain or loss as a result of the Merger measured by the difference, if any, between $2.51 per share and such holder’s adjusted tax basis in that share. However, subject to certain exceptions, a non-U.S. holder will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the Merger.

You should read “THE MERGER—Certain Material United States Federal Income Tax Consequences” beginning on page 24 for a more complete discussion of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the Merger to you.

Q: If I am a holder of certificated shares of Memry common stock, should I send in my stock certificates now?

A: NO. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. Promptly after the Merger is completed, holders of record as of the time of the Merger will be sent written instructions for exchanging their share certificates for the Merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send certificates with your proxy card.

If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to surrender your “street name” shares in exchange for the Merger consideration.

Q: Is the Merger contingent upon Merger Sub or Parent obtaining financing?

A: No. The consummation of the Merger is not contingent upon Merger Sub or Parent obtaining financing. See “THE MERGER—Financing of the Merger.”

Q: When do you expect the Merger to be completed?

A: We are working to complete the Merger as quickly as possible. We cannot, however, predict the exact timing of the Merger. In order to complete the Merger, we must obtain stockholder approval, and the other closing conditions under the Merger Agreement must be satisfied or waived. See “PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 44.

Q: Who can help answer my questions?

A: If you have any questions about the Merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

               MEMRY CORPORATION
               3 Berkshire Boulevard
               Bethel, Connecticut 06801
               Attention: Corporate Secretary
               Telephone: 203-739-1100

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements (as that term is defined under Section 21E of Exchange Act) based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Regulatory Matters,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

  the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

  the outcome of any legal proceedings that have been or may be instituted against Memry and others relating or unrelated to the Merger Agreement;

  the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

  the failure of the Merger to close for any other reason;

  risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

  the effect of the announcement of the Merger on business relationships, including relationships with customers, operating results and business generally;

  the amount of the costs, fees, expenses and charges related to the Merger;

  adverse developments in general business, economic, regulatory and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

  our failure to comply with regulations and any changes in regulations;

  the loss of any of our senior management; and

  other risks detailed in our current filings with the Securities and Exchange Commission, or the SEC, including our most recent filings on Forms 10-Q and 10-K.

See “ADDITIONAL INFORMATION—Where You Can Find More Information” beginning on page 51. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements.

THE SPECIAL MEETING We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting on [day of week], [date], at 10:00 a.m., Connecticut time, at our offices, 3 Berkshire Boulevard, Bethel, Connecticut 06801.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock to consider and vote on the following proposals:

  The proposal to approve and adopt the Merger Agreement (see “PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT” beginning on page 37);

  Any proposal to adjourn or postpone the special meeting to a later date if necessary or appropriate, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval and adoption of the Merger Agreement (see “PROPOSAL
  2—ADJOURNMENT OF THE SPECIAL MEETING” beginning on page 47); and

  Any other proposal that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the meeting.

Recommendation of Our Board of Directors

Our board of directors recommends that our stockholders vote “FOR” the proposal to approve and adopt the Merger Agreement and “FOR” any proposal to adjourn or postpone the special meeting.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of shares of our common stock at the close of business on ___________, 2008, the record date, are entitled to notice of and to vote at the special meeting. On the record date, __________ shares of our common stock were issued and outstanding and held by ____ holders of record. Holders of record of shares of our common stock on the record date are entitled to one vote per share of common stock at the special meeting on each proposal. Our stockholders’ list will be available for inspection by any stockholder entitled to vote at the special meeting at our executive offices beginning no later than ten days before and continuing through the special meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of our shares of our common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum for the transaction of all business. Generally, broker non-votes occur when common stock held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a particular proposal because (1) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (2) the broker, bank or other nominee lacks discretionary voting power to vote such shares. Brokers, banks and other nominees only have discretionary voting power with respect to the proposal to adjourn or postpone the special meeting for purposes of soliciting additional proxies.

Vote Required

Approval and Adoption of the Merger Agreement

The approval of the proposal to approve and adopt the Merger Agreement by our stockholders requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting as of the record date, either in person or by proxy. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and broker non-votes will have the same effect as voting “AGAINST” approval and adoption of the Merger Agreement.

Other Proposals

The approval of a proposal to adjourn or postpone the special meeting or of any other items properly brought before the special meeting requires that holders of more of our common stock vote in favor of the proposal to adjourn or postpone the special meeting than vote against the proposal. Abstentions and broker non-votes will have no effect on the outcome of such proposal.

Voting Agreement

Certain of our officers and directors, or affiliates of our officers and directors, have entered into a voting agreement with Parent whereby they have agreed to vote their shares in favor of the transaction. See “THE MERGER—Voting Agreement.”

Voting Procedures

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your common stock is held in “street name” by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the common stock authorizing you to vote at the special meeting.

Electronic Voting

Our holders of record and any stockholders who hold their shares of common stock through a broker, bank or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for using the telephone depending on whether your common stock is registered in our records in your name or in the name of a broker, bank or other nominee. Some brokers, banks or other nominees may also allow voting through the Internet. If you hold your common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available.

Read and follow the instructions on your proxy or voting instruction card carefully.

Adjournments; Other Business

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment requires that holders of more of our shares vote in favor of adjournment than vote against adjournment, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. No proxy voted against the Merger proposal will be voted in favor of any adjournment unless it is specifically marked “FOR” a proposal presented by our management to adjourn or postpone the special meeting. We do not currently intend to seek an adjournment of the special meeting.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

We will bear the expense of soliciting proxies for the special meeting. We have retained Morrow & Co., LLC, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $5,000 plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the Merger Agreement and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full as Annex C to this proxy statement. It is a condition to Parent’s obligation to close the Merger that no more than 3% of our outstanding shares of common stock exercise and perfect their appraisal rights. See “THE MERGER—Appraisal Rights.”

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

              MEMRY CORPORATION
              3 Berkshire Boulevard
              Bethel, Connecticut 06801
              Telephone: 203-739-1100
              Attention: Corporate Secretary

THE MERGER

Purpose and Structure of the Merger

The principal purpose of the Merger is to provide you with the opportunity to receive a cash price for your shares of common stock at a substantial premium over the market price at which our stock traded before announcement of the Merger Agreement, at the same time both maximizing stockholder value and providing liquidity to our larger stockholders.

The transaction has been structured as a Merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation. If the transaction is completed, you will be entitled to receive $2.51 in cash, without interest, in exchange for each of the shares of common stock that you own at the effective time of the Merger. The aggregate consideration to be paid in the Merger for all of the outstanding shares of common stock is approximately $77,721,014.19.

The Participants

MEMRY CORPORATION

Memry Corporation is a Delaware corporation that was incorporated in 1981. Memry’s product lines consist of shape memory alloys (“SMAs”) and specialty polymer-extrusion products. The Company provides products primarily to the medical device industry using the Company’s proprietary shape memory alloy and polymer-extrusion technologies. Medical device products utilizing these technologies include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies, orthopedic instruments, urological devices and similar products. The Company also produces a limited number of products for the commercial and industrial market. In addition, the Company provides engineering services to assist customers in the development of products based on the properties of shape memory alloys and extruded polymers. During the quarter ended December 31, 2005, the Company began managing its business as two business segments: (i) Nitinol Products Segment, and (ii) Polymer Products Segment. Prior to that time, the Company had operated as one business segment. All years reflect the results based on these two business segments.

The principal offices of Memry Corporation are located at 3 Berkshire Boulevard, Bethel, Connecticut 06801, and our telephone number is 203-739-1100. Our common stock is listed on the American Stock Exchange under the symbol : “MRY.”

SAES DEVICES CORP.

Merger Sub is a Delaware corporation and a wholly-owned indirect subsidiary of SAES Getters.  Merger Sub was organized solely for the purpose of entering into the Merger Agreement and completing the Merger.  Merger Sub has not conducted any business operations.

SAES GETTERS, S.P.A.

SAES Getters, an Italian corporation, is a pioneer in the development of getter technology, and, along with its affiliates (the “SAES Getters Group”), is the world leader in a variety of scientific and industrial applications where stringent vacuum conditions or ultra-pure gases are required.  For over 60 years, SAES Getters’ getter solutions have been supporting innovation in (i) the information display and lamp industries, (ii) technologies spanning from large vacuum power tubes to miniaturized silicon-based micromechanical devices, (iii) sophisticated high vacuum systems and (iv) vacuum thermal insulation.  The SAES Getters Group also holds a leading position in ultra pure gas handling for the semiconductor and other hi-tech markets.  Since 2004, by leveraging its core competencies in special metallurgy and materials science, the SAES Getters Group has expanded its business into advanced materials markets with the introduction of the new optical crystal and shape memory alloy product lines.  The SAES Getters Group, which has a total production capacity distributed among ten manufacturing plants across three continents, maintains a worldwide sales and service network and more than 900 employees to allow it to combine multicultural skills and expertise to form a truly global enterprise.  SAES Getters is headquartered in the Milan area and has been listed on the Italian Stock Exchange Market, STAR segment, since 1986.

Background of the Merger

Our board of directors has continuously engaged, with senior management and outside advisors, in evaluations and strategic reviews, and has considered ways to enhance our performance and prospects and stockholder value in light of competitive and other relevant developments. These evaluations and reviews have, from time to time, also included periodic consideration of, and discussions concerning, various strategic alternatives that would further our strategic objectives, including, without limitation, potential acquisitions, divestitures and business combinations, and the potential benefits and risks of those strategic alternatives.

Since the mid 1990’s, Memry has followed a strategy of growth through expanding our core capabilities and also pursuing selected business development opportunities. Until 1996, the majority of the Company’s revenues were derived from sales in the industrial segment. While there were some interesting growth opportunities on the industrial side, the most exciting potential for shape memory alloys seemed to lie in the medical field.

In 1996, Memry purchased the shape memory alloy business from Raychem Corporation. This purchase was followed by the acquisition of Advanced Materials and Technologies N.V. in Belgium in 1998 (since resold) and Wire Solutions, Inc. in 1999. These acquisitions dramatically changed the Company’s approach from industrial applications to the exciting and higher margin opportunities in medical devices. The unique properties of nitinol (the Company’s primary shape memory alloy) of superelasticity and thermal shape memory make them ideal for many of the demanding applications in medical devices, particularly in the rapidly growing segment of minimally invasive surgery. In addition to acquisitions, Memry focused on improving its operating efficiency and adding additional manufacturing capabilities, particularly in secondary operations, to our core competencies.

These steps enabled the Company to grow its revenues from $3.6 million in 1996 to approximately $34 million in fiscal year 2003. In November of 2004, Memry diversified its technology and material capabilities by purchasing Putnam Plastics, a leader in extruding difficult and complex polymer catheters. By the end of fiscal year 2008, Memry’s revenue has grown to over $55 million.

Despite this progress, management has grown concerned over the past several years that there were several material impediments that were making it increasingly difficult to increase stockholder value. The majority of the issues relate to the fact that Memry is a small publicly traded company competing in a regulatory environment that is becoming increasing hostile to smaller public companies. Over the last several years the cost of being public has grown rapidly, both in absolute dollars for all public firms, and particularly for small firms, as a percentage of revenues. The costs of complying with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) have increased the accounting, legal, and related compliance costs dramatically, and those costs are forecast to continue to increase over the next several years. In addition, the competitive environment continues to become more challenging, with both small and large competitors exerting pressure on prices and margins. Finally, we are finding it increasingly difficult to find small, technically strong companies that we could acquire, partly because many of them did not want to become part of a small public company themselves. In addition, since the price our shares publicly traded did not reflect the true value of the Company, we were unable to utilize our shares as “currency” for potential acquisitions and we found ourselves being outbid by other firms, particularly private equity buyers.

Based in part upon the foregoing, on or about September 20, 2007, we decided to undertake a strategic evaluation and review. In connection with that process, we interviewed several outside professional advisors and determined to enlist the assistance of Covington as our investment banker. Although a sale of Memry was only one alternative, our decision to engage Covington was, in part, based on our desire to work with an advisor that had assisted other companies through a sale process.

At a regularly-scheduled board of directors meeting held on September 20, 2007, we examined and discussed the strengths and weaknesses of our position in the marketplace, various alternative strategies for continuing to increase stockholder value and the possible range of outcomes for various strategies. Among the options examined at the meeting, we scrutinized various stand-alone scenarios, a merger of equals and a sale of the Company. We decided that we should further investigate a sale of Memry. As a result, with the help of our outside advisors, we prepared materials that would be used to describe us to potential acquirors, and established an electronic data room to permit potential acquirors to view certain of our documents and records.

On or about October 1, 2007, we began the process of soliciting indications of interest from potential buyers for the purchase of Memry. Throughout the process approximately eighty-four (84) potential buyers were contacted. Of those contacted, thirty-three (33) entered into non-disclosure agreements with us and received the information memorandum we had prepared. By February 4, 2008, six (6) financial and two (2) strategic potential buyers had submitted preliminary indications of interest. Although underlying terms were not necessarily similar, the valuations of Memry submitted with these indications of interest ranged from $45 million to $90 million. At a telephonic meeting on February 5, 2008, the board of directors reviewed the eight (8) indications of interest we had received. After extensive discussion and deliberation by the board of directors at that meeting, it was determined that we would continue the process and proceed to a second phase with five (5) potential buyers. Of the five (5) potential buyers, four (4) were financial buyers and one (1) was a strategic buyer.

Subsequent to the February 5, 2008 meeting of the board of directors, Memry received an indication of interest from SAES Getters on February 13, 2008. Based on the terms of the indication of interest from SAES Getters, the board of directors determined that SAES Getters should be allowed to proceed to the second phase of the process. The six (6) remaining potential buyers, including SAES Getters, were granted access to the electronic data room and allowed to attend individual presentations by Memry management held between February 28, 2008 and March 11, 2008. We instructed the potential buyers to submit revised indications of interest by April 14, 2008 and we informed them that, after reviewing the revised indications of interest, we intended to commence negotiations with the leading bidders for the sale of Memry.

By April 14, 2008, five (5) of the six (6) potential buyers had submitted further indications of interest, with purchase prices ranging from a high of $2.45 per share to a low of $2.00 per share. On April 16,

2008, the board of directors reviewed these bids and determined that two of the bidders, one financial buyer and one strategic buyer, should be invited to continue their due diligence review, including onsite visits at our offices. These two bidders were asked to submit a mark-up of our proposed definitive merger agreement along with their revised bids no later than May 23, 2008.

We received best and final bids on May 29, 2008. The strategic bidder, SAES Getters, bid $2.33 per share and the financial bidder bid $2.35 per share. The board of directors met on May 30, 2008 to evaluate and discuss the merits of, and concerns with, each of the final bids. The board of directors determined that in addition to its higher bid, the financial bidder was further along in the due diligence process and its bid had fewer conditions to closing a transaction. In addition, we determined that the financial bidder’s proposed changes to the draft merger agreement were generally in line with our positions. It was our determination and belief that there was greater certainty that we would be able finalize the transaction with the financial bidder. As a result, we informed the financial bidder that it had been selected and SAES Getters that it had not been selected. We determined that following the financial bidder’s completion of its final material open due diligence item, contacting representatives of our key customers, we would enter into a fifteen (15) day no-shop agreement to allow us and the financial buyer to negotiate the terms of a definitive merger agreement. This information was communicated to the financial bidder on May 30, 2008 and to SAES Getters on May 31, 2008.

On June 5, 2008, before the financial bidder had completed its customer calls and before any no-shop agreement had been entered into, SAES Getters contacted us with a revised bid, which included an increase in purchase price per share from $2.33 to $2.51 and the removal of a number of material conditions to closing. This development was communicated to the financial bidder on the same day with the caveat that unless the financial bidder increased its per share bid, that Memry would pursue the revised SAES Getters’ bid.

On June 6, 2008, the financial bidder responded and informed us that it was not going to revise its bid. A telephonic meeting of the board of directors was convened on June 6, 2008 to discuss SAES Getters’

revised offer and the financial bidder’s position. After evaluating the board of directors’ responsibilities and duties, the revised offer and the financial bidder’s stance, we determined that the SAES Getters’ bid was now superior and that negotiations to reach a definitive agreement should proceed with SAES Getters. A fifteen day no-shop agreement was entered into by Memry and SAES Getters on June 10, 2008.

From that date until the signing of the Merger Agreement on June 24, 2008, we negotiated the final terms of the definitive agreement, its exhibits, the schedules thereto and other ancillary agreements. On Monday, June 23, 2008, the board of directors held a special telephonic board meeting to review the status of the negotiations of the Merger Agreement and related documents and determine if we would enter into a definitive agreement for the sale of Memry to SAES Getters. Following presentations by outside legal counsel and our investment banker (with respect to its fairness opinion, which opinion was delivered in writing to us), we discussed and evaluated the matter and then unanimously approved the Merger Agreement and the transactions contemplated thereby, subject to the approval of Memry’s stockholders. The Merger Agreement was executed and delivered on Tuesday, June 24, 2008.

Reasons for the Merger; Recommendation of the Board of Directors

In the course of reaching its decision to approve the Merger Agreement and the Merger, our board of directors consulted with our management and our financial and legal advisors and considered a number of factors, including the following:

  the $2.51 per share to be paid in cash at closing to our stockholders as the consideration in the Merger which represents a 73% premium over $1.45, the closing price of our common stock on June 23, 2008, the trading day prior to the public announcement of the Merger, and a 72% premium over $1.46, the average of the closing prices of our common stock for the four weeks prior to announcement of the Merger;

  the historical market prices of our common stock, including the fact that the $2.51 per share Merger consideration represented a price 253% higher than our lowest closing stock price at any time during the one year prior to the announcement of the Merger;

  the value of the consideration to be received by our stockholders pursuant to the Merger Agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

  the process undertaken to solicit several offers to acquire our company and the results of this process;

  market prices and financial data related to companies engaged in businesses similar to our business and prices and premiums paid in recent acquisitions of other similar companies;

  the financial presentation of Covington, as well as its oral opinion, later confirmed in writing, which written opinion is attached as Annex B to this proxy statement, to the effect that, as of June 23, 2008 and subject to the various assumptions and limitations set forth in such opinion, the consideration to be received by the holders of our common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders;

  current financial market conditions, historical market prices and the volatility of the price of our common stock, including the possibility that there may be a decline in the stock market in general, which might result in the decrease of our stock price;

  historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position, current industry and economic conditions;

  that SAES Getters’ obligation to consummate the Merger is not subject to any financing contingencies;

  the financial condition of SAES Getters, and the ability of SAES Getters to complete the Merger in a timely manner;

  that, although there can be no assurances, our board of directors concluded after consulting with management, that antitrust approvals for the Merger are reasonably likely to be obtained;

  the fact that the Merger Agreement provides the opportunity for our stockholders who believe that the terms of the Merger are not fair to pursue dissenter and appraisal rights in respect of the Merger under the Delaware General Corporation Law;

  the limited number and nature of the conditions to closing set forth in the Merger Agreement and the lack of conditions set forth in the Equity Commitment Letter described under “THE MERGER – Equity Commitment Letter”;

  our prospects if we were to remain an independent public company;

  the fact that the provisions of the Merger Agreement were determined through arms’ length negotiations between us and our counsel and our investment banker, on the one hand, and SAES Getters and its counsel, on the other hand;

  the ability of our board of directors, under certain circumstances, to furnish information to and engage in negotiations with third parties and, upon the payment to SAES Getters of a termination fee of $3.5 million, plus the reimbursement of up to $1.5 million in expenses to terminate the Merger Agreement to enter into a definitive agreement providing for superior benefits to our stockholders;

  that we could seek, without limitation, breach of contract damages, resulting from SAES Getters’ wrongful failure to consummate the Merger transaction (specifically including the loss to our stockholders of not receiving their premium); and

  that the transaction will be subject to the approval of our stockholders and that our directors and named executive officers do not own collectively sufficient shares to control the outcome of the stockholder vote;

  that, at the time the Merger Agreement was executed, SAES Getters had indicated that it desired to enter into employment agreements with Messrs. Tulumaris and Sowerby and Ms. Macdonald, and consulting agreements with Messrs. Belcher and Dandeneau, but had not entered into substantive discussions with any of such executive officers and directors as to the terms of their employment or consultancy; and

  that management never indicated to the board a preference for any competing bidder.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement, including;

  the risk that the Merger would not be completed, even if our stockholders were to approve the Merger Agreement;

  the risk that if the Merger were not completed, our business, including our relationships with significant customers and other key parties, our ability to attract and retain key management personnel and our overall competitive position could be materially adversely affected;

  the risk that the termination fee required by the terms of the Merger Agreement to be paid by us in certain circumstances would cause other potential purchasers not to submit bids to acquire us;

  that following the Merger we will no longer exist as an independent, stand-alone company and our stockholders will no longer participate in our growth or in any synergies resulting from the Merger;

  the possibility that, although the Merger provides our stockholders the opportunity to realize a premium over the price at which our common stock traded prior to pubic announcement of the Merger, the price of our common stock might have increased in the future to a price greater than $2.51 per share;

  that certain of our directors and executive officers may have conflicts of interest in connection with the Merger, as they may receive benefits that may be different from, and in addition to, those of our other stockholders, as described below under the caption “THE MERGER--Interests of Certain Persons in the Merger;” and

  that gains from the Merger would be taxable to our stockholders for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board of directors reached the conclusion to approve the Merger Agreement and the Merger in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the Merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors. Rather, our board of directors made its recommendation based on the totality of information presented to the board of directors and the results of the investigation conducted by it. In considering the factors discussed above, the individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and financial advisor, our board of directors unanimously determined that the Merger Agreement was fair to, advisable and in the best interests of our stockholders. Accordingly, our board of directors has unanimously approved the Merger Agreement and the Merger. Our board of directors recommends that our stockholders vote “FOR” approval of the Merger Agreement.

Opinion of Our Financial Advisor

On October 1, 2007, Memry retained Covington as its exclusive financial advisor in connection with the Company’s efforts to explore various strategic alternatives to enhance the value of the Company’s outstanding shares of common stock. On June 23, 2008, at a meeting of the Company’s board of directors, Covington delivered to the Company’s board of directors its written opinion that the consideration to be paid to the holders of the Company’s common stock was fair, from a financial point of view, based upon and subject to the considerations set forth in the opinion (the “Opinion”).

No limitations were imposed by our board of directors on Covington with respect to the investigations made or procedures followed by it in furnishing its Opinion. The cash consideration to be paid to the holders of the Company’s common stock in connection with the proposed merger of the Company and a wholly-owned subsidiary of SAES Getters was determined through negotiations between the management of each of the Company and SAES Getters.

The full text of the Opinion is attached hereto as Annex B. The Opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Covington in rendering its opinion. We encourage you to read the Opinion in its entirety. The Opinion was prepared for the benefit and use of the Company’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of the shares of the Company’s common stock pursuant to the Merger Agreement as of the date of the Opinion.

In connection with rendering its Opinion, Covington, among other things:

  reviewed certain publicly available financial statements and other business and financial information of the Company;

  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company’s management;

  reviewed certain financial forecasts and other forward looking financial information prepared by the Company’s management;

  held discussions with the Company’s management concerning the business, past and current operations, financial condition and prospects of the Company;

  visited certain facilities and business offices of the Company;

  reviewed the reported prices and trading activity for the Company’s common stock;

  compared the financial performance of the Company and the reported prices and trading activity of the shares of the Company’s common stock with those of certain other comparable publicly-traded companies and their securities;

  compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that Covington deemed relevant and appropriate;

  participated in discussions and negotiations among representatives of the Company and SAES Getters and their financial and legal advisors;

  considered the equity premiums paid, to the extent publicly available, in other transactions that Covington deemed relevant;

  prepared a discounted cash flow analysis for the Company;

  prepared a leveraged buyout analysis;

  reviewed the Merger Agreement and certain related documents; and

  made such other studies and inquiries, performed such other analyses and considered such other matters as Covington deemed relevant and appropriate, including the assessment of general economic, market and monetary conditions.

In its review and analysis, and in arriving at its Opinion, Covington assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by the Company (including information furnished to it orally or otherwise discussed with it by the management of the Company). Covington also assumed and relied upon the accuracy and completeness of all publicly available information incorporated into its analyses.

Covington did not verify and did not assume responsibility for verifying any of the information provided to it by the Company or any of the publicly available information utilized by Covington. Covington relied on the assurances of the members of management of the Company that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Covington did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation, physical inspection or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor was Covington furnished with any such evaluation or appraisal. Additionally, as Covington is not a legal, tax or regulatory advisor, Covington relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors concerning such issues.

With respect to the forecasted financial performance and projections of the Company and the assumptions and bases underlying this information that Covington reviewed, Covington assumed that such forecasts and projections:

  had been prepared reasonably and in good faith on the basis of reasonable assumptions; and

  reflected the best available estimates and judgments as to the future financial condition and performance of the Company; and

  will be realized in the amounts and in the time periods estimated.

In rendering its Opinion, Covington expressed no view as to the reasonableness of the Company’s forecasts and projections or the assumptions upon which they were based.

Additionally, Covington assumed that:

  the Merger will be consummated in accordance with the terms of the Merger Agreement without material changes to, or alterations of, those terms; and

  the historical financial statements of the Company reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

Covington’s Opinion was necessarily based upon financial, market, economic and other conditions as in effect on, and information made available to Covington as of, the date of its Opinion. Events occurring after June 23, 2008 may affect Covington’s Opinion and the assumptions used in preparing it, and Covington has made no undertaking and has no obligation to update, revise or reaffirm its Opinion.

The following is a summary of the material financial analyses performed by Covington in connection with rendering its Opinion. This summary is not a complete description of all of the analyses performed by Covington. Portions of the information in this section are presented in tabular form. To better understand the financial analyses performed by Covington, the information in the tables must be read together with the text of each summary.

The conclusions reached by Covington are based on Covington’s experience and judgment after considering all of its reviews and analyses and the results thereof taken as a whole. These conclusions may involve significant elements of subjective judgment and qualitative analysis. In performing its analyses, Covington considered general economic, market and financial conditions and other matters, many of which are beyond the control of the Company.

Comparable Companies Analysis

Using publicly-available information, Covington performed a comparable company analysis in an attempt to provide an implied value of the Company by comparing it to similar companies. Covington analyzed certain financial, trading and valuation statistics for certain publicly-traded companies that were deemed by Covington to have business and operating profiles and characteristics similar to those of the Company. Covington analyzed aggregate net debt and equity values (“Enterprise Value”) as a multiple of adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA” as disclosed by the Company) for the most recent twelve months (“LTM”), for calendar year 2008 estimates (“CY 2008E”), and for calendar year 2009 estimates (“CY 2009E”). Covington also analyzed equity values as a multiple of adjusted earnings per share for the most recent twelve months (“LTM”), for calendar year 2008 estimates (“CY 2008E”), and for calendar year 2009 estimates (“CY 2009E”). Comparable companies included Flextronics International Ltd., Greatbatch, Inc., Jabil Circuit Inc., Johnson Matthey plc, Symmetry Medical, Inc., Synovis Life Technologies Inc., Teleflex Inc., and West Pharmaceutical Services Inc. Covington then derived potential values for the Company by applying representative financial multiples for these comparable companies to the historical results and the projections provided by the Company’s management.

The table below summarizes the range of the multiples described above as derived by Covington, as well as the implied value for a share of the Company’s common stock.

	Enterprise Value as a Multiple			Equity Value as a Multiple of Adjusted
	of Adjusted EBITDA			Earnings per Share
	LTM	CY 2008E	CY 2009E	LTM	CY 2008E	CY 2009E
Multiple	10.4-11.6x	8.2-9.1x	7.5-8.3x	22.1-24.4x	15.7-17.4x	11.2-12.4x
Implied Value per Share	$2.32-$2.56	$2.33-$2.58	$2.57-$2.84	$1.38-$1.53	$1.52-$1.68	$1.51-$1.66

Covington noted that the consideration per share to be received by holders of the Company’s common stock pursuant to the Merger Agreement was $2.51.

Precedent Transaction Analysis

Using publicly-available information, Covington analyzed the implied cash flow multiples paid in acquisition transactions completed since April 2004 involving companies deemed by Covington to have business and operating profiles similar to those of the Company. No company or transaction utilized in the precedent transactions analysis is identical to the Company or the Merger. The precedent transactions cited in this analysis are:

ANNOUNCEMENT
DATE	Acquired Company	Acquiring Company
Apr-07	TNCO Inc.	Symmetry Medical, Inc.
Jun-06	Sieger Engineering, Inc.	Ultra Clean Holdings Inc.
Jun-06	CFC International Inc.	Illinois Tool Works Inc.
Mar-06	Morton Industrial Group Inc.	Brazos Private Equity Partners, LLC
Oct-05	Accellent, Inc.	Bain Capital, LLC, Kohlberg Kravis Roberts & Co.
Apr-05	The Tech Group, Inc.	West Pharmaceutical Services Inc.
Dec-04	INEOS Vinyls	Ineos Group Holdings plc
Jul-04	Putnam Plastics Company LLC	Memry Corporation
Apr-04	MedSource Technologies Inc.	Accellent, Inc.

In analyzing these precedent transactions, Covington evaluated the consideration paid in such transactions as a multiple of the preceding twelve months’ Adjusted EBITDA. Covington then derived potential values for the Company by applying multiples based upon these precedent transactions to the historical Company results.

The table below summarizes the ranges of multiples described above as derived by Covington, as well as the implied value for the Company’s common stock.

LTM Adjusted EBITDA
Multiple	8.4-9.4x
Implied Value per Share	$1.92-$2.12

Discounted Cash Flow Analysis

Covington performed a discounted cash flow analysis of the Company using estimates of after-tax free cash flows for the fiscal years 2009 to 2013. The purpose of the discounted cash flow analysis was to establish a range for the potential equity value of the Company by determining a range for the net present value of the Company’s projected future cash flows.

Covington derived a value based upon the perpetuity value methodology. Covington first discounted the Company’s projected, after-tax free cash flows through June 30, 2013 using discount rates ranging from 15% to 17%. After-tax free cash flows were calculated as the after-tax operating earnings of the Company adjusted to add back non-cash expenses and to deduct uses of cash not reflected in the income statement. Covington then added to the present value of the after-tax free cash flows the terminal value of the Company at June 30, 2013, discounted back to the present using the same discount rates. The terminal value was computed by discounting the projected, after-tax free cash flows through perpetuity, assuming perpetual growth rates ranging from 3.0% to 5.0% per year and using discount rates of 15% to 17%. The following table summarizes the resulting implied values per share for the Company’s common stock.

Projected Cash Flows in Perpetuity
Discount Rates	Assumed Perpetuity Growth Rates	Implied Value per Share
15%-17%	3%-5%	$1.50-$1.94

Leveraged Buyout Analysis

Covington also performed a leveraged buyout analysis to ascertain the price that would be attractive to a potential financial buyer based upon current market conditions. For this analysis, Covington reviewed financial projections of the Company’s management and assumed the following:

  a Company capital structure comprised of approximately $41.3 million in equity and $43.0 million in debt;

  an equity investment that would achieve a rate of return over a five-year period of between 25%-30%; and

  exit multiples ranging from 7.0x to 9.0x fiscal 2013 projected earnings before interest, taxes, depreciation and amortization.

Based on these assumptions, Covington derived a range of values per share of the Company’s common stock of $2.11 to $2.33.

Other Factors and Comparative Analyses

In rendering its opinion, Covington considered certain other factors and conducted certain other comparative analyses, including a review of:

  the history of trading prices and volumes for the shares of the Company’s common stock from June 18, 2005 to June 17, 2008; and

  the low and high closing prices per share of the Company’s common stock during the prior 12 months and as a moving average for the 20-day, 6-month, and 12-month trading periods ending four trading days before the offer of $2.51 per share for the Company’s common stock was disclosed.

Based upon these trading ranges, Covington derived an implied value per share of the Company’s common stock, both on an unadjusted basis and on a premium adjusted basis, utilizing the 32.7% premium derived from an average of two methodologies. The first methodology consisted of screening precedent transactions with a reported premium greater than zero (34.8% on average) based on the following criteria:

  Domestic Public Company target

  Total Transaction Value less than $250 million

  Target Total Revenue for the prior twelve months (at Announcement) less than $100 million

  Transaction Announced, Closed, or Effective within the last three years

The second methodology involved screening precedent transactions with a reported premium greater than zero (30.7% on average) based on the following criteria:

  Domestic Public Company target

  Total Transaction Value less than $500 million

  Industry Classification of Materials, Industrials or Healthcare

  Transaction Announced, Closed or Effective within the last three years

The table below summarizes the implied value per share of the Company’s common stock, based upon these trading ranges.

			Premium
	Recent Trading		Adjusted
	Range		Trading Range
	Low	High	Low	High
20 Trading Day Average Closing Price	$1.38	$1.52	$1.83	$2.02
6 Month Average Closing Price	$1.22	$1.35	$1.62	$1.80
12 Month Average Closing Price	$1.34	$1.48	$1.78	$1.97
12 Month Closing Price Range	$1.02	$1.82	$1.35	$2.41

The analyses performed by Covington do not predict actual values or future results, which may be significantly more or less favorable than those suggested by Covington’s analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, Covington is not expressing an opinion with respect to the prices at which shares of the Company’s common stock may be traded at any future time.

The Merger consideration was determined through arm’s-length negotiations between the Company and SAES and was approved by the Company’s board of directors. Covington provided advice to our board of directors during the negotiations, but did not recommend any specific consideration to the Company or the board of directors or that any specific consideration constituted the only appropriate consideration for the Merger.

The engagement letter between Covington and the Company provides that Covington is entitled to receive a fee for its Opinion as well as a fee contingent upon the consummation of the Merger. The Company has also agreed to reimburse Covington for certain out-of-pocket expenses, including legal fees. In addition, the Company has agreed to indemnify Covington and its affiliates and any director, employee or agent of Covington or any of its affiliates, or any person controlling Covington or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of Covington rendering a fairness opinion to the Company. Company management and Covington negotiated the terms of the engagement letter, which the Company and Covington believe are customary for transactions of this nature. The negotiations were conducted on an arm’s-length basis, and our board of directors was aware of such negotiations as well as the terms ultimately agreed to by the Company and Covington.

In the ordinary course of its business, Covington or one of its affiliates may trade in the Company’s securities for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in the Company’s securities.

The fairness opinion was not approved or issued by a separate fairness committee of the Company’s board of directors. Covington was not asked to opine to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company, as there were no such agreements regarding such compensation.

The Company retained Covington based on Covington’s qualifications and its expertise and experience in preparing and rendering fairness opinions in connection with Mergers and acquisitions and in securities valuations generally. Covington, a nationally recognized investment-banking firm, is frequently engaged in the valuation of businesses and their securities in connection with Mergers and acquisitions, private placements and other transactions.

Certain Material United States
Federal Income Tax Consequences

Material U.S. Federal Income Tax
Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of shares of our common stock. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a U.S. citizen or resident alien individual as defined in the Code, a corporation or entity taxable as a corporation, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income tax without regard to its source, or a trust if either (i) both (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all of the substantial decisions of the trust or (ii) it has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. A non-U.S. holder is any holder that is not a U.S. holder.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, regulated investment companies, persons who mark-to-market our common stock, S corporations, partnerships or other pass-through entities, dealers and certain traders in securities and currencies, financial institutions, insurance companies, tax-exempt entities, U.S. expatriates, holders that are not U.S. holders, investors who received our common stock upon conversion of securities or exercise of warrants or other rights to acquire common stock, persons who hold our common stock as part of a synthetic security, straddle, hedge, constructive sale, or a conversion or other integrated transaction, persons that have a functional currency other than the U.S. dollar, persons who are subject to the alternative minimum tax, investors in a pass-through or similar entity, persons who receive our common stock through the exercise of employee stock options or otherwise as compensation, or if you do not hold our common stock as a capital asset).

THIS U.S. FEDERAL INCOME TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

U.S. Holders

The receipt of cash in the Merger by U.S. holders of shares of our common stock generally will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of shares of our common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the Merger consideration received in exchange for such shares and (ii) the U.S. holder’s adjusted tax basis in such shares. If the U.S. holder has held the shares for more than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. If the U.S. holder has held the shares for one year or less as of the date of the Merger, the gain or loss will be short-term capital gain or loss. If the U.S. holder acquired different blocks of shares at different times or different prices, then tax basis and holding period must be determined separately with respect to each block of shares.

There are limitations on the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder’s ordinary income only up to a maximum annual amount of $3,000, and non-corporate stockholders may carry forward unused capital losses. A corporate stockholder can deduct capital losses only to the extent of capital gains; unused capital losses may be carried back three years and forward five years.

Backup withholding at a rate of 28% may apply to all cash received under the Merger by a U.S. holder other than a corporation, unless the U.S. holder provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of others), certifies that such a number is correct, and otherwise complies with the backup withholding tax rules. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

A “non-U.S. holder” of our common stock is a holder that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

Special rules may apply to certain non-U.S. holders, such as former citizens or long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, persons who actually or constructively own, or have owned, more than 5% of our equity at any time during the five-year period ending at the effective time, persons who actually or constructively own our common stock after the Merger, and corporations that accumulate earnings to avoid U.S. federal income tax. Such non-U.S. holders are urged to consult their own advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

As a result of the Merger, a non-U.S. holder generally will recognize gain to the same extent that a U.S. holder will recognize gain as described above under the headings “—U.S. Holders.” Any gain a non-U.S. holder recognizes generally will constitute capital gain and generally will not be subject to U.S. federal income tax unless:

  such non-U.S. holder is an individual, who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other requirements are met; or

  such gain is effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to such non-U.S. holder’s U.S. permanent establishment.

If a non-U.S. holder is described in the first bullet above, it generally will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses. If a non-U.S. holder is described in the second bullet above, it generally will be subject to tax on your gain at applicable U.S. federal income tax rates and, in addition, may be subject to a branch profits tax (if it is a corporation) equal to 30% (or lesser rate under an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, which would include such gain.

Backup withholding will generally not apply to cash payments received by non-U.S. holders in connection with the Merger if such non-U.S. holders provide an appropriate certification on a Form W-8 or otherwise establish an applicable exemption from backup withholding.

Because individual circumstances may differ, you are encouraged to consult your own tax advisor as to the particular tax consequences of the Merger to you, including the application and effect of state, local, foreign and other tax laws. Non-U.S. holders should consult any applicable tax treaties that may provide for different rules.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Interests of Certain Persons in the Merger

Stock Ownership

Each share of the Company’s common stock owned by an executive officer or director, or an affiliate thereof, will, upon the consummation of the Merger, be converted into the right to receive $2.51, without interest, on the same terms and conditions (and subject to the same exceptions) upon which shares of the Company’s common stock owned by non-affiliates of the Company will be converted into such right. We set forth the number of shares of the Company’s common stock owned by each executive officer and director of the Company, and their affiliates, below under the caption “Principal Stockholders and Management Stockholders.”

Treatment of Outstanding Options

Stock Options. Our directors and executive officers hold options to purchase our common stock, a portion of which is not currently vested or exercisable. In accordance with the terms of the Merger Agreement, each outstanding option to purchase shares of our common stock under our long-term incentive and stock option plans, whether or not then exercisable, will be canceled in exchange for the right to receive an amount in cash equal to the product of (i) the number of shares subject to such option and (ii) the excess, if any, of the $2.51 per share Merger consideration over the exercise price per share of such option, without interest and less any applicable withholding taxes.

In addition to payment of the $2.51 per share Merger consideration for shares of our common stock beneficially owned by them (which, for certain individuals, includes previously-vested restricted stock grants), our executive officers and directors will be entitled to receive the following amounts (based on the Merger consideration) with respect to their existing options to purchase our common stock:

Executive Officers and Directors	Amount (1)
Robert P. Belcher	$818,550.00
Dean J. Tulumaris	$378,900.00
Richard F. Sowerby	$110,400.00
Marcy F. Macdonald	$151,600.00
Dr. Edwin Snape (2)	$51,542.26
W. Andrew Krusen, Jr.	$55,172.61
Kempton J. Coady, III	$55,172.61
Francois Marchal	$30,384.98
Michel de Beaumont	$28,636.10
Carmen L. Diersen	$23,597.42
All directors and executive officers as a group (10)	$1,703,955.98
____________________

(1)	Represents the Merger consideration less the applicable option exercise prices with respect to all outstanding options held by such director or executive officer.

(2)	Includes $45,331.30 for options held by New England Partners Capital LLC.

Retention and Special Bonuses

The Company entered into retention agreements with each of Dean Tulumaris, Richard Sowerby and Marcy Macdonald. The retention agreements provide for Memry to pay within 10 days after the later of (A) closing of the Merger and (B) 45 days after the termination of such employee without cause prior to the closing of the Merger (if applicable and subject to a release of claims), a lump sum cash payment, less applicable taxes, equal to the following amounts: (1) Dean Tulumaris: $130,000; (2) Richard Sowerby: $110,000, and (3) Marcy Macdonald: $80,000. In addition, Robert Belcher is entitled to a special bonus in the amount of $110,000 which is payable on or prior to December 31, 2008, regardless of whether the Merger closes.

Severance Arrangements

Following the Merger, Memry as the surviving entity of the Merger will continue to have employment agreements with each of our executive officers. Each of our employment agreements with our executive officers provide that they will receive severance payments upon (i) their death, (ii) our termination of their employment (other than a termination for “cause”), or (iii) their voluntary termination of employment for “good reason.” If an executive officer’s employment is terminated involuntarily without “cause” or voluntarily for “good reason,” these severance payments include a lump sum payment equal to a multiple of the executive’s annual base salary and bonus, plus continued health benefits for a specified period of time. Mr. Sowerby and Ms. Macdonald are eligible for enhanced severance in the event of a termination by the executive as a result in a material diminution in the authority, position, duties or responsibilities during the two-year period following the Merger.

     The information below describes and quantifies certain payments or benefits that would have been payable under our existing executive’s employment agreements if an executive officer’s employment had terminated involuntarily without cause or voluntarily for good reason on June 30, 2007, which was the last day of our last fiscal year. These benefits are in addition to benefits generally available to all of our salaried employees in connection with a termination of employment, such as distributions from the 401(k) Plan, the opportunity to continue to purchase disability and life insurance benefits, accrued and unused vacation pay, and the value of employee-paid group health plan continuation coverage under COBRA:

		Termination for
		Good Reason
	Aggregate	following the
	Severance Benefits	Merger as a result
	(Termination	in a Diminution
	without Cause	in Authority,
	or Certain Good	Position, Duties or
Executive	Reason Events)	Responsibilities
Robert P. Belcher (1)	$727,484	$727,484
Dean J. Tulumaris (2)	$354,746	$354,746
Richard F. Sowerby (3)	$159,178	$285,027
Marcy F. Macdonald (4)	$144,579	$258,100
__________________

(1)	Mr. Belcher’s severance consists of a lump sum payment of 150% of his annual base salary, at the rate then in effect, and 150% of the target bonus for the fiscal year during which termination occurs, plus continued participation in the Company’s health plans for 18 months.

(2)	Mr. Tulumaris’s severance consists of a lump sum payment of 100% of his annual base salary at the rate then in effect, and 100% of the bonus otherwise payable for the fiscal year during which termination occurs, plus continued participation in the Company’s health plans for 12 months.

(3)	Mr. Sowerby’s severance generally consists of a lump-sum payment of 50% of his annual base salary at the rate then in effect, and 50% of the bonus otherwise payable for the fiscal year during which termination occurs, plus continued participation in the Company’s health plans for 6 months. However, in the event of a termination by Mr. Sowerby as a result of a material diminution in his authority, position, duties or responsibilities during the two-year period following the Merger, severance consists of a lump sum payment of 100% of his annual base salary and 75% of the bonus otherwise payable for the fiscal year during which termination occurs, plus continued participation in the Company’s health plans for 12 months.

(4)	Ms. Macdonald’s severance generally consists of a lump-sum severance payment of 50% of her annual base salary at the rate then in effect, and 50% of the bonus otherwise payable for the fiscal year during which termination occurs, plus continued participation in the Company’s health plans for 6 months. In the event of a termination by Ms. Macdonald as a result of a material diminution in her authority, position, duties or responsibilities during the two-year period following the Merger, severance consists of a lump sum payment of 100% of her annual base salary and 75% of the bonus otherwise payable for the fiscal year during which termination occurs, plus continued participation in the Company’s health plans for 12 months.

Benefit Arrangements

After the closing of the Merger, the Company shall be required to honor all of the Company’s existing employee pension, profit-sharing, savings, deferred compensation, bonus, severance, insurance, cafeteria, sick, disability and vacation pay and other benefit plans, (other than equity-based compensation plans), except to the extent necessary to comply with applicable law or that such plans are amended or terminated by SAES Getters. However, SAES Getters has agreed that the benefits (excluding equity-based compensation) and salary paid to any employees between the closing and July 1, 2009 will be substantially similar to those in effect immediately prior to the closing of the Merger. SAES Getters specifically agreed to continue the Company’s fiscal 2009 bonus plan through the end of fiscal 2009 on terms no less favorable to the Company’s employees in effect immediately prior to the closing of the Merger, subject to equitable adjustment to targets to take into account the effects of the Merger. These agreements by SAES Getters do not promise continued employment to any individual employee or officer. However, these provisions are applicable to those of the Company’s executive officers who remain in the Company’s employ subsequent to the closing of the Merger.

SAES Getters further agreed that for all purposes under the employee benefit plans of SAES Getters and its subsidiaries (including the Company) subsequent to the Merger, our employees (including our executive officers) shall be credited with his or her years of service with the Company and its subsidiaries prior to the closing of the Merger.

Indemnification of Officers and Directors

The Merger Agreement provides for director and officer indemnification for specified time periods. We describe these provisions below under the caption “PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT – Indemnification and Directors’ and Officers’ Insurance.”

In addition, substantially simultaneously with the execution and delivery of the Merger Agreement the Company entered into Indemnification Agreements with each of its eight directors. Pursuant to the terms of each of the Indemnification Agreements, the Company agreed to indemnify each director and hold him harmless, to the fullest extent permitted by applicable law, from and against all costs and expenses incurred by the director in any threatened, pending or completed suit or other proceeding in which the director was involved by reason of his service as an officer, director or agent of the Company or an affiliate thereof. The Company also agreed to advance all expenses reasonably incurred by the director in connection with such a suit or proceeding as they are incurred, with the director only being required to reimburse the Company for the same if it is ultimately determined that he is not entitled to be indemnified by the Company for such expenses. Both the obligation of the Company to indemnify and the obligation of the Company to advance expenses are qualified by the fact that the Company is not so obligated in connection with (i) any claim for “short-swing” profits under Section 16(b) of the Exchange Act or otherwise, or (ii) reimbursement to the Company of any bonus or other incentive-based or equity based compensation.

The Voting Agreement also requires that the Company’s directors be covered under any directors and officers liability insurance policies that exist from time to time as if they were still directors of the Company.

Arrangements with Buyer

None of our executive officers or directors has entered into new employment or consulting agreements or arrangements with SAES Getters or its affiliates. SAES Getters has indicated, both verbally and in the Merger Agreement, that it intends to enter into employment agreements with Messrs. Tulumaris and Sowerby and Mrs. Macdonald, and consulting agreements or arrangements with Messrs. Belcher and Dandeneau, and has had preliminary conversation regarding the same with some of such individuals, but, as of the date hereof, no such agreements or arrangements have been entered into. Pursuant to the Merger Agreement, SAES Getters has agreed not to pursue such agreements and arrangements from the time this Proxy Statement was sent to the printers until the completion of the proposed Merger. The terms of any such agreement or arrangement are subject to negotiation and agreement between the members of our senior management (and Mr. Dandeneau) and SAES Getters, and the finalization of such arrangements is not a condition to the closing of the Merger.

At the same time the Company and the Buyer signed the Merger Agreement, Messrs. Belcher, Tulumaris, Sowerby and Dandeneau, Mrs. Macdonald and affiliates of Messrs. Snape, Krusen, de Beaumont and Marchal entered into voting agreements with SAES Getters pursuant to which such parties agreed to vote and give written consents in favor of the Merger Agreement and the Merger. Please see “THE MERGER—Voting Agreement,” beginning on page 33.

Fees and Expenses

In connection with the Merger, the Company’s executive officers requested that the Company agree to reimburse the executive officers for the costs and expenses incurred by them in obtaining counsel to represent their interests in connection with the contemplated transaction. The Company, acting through its board of directors, agreed to pay on behalf of the executive officers up to $100,000 of such costs. Management currently estimates that, at the time the Merger closes, they will have spent $50,000 on such legal representation. These fees, up to the aforesaid $50,000 amount, will be paid by the Company regardless of whether the Merger closes.

Financing of the Merger

The Buyer’s obligations under the Merger Agreement are not conditioned upon obtaining financing for the acquisition of the Company, and, in the event that SAES Getters is not able to obtain any such financing, it will still be obligated to complete the Merger, assuming all the conditions to its obligations are satisfied. Please see “PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT —Conditions to the Merger” below.

SAES Getters is obligated to fund the Merger Sub by virtue of the Equity Commitment Letter, of which the Company is a third party beneficiary entitled to enforce the Equity Commitment Letter. SAES Getters represented to the Company in the Merger Agreement that it had sufficient funds for the satisfaction of its and Merger Sub’s obligations under the Merger Agreement, including paying the Merger consideration to the Company’s stockholders, optionholders and warrantholders. SAES Getters also represented to the Company that its consolidated financial statements, which it had previously delivered to the Company’s financial advisor, fairly presented its consolidated financial position in all material respects. Based on the foregoing, the Company and its financial advisor believe that SAES Getters does not require third party financing in order to be able to fulfill its obligations under the Merger Agreement.

Regulatory Matters

Under the HSR Act, Mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the U.S. Department of Justice and the U.S. Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and SAES Getters each filed our pre-Merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on _____ __, 2008. We and SAES Getters requested “early termination” of the waiting period. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances.

Memry and SAES Getters conduct operations in a number of other jurisdictions where antitrust or other regulatory filings or approvals may be required or advisable in connection with the completion of the Merger. The Merger Agreement provides that the

Company and SAES Getters will make all filings and give all notices required to be made and given in connection with the Merger, which provision would include filings and notices under foreign antitrust laws.

It is possible that the Department of Justice or the Federal Trade Commission or any of the other regulatory authorities, if any, with which filings are made may seek regulatory concessions as conditions for granting approval of the Merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the Merger or that the granting of these approvals will not involve the imposition of conditions on completion of the Merger or require changes to the terms of the Merger. These conditions or changes could result in conditions to the Merger not being satisfied. See “PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT—Conditions to the Merger.”

Section 721 of the Defense Production Act , more commonly known as the Exon-Florio Amendment, gives the President of the United States broad authority to review all mergers and acquisitions that could result in foreign control of persons engaged in interstate commerce in the United States. Following such a review, the President can block a transaction that has not yet closed or order divestiture of one that has. The Exon-Florio Amendment is administered by CFIUS in the United States. Under the Exon-Florio Amendment, it is not legally required that an entity, such as SAES Getters, makes a filing before buying a U.S. entity such as Memry. However, closing such an acquisition without making a filing allows CFIUS to investigate the foreign ownership, and if appropriate order a divestiture, at any time in the future. In order to eliminate that risk, the Exon-Florio Amendment allows for voluntary filings, and Memry and SAES Getters made such a voluntary filing on _____ __, 2008. Unless CFIUS decides to investigate the transaction within thirty days of the filing, it will, absent incorrect or incomplete information in the filing, not be able to object to the foreign ownership of Memry in the future. If, on the other hand, CFIUS elects to launch an investigation, it would have forty-five additional days to do so, culminating in a recommendation to the President either to block the transaction or let it proceed, and the President would then have fifteen days to decide which action to take. Memry and SAES Getters do not believe that there is any reason to think CFIUS or the President of the

United States will object to this transaction, but there can be no assurances of that at the present time. The thirty day period that CFIUS has to elect to launch an investigation will expire on August __, 2008.

We are not aware of any state regulatory requirements that remain to be complied with in order to complete the Merger, other than the filing of the articles of Merger with the Secretary of the State of the State of Delaware, or any other federal or foreign regulatory requirements other than what was discussed above in this section.

Appraisal Rights

Under the Delaware General Corporation Law (DGCL), you have the right to demand an appraisal of your Memry Corporation common stock in connection with the Merger and to receive payment in cash for the fair value of your Memry Corporation common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. It is a condition to Parent’s obligation to close the Merger that no more than 3% of our outstanding shares of common stock exercise and perfect their appraisal rights. Our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures in connection with the Merger.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and should be read in conjunction with Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following conditions:

  You must deliver to us a written demand for appraisal of your shares of common stock before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

  You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares of common stock so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your Memry Corporation common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your Memry Corporation common stock.

All demands for appraisal should be addressed to Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801, Attention: Corporate Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

To be effective, a demand for appraisal by a holder of Memry Corporation common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of common stock. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your Memry Corporation common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each Memry Corporation stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time of the Merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his, her or its Memry Corporation common stock. Within 120 days after the effective date of the

Merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time of the Merger, any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file, and has no intention to file, such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Memry Corporation common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of Memry Corporation common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems fair.

In view of the complexity of Section 262, if you wish to pursue appraisal rights with respect to the Merger, then you should consult your legal advisor.

Cash received pursuant to the exercise of appraisal rights may be subject to federal or state income tax. See “THE MERGER—Certain Material United States Federal Income Tax Consequences.”

Voting Agreement

The following description summarizes the material provisions of the voting agreement and is qualified by reference to the complete text of the voting agreement, which is attached as Annex D to this proxy statement and is incorporated herein by reference. This summary may not contain all of the information about the voting agreement that is important to you. We encourage you to read the form of voting agreement carefully and in its entirety.

     As an inducement to SAES Getters and the Merger Sub to enter into the Merger Agreement, simultaneously with the execution and delivery of the Merger Agreement on June 24, 2008, two of our directors, entities affiliated with four of our other directors, and three of our non-director executive officers entered into a voting agreement with SAES Getters. The Buyer did not request that the Company’s other directors and executive officers enter into the voting agreement.

The following table sets forth (i) a list of the Company’s directors and executive officers, and their affiliates, that entered into the voting agreement (who are referred to here in as “voting agreement stockholders”), and (ii) the number of shares of the Company’s common stock that each owns.

Number of
Stockholder	Shares
James Dandeneau	2,482,855
Robert Belcher	74,000
Dean Tulumaris	2,700
Richard Sowerby	30,000
Marcy Macdonald	28,500
New England Partners Capital, L.P.(1)	2,336,925
WIT Ventures, LTD.(2)	300,000
Dominion Financial Group International LDC (2)	269,000
Dominion Capital Management (2)	25,000
Krusen-Vogt & Co. (2)	8,000
Compagnie Financiere Aval S.A. (3)	391,950
Emerge Capital (4)	40,000
Samisa Investment Corp. (4)	137,700
____________________

(1)	Dr. Edwin Snape, one of our directors, is a managing member of NEP Capital, LLC, the general partner of New England Partners Capital, L.P. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

(2)	Mr. W. Andrew Krusen, one of our directors, is the President and a principal stockholder of Dominion Financial Group, Inc., which is the managing General Partner of WIT Ventures, LTD (“WIT”), a General Partner of Krusen-Vogt & Co. and a limited partner of WIT. In addition, Mr. Krusen is the Chairman of the Executive Committee of Dominion Financial Group International LDC (“DFGI”), and also indirectly beneficially owns certain outstanding securities of DFGI through WIT.

(3)	Mr. Francois Marchal, one of our directors, is the General Administrator and a partner of Compagnie Financiere Aval S.A. Mr. Marchal disclaims beneficial ownership of such securities (except to the extent of his pecuniary interest in such securities).

(4)	Mr. Michel de Beaumont, one of our directors, is a stockholder and beneficial owner of Emerge Capital and Samisa Investment Corp. Mr. de Beaumont disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

The total number of shares of the Company’s common stock covered by the terms of the voting agreement was 6,126,630.

Under the terms of the voting agreement, each of the voting agreement stockholders agreed to cause all of his, her or its shares of common stock to vote or consent at any meeting of our stockholders, or in any written consent of our stockholders, as applicable:

- in favor of the Merger, the adoption of the Merger Agreement and any other actions contemplated by the Merger Agreement or in furtherance of the Merger Agreement; and

- against any “alternative proposal” or offer, whether in writing or otherwise, made by any person prior to the receipt of the approval of the Company’s stockholders (other than a proposal or offer by Parent or any of its subsidiaries) for (i) a Merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole, or (iii) the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of Company common stock, any action or agreement that would impede, frustrate, prevent or nullify the voting agreement, and any action or agreement that would result in a breach of any covenant, representation or warranty of the Company under the Merger Agreement or would result in any of the conditions to closing set forth in Article V of the Merger Agreement not being fulfilled.

Each voting stockholder also granted SAES Getters with an irrevocable proxy to vote their shares, or grant consents with respect to such shares, in furtherance of the foregoing.

In addition, each of the voting agreement stockholders agreed that its promises described above would apply equally to both the shares of common stock that he, she or it currently owned, as well as any shares of common stock acquired after June 24, 2008, and that it would not sell, transfer or otherwise dispose of any shares of the Company’s common stock, or grant any interests in the same, or take any action inconsistent with its obligations under the voting agreement, except as contemplated by the voting agreement and by the Merger Agreement.

Equity Commitment Letter

On June 24, 2008, simultaneously with the signing of the Merger Agreement, SAES Getters delivered to the Merger Sub a letter, a copy of which is attached as Annex E to this Proxy Statement (the “Equity Commitment Letter”), committing SAES Getters to provide the Merger Sub with $84,000,000 of equity or other financing on or before the Closing Date in order that the Merger Sub have, at the time of the Closing, the financial wherewithal to consummate the Merger. More specifically, the $84,000,000 would allow the Merger Sub (i) to fund the payments to be made to the Company’s stockholders, optionholders and warrantholders pursuant to the Merger Agreement (see “PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT—Treatment of Existing Stock Options and Warrants” below), and, (ii) combined with the Company’s cash on hand, to pay off the Company’s borrowed money indebtedness to its senior lender.

The Company is a direct, intended third party beneficiary of the Equity Commitment Letter, and none of SAES Getters’ commitments under the Equity Commitment Letter can be amended or waived without the express written consent of the Company.

Employment/Consulting Agreements

The Merger Agreement provides that, until the time that this proxy statement was mailed to the Company’s stockholders, the Buyer had the right to meet and negotiate with Messrs. Belcher and Dandeneau (and Philippe Poncet, an officer of the Company, but not an executive officer) with respect to consulting agreements and Messrs. Sowerby and Tulumaris and Ms. Macdonald with respect to employment agreements, in each case relating to their future consultancy and/or employment with or by the Company subsequent to the completion of this Merger. While discussions between the Buyer and some of such individuals has taken place, as of the date hereof no such employment or consulting agreements have been entered into. It is not a condition to the Buyer’s obligations to complete the Merger that any or all of such agreements be entered into, nor is it permitted for the Buyer to continue these meetings and negotiations prior to the completion of the Merger.

Estimated Fees and Expenses

Estimated fees and expenses to be incurred by us in connection with the Merger are approximately as follows:

Advisory Fees and Expenses	$1,500,000
Legal Fees and Expenses	400,000
Accounting Fees and Expenses	100,000
Paying agent Fees and Expenses	10,000
Printing and Mailing Costs	20,000
Datasite Administration	45,000
Miscellaneous Expenses	35,000
Total	$2,110,000

All fees and expenses incurred in connection with the Merger Agreement and the Merger shall be paid by the party incurring such expenses.

Provisions for Unaffiliated Security Holders

No provision has been made to grant unaffiliated stockholders of Memry access to our corporate files or any other party to the Merger or to obtain counsel or appraisal services at our expense or at the expense of any other such party.

Consequences of the Merger

At the effective time of the Merger, the Company will cease to be an independently owned public company and will instead be a wholly-owned indirect subsidiary of SAES Getters. After the Merger, the directors of Merger Sub immediately prior to the Merger will become the directors of the Company and the initial officers of the Company following the Merger shall be Dean Tulumaris (Interim Chief Executive Officer and Vice President Operations), Marcy Macdonald (Vice President Human Resources) and Richard Sowerby (Vice President Finance), in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

At the effective time of the Merger, shares of our common stock will no longer be traded on the American Stock Exchange or any other public market, and will be deregistered under the Exchange Act. Following the Merger, the Company will no longer file periodic reports with the SEC.

Conduct of Memry’s Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reasons, our stockholders would not receive any Merger consideration for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the American Stock Exchange and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed.

From time to time, our board of directors would evaluate and review our business operations, properties and capitalization and, among other things, make such changes as are deemed appropriate. In addition, our board of directors might seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, we cannot guarantee that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Pursuant to the Merger Agreement, under certain circumstances we are permitted to terminate the Merger Agreement and recommend an alternative transaction. Please see “PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT —Termination of the Merger

Agreement” below. Under certain circumstances, if the Merger is not completed, we may be obligated to pay the Buyer a termination fee and/or reimburse it for its expenses. Please see “PROPOSAL 1—APPROVAL AND ADOPTION OF THE MERGER AGREEMENT —Termination Fees” below.

Proposal 1—
Approval and Adoption of the Merger Agreement

The Merger Agreement

The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to carefully read the entire Merger Agreement.

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Memry. Such information can be found elsewhere in this proxy statement and in the other public filings Memry makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger Agreement contains representations and warranties that Memry, Parent and Merger Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Memry, Parent and Merger Sub and may be subject to important qualifications and limitations agreed to by Memry, Parent and Merger Sub in connection with negotiating its terms. The representations and warranties of Memry may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk among Memry, Parent and Merger Sub rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Form of the Merger

If all of the conditions to the Merger are satisfied or waived in accordance with the Merger Agreement, Merger Sub will merge with and into Memry. The separate corporate existence of Merger Sub will cease, and Memry will survive the Merger and will become an indirectly wholly-owned subsidiary of Parent. We sometimes refer to Memry after the Merger as the surviving corporation.

Effective Time

The Merger will be effective at the time the certificate of Merger is filed with the Secretary of State of the State of Delaware or such later time as is specified in the certificate of Merger. We expect to complete the Merger as promptly as practicable after our stockholders approve and adopt the Merger Agreement.

Certificate of Incorporation and Bylaws

Our certificate of incorporation, as in effect on the date of the Merger Agreement, will be amended and restated as of the effective time to be identical to the certificate of incorporation of Merger Sub, except the name of the corporation will be Memry Corporation. At the effective time, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, will be the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the Merger will become the directors of the surviving corporation following the Merger. The initial officers of surviving corporation following the Merger shall be Dean Tulumaris (Interim Chief Executive Officer and Vice President Operations), Marcy Macdonald (Vice President Human Resources) and Richard Sowerby (Vice President Finance).

Consideration to be Received in the Merger

Upon completion of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive $2.51 in cash, without interest and less applicable withholding tax, other than shares held by stockholders who properly exercise and perfect their appraisal rights. Our stockholders are entitled to assert appraisal rights instead of receiving the Merger consideration. See “The MERGER—Appraisal Rights” beginning on page 31. It is a condition to Parent’s obligation to close the Merger that no more than 3% of our outstanding shares of common stock exercise and perfect their appraisal rights.

Payment Procedures

Parent will appoint a paying agent acceptable to us that will make payment of the Merger consideration in exchange for certificates representing shares of our common stock. Prior to the effective time of the Merger, Parent will deposit sufficient cash with the paying agent in order to permit the payment of the Merger consideration. Promptly after the effective time of the Merger, the paying agent will mail to each holder of record of a certificate representing shares of our common stock a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the paying agent. The paying agent will pay the Merger consideration, less any withholding taxes required by law, to our stockholders promptly following the paying agent’s receipt of the stock certificates and properly completed letter of transmittal (or other documents required in the instructions). No interest will be paid or accrued on the cash payable upon the surrender of any such stock certificate. Parent is entitled to cause the paying agent to deliver to the surviving corporation any funds that have not been distributed within one year after the effective time of the Merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to the surviving corporation for payment of the applicable Merger consideration, without interest. None of Parent, Merger Sub or the surviving corporation will be liable to any holder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

You should not send your Memry stock certificates to the paying agent until you have received transmittal materials from the paying agent. Do not return your Memry stock certificates with the enclosed proxy.

If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the Merger consideration after you make an affidavit of that fact and, if required by the paying agent, post a bond as it may direct as indemnity against any claim that may be made against it with respect to your lost, stolen or destroyed stock certificates.

Treatment of Existing Stock Options and Warrants

The Merger Agreement provides that, each option to purchase shares of Memry common stock granted under Memry’s 1994 Stock Option Plan, Memry’s 1997 Long-term Incentive Plan and Memry’s 2006 Long-term Incentive Plan (collectively, the “Memry Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger shall, as of the effective time, be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of Memry common stock subject to such option and (y) the excess, if any, of $2.51 over the exercise price per share of such option, less any withholding taxes required by law. Each such option will be cancelled at the effective time subject to the right to receive the option consideration described above. Memry has agreed to obtain cancellation agreements from certain holders of options in accordance with the terms of the Merger Agreement. Prior to the effective time of the Merger, Parent will deposit sufficient cash with the paying agent to satisfy the payment of the aggregate option consideration and as soon as reasonably practicable after the effective time of the Merger shall mail to each option holder, a check in the amount due and payable pursuant to the terms of the Merger Agreement.

Each warrant to purchase shares of Memry common stock that is outstanding immediately prior to the effective time shall, as of the effective time, be converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Memry common stock subject to such warrant and (y) the excess, if any, of $2.51 over the exercise price per share of such warrant, less any withholding taxes required by law. Each such warrant will be cancelled at the effective time subject to the right to receive the warrant consideration described above. Memry has obtained cancellation agreements from warrant holders in accordance with the terms of the Merger Agreement. Prior to the effective time of the Merger, Parent will deposit sufficient cash with the paying agent to satisfy the payment of the aggregate warrant consideration and as soon as reasonably practicable after the effective time of the Merger shall mail to each warrant holder, a check in the amount due and payable pursuant to the terms of the Merger Agreement.

Representations and Warranties

The Merger Agreement contains customary representations and warranties that we made to Parent and Merger Sub regarding, among other things:

  corporate matters, including qualification, organization and subsidiaries;

  capitalization;

  corporate authority relative to the agreement; no violation with laws, organizational documents, or contracts and no creation of any liens;

  securities and exchange commission filings and financial statements;

  no undisclosed material liabilities;

  absence of certain changes or events affecting our business since June 30, 2007;

  compliance with laws and permits;

  our material contracts;

  environmental laws and regulations;

  employee benefit plans;

  labor matters;

  investigations and litigations;

  filing of tax returns, absence of unpaid taxes and other tax matters;

  intellectual property;

  real property;

  assets and personal property;

  accuracy of information in the proxy statement;

  required vote of stockholders;

  finders and brokers;

  our receipt of a fairness opinion from our financial advisor;

  inapplicability of state anti-takeover statutes;

  insurance policies;

  books and records;

  compliance with Foreign Corrupt Practices Act of 1977;

  affiliate transactions and compliance with the Sarbanes-Oxley Act of 2002;

  change of control payments;

  compliance with export control laws, antiboycott laws, anti-terrorism and related laws;

  inventory;

  customers;

  suppliers; and

  product warranty and liability.

Parent and Merger Sub made representations and warranties regarding, among other things:

  corporate matters, including qualification, organization and subsidiaries;

  corporate authority relative to the agreement; no violation with laws, organizational documents, or contracts and no creation of any liens;

  investigations; litigations;

  financing;

  capitalization of Merger Sub; no prior activities;

  accuracy of information in proxy statement;

  no vote of parent stockholders;

  finders and brokers;

  lack of ownership of Memry common stock;

  interest in competitors;

  solvency; and

  acknowledgement of no additional representations made by Memry to Parent or Merger Sub.

Many of our representations and warranties are qualified by a material adverse effect standard. A “company material adverse effect” means such facts, circumstances, events or changes that are or would reasonably be expected to be materially adverse to the business, properties, assets, prospects, results of operations or financial condition of Memry and its subsidiaries, taken as a whole. Except the following facts, circumstances, events or changes alone or in combination (or the effects or consequences thereof) will not be considered a company material adverse effect:

  those generally affecting the medical device industry or other industries in which Memry or any of its subsidiaries operate in the United States or the economy or the financial securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates, to the extent that such fact, circumstance, event or change does not have a materially disproportionate impact on Memry and its subsidiaries, taken as whole, relative to similarly situated companies in the industry in which we operate;

  those resulting from the announcement or the existence of, or compliance with, the Merger Agreement or the announcement of the Merger or any of the transactions contemplated by the Merger Agreement;

  those resulting from any event, occurrence, circumstance or trend, including a diminution in value, related to Memry, any of its Subsidiaries, or any of their respective businesses, properties, assets, results of operations or financial condition that is set forth in Memry’s disclosure schedule to the agreement;

  those resulting from any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the agreement or the transactions contemplated by the agreement;

  those resulting from changes in applicable law, generally accepted accounting principles or accounting standards;

  those resulting from changes in the market price or trading volume of Memry’s common stock;

  those resulting from changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to Memry or its subsidiaries (including, in and of itself, any failure to meet analyst projections);

  those resulting from the failure, in and of itself, of Memry to meet any expected or projected financial or operating performance target publicly announced or provided directly or indirectly to Parent prior to the date of the Agreement, as well as any change, in and of itself, by Memry in any expected or projected financial or operating performance target as compared with any target publicly announced or provided directly or indirectly to Parent prior to the date of the agreement; or

  those resulting from acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack.

Covenants Relating to the Conduct of Our Business

From the date of the Merger Agreement through the effective time of the Merger, we have agreed, and have agreed to cause our subsidiaries, to conduct our business in the ordinary course of business.

During the same period, we have also agreed that, subject to certain exceptions, we will not do any of the following without the prior written consent of Parent:

  authorize or pay any dividends on, or make any other distributions with respect to its outstanding shares of capital stock, other than dividends and distributions from our subsidiaries to Memry;

  split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of our capital stock;

  except in certain specified cases, including the payment by Memry if it elects to do so of up to $350,000 in bonuses to employees in respect of the period between July 1, 2008 and closing, (i) materially increase the compensation or other benefits payable or provided to Memry’s directors and officers, (ii) enter into any employment, change of control, separation, severance, retention or settlement agreement with an executive officer, or (iii) establish, adopt or enter into any collective bargaining agreement, policy or arrangement for the benefit of any current or former directors or employees;

  materially change financial accounting policies or procedures or methods of financial reporting, except as required by law;

  amend our certificate of incorporation or bylaws or comparable organizational documents of any of our subsidiaries;

  issue, sell, dispose of or encumber any of our securities, other than (i) the issuance of shares of our common stock upon the exercise of options to purchase our common stock that are outstanding on June 24, 2008 or as may be granted after such date as permitted by the Merger Agreement,

(ii) issuance of shares of common stock in the ordinary course of business pursuant to Memry’s employee benefit plans, (iii) the sale of shares of Memry common stock pursuant to the exercise of options to purchase common stock if necessary to effectuate an optionee direction upon exercise or for withholding of taxes, (iv) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with Memry’s customary schedule and (v) the issuance of shares of common stock upon exercise of warrants;

  purchase, redeem or otherwise acquire any of our securities, other than purchases of shares of common stock at a price per share less than $2.51 per share;

  incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money, other than in the ordinary course of business and for certain specified exceptions including indebtedness for borrowed money not to exceed $500,000 in aggregate principal amount;

  sell, lease, license, transfer, exchange, swap, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any material portion of its material properties or assets, other than in the ordinary course of business consistent with past practice;

  except for certain specified contracts, shall not enter into any material contract other than in the ordinary course of business;

  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

  voluntarily change or remove the certified public accountants for Memry or change any of the accounting methods, policies, procedures, practices or principles used by Memry unless required by generally accepted accounting principles or the SEC;

  modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

  pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

  fail to maintain in all material respects inventory levels consistent with past practice for the business;

  make or commit to make aggregate capital expenditures in excess of $650,000;

  except for certain specified matters, settle any material pending claim or other material disagreement resulting in any payment in excess of $50,000;

  enter into any new material transaction with any affiliate of Memry;

  take, undertake, incur, authorize, commit or agree to take any action that would cause any of the representations and warranties to be untrue in a manner that would cause a condition to closing to not be satisfied;

  authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; and

  shall not permit any subsidiary to do any of the foregoing.

No Solicitation

The Merger Agreement provides that we will not authorize or permit any of our representatives to, and we will cause each such representative to cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing as of the date of the agreement with respect to an alternative acquisition proposal. We also will not and cause our subsidiaries not to and use commercially reasonable efforts to cause our representatives not to, directly or indirectly:

  solicit, initiate, facilitate or knowingly encourage any alternative acquisition proposal;

  enter into any letter of intent, memorandum of understanding or other agreement or agreement in principle with respect to any alternative acquisition proposal;

  participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to an alternative acquisition proposal; or

  approve, endorse or recommend an alternative acquisition proposal.

We have further agreed that, except as set forth below, our board will recommend to Memry’s stockholders to approve and adopt the Merger Agreement and the other transactions contemplated thereby.

An “alternative acquisition proposal” means any proposal or offer, whether in writing or otherwise, made by any person prior to the receipt of Memry’s stockholder approval (other than a proposal or offer by Parent or any of its subsidiaries) for (i) a Merger, reorganization, shares exchange, consolidation, business, combination, recapitalization, dissolution, liquidation or similar transaction involving Memry, (ii) the acquisition by any person of fifteen percent (15%) or more of the assets of Memry and its subsidiaries, taken as a whole, or (iii) the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of Memry common stock.

Prior to but not after the approval and adoption of the Merger Agreement by our stockholders, in response to an unsolicited alternative acquisition proposal that our board of directors reasonably believes is bona fide and determines in good faith that it constitutes a superior proposal and the failure to take such action could be inconsistent with the directors’ exercise of their fiduciary duties, we may (i) furnish information and/or draft agreements to a person making such an alternative acquisition proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions with or negotiations with the person making such an alternative acquisition proposal.

Promptly upon receipt of an alternative acquisition proposal, we are required to inform Parent of such proposal. Upon determination by our board of directors that an alternative acquisition proposal constitutes a superior proposal, we must deliver to Parent written notice of such determination and the material terms of such proposal (including the identity of the third party making the proposal) and provide Parent five business days to respond to such notice. If requested by Parent, we are required to (i) negotiate in good faith with Parent during such notice period to enable Parent to propose changes that would cause such superior proposal to no longer constitute a superior proposal, (ii) consider in good faith any changes to the Merger Agreement proposed in writing by Parent and determine if the superior proposal continues to constitute a superior proposal if such changes were given effect and (iii) in the event of any material change to the financial or other material terms of such superior proposal, provide notice to Parent which shall recommence the notice period.

At any time prior to obtaining stockholder approval, if the board of directors determines in good faith that it would be inconsistent with their fiduciary duties to our stockholders to not do so, the board of directors may (i) withdraw, modify or qualify in a manner adverse to Parent, its recommendation for the Merger, (ii) approve or recommend a superior proposal, and/or (iii) so long as we have complied with our obligations under the Merger Agreement, terminated the Merger Agreement and paid the required termination fee, enter into an agreement or agreements regarding a superior proposal.

A “superior proposal” means any proposal or offer, whether in writing or otherwise, made by any person prior to the receipt of Memry’s stockholder approval (other than a proposal or offer by Parent or any of its subsidiaries) for (i) a Merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Memry, (ii) the acquisition by any person of fifty percent (50%) or more of the assets of Memry and its subsidiaries, taken as a whole, or (iii) the acquisition by any person of fifty percent (50%) or more of the outstanding shares of Memry common stock, in each case, that our board of directors determines in good faith, after considering such factors as the board considers to be appropriate (including the financial terms, timing and likelihood of consummation of such proposal) are more favorable to Memry and its stockholders than the transactions contemplated by the Merger Agreement.

We have agreed to keep Parent reasonably informed of any material developments regarding any alternative acquisition proposal, and upon reasonable request of Parent, apprise Parent of the status of such alternative acquisition proposal.

Nothing in the Merger Agreement prohibits our board from complying with Rules 14d-9 or 14e-2 of the Exchange Act with regard to an alternative acquisition proposal or making any disclosure to our stockholders, if in the good faith judgment of our board, such disclosure would be reasonably necessary under applicable law.

Proxy Statement; Special Meeting

We have agreed to call and hold the special meeting described in this proxy statement and, subject to the provisions described above under “No Solicitation,” to recommend through the board of directors in this proxy statement that our stockholders vote to adopt the Merger Agreement and the Merger at the special meeting.

We have agreed to provide Parent with a reasonable opportunity to review and comment on and approve this proxy statement and any amendment or supplement to this proxy statement prior to filing it with the SEC, and to provide Parent any comments from or correspondence with the SEC with respect to the proxy statement.

Regulatory Approvals

Memry and Parent have agreed to use their reasonable best efforts to obtain any consents, approvals or other authorizations and make any filings and notifications required in connection with the transactions contemplated by the Merger Agreement with governmental entities, including under the HSR Act.

Additional Agreements

Memry, Parent and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to ensure that the conditions to the Merger are satisfied and to complete the transactions contemplated by the Merger Agreement as promptly as practicable.

Employee Matters

Parent and Memry as the surviving corporation have agreed that, for the period from the effective time of the Merger until July 1, 2009, the surviving corporation shall provide all employees of Memry benefits (excluding equity-based compensation) and base salary or hourly wage rates that are substantially similar to those in effect immediately prior to the effective time of the Merger. Parent shall also continue Memry’s annual incentive compensation plans for fiscal year 2009 on terms and conditions no less favorable to each employee than those in effect under the applicable bonus plan at the effective time of the Merger.

Indemnification and Directors’ and Officers’ Insurance

Parent has agreed that the surviving corporation will honor all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions of our current or former directors or officers, and the current and former directors and officers of any of our subsidiaries, occurring at or prior to the Merger pursuant to our certificate of incorporation, similar organizational documents of our subsidiaries, and indemnification agreements we have entered into with current and former director and officers. Furthermore, Parent has agreed that such obligations will survive the Merger and will continue in full force and effect in accordance with their terms.

In addition, Memry will purchase a “tail” insurance policy that provides for coverage under Memry’s current director’s and officer’s insurance policy covering each such indemnified person for six years following the Merger.

Conditions to the Merger

Our and Parent’s obligations to effect the Merger are subject to the satisfaction or waiver of the following conditions:

  our stockholders must have approved and adopted the Merger Agreement;

  the absence of any legal prohibition against the Merger;

  the applicable waiting period under the HSR Act must have expired or been terminated; and

  the obtaining all consents, approvals and authorizations of any governmental body required to consummate the Merger.

In addition, our obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

  the representations and warranties of Parent and Merger Sub in the Merger Agreement must be true and correct in all material respects (unless qualified by materiality, all of which shall be true and correct in all respects) as of June 24, 2008 (except to the extent such representations and warranties are specifically made as of a particular earlier date, in which case such representations and warranties will be true and correct in all material respects as of such earlier date);

  the representations and warranties of Parent and Merger Sub in the Merger Agreement must be true and correct in all respects as of the effective time of the Merger as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular earlier date, in which case such representations and warranties will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, in the aggregate, has not had or would not reasonably be expected to have a material adverse effect;

  each of Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the Merger Agreement on or prior to the closing date of the Merger; and

  Parent shall have caused to be deposited with the paying agent cash in the aggregate amount to pay the Merger consideration, the option consideration and the warrant consideration.

In addition, the obligation of Parent to effect the Merger is subject to the satisfaction or waiver of the following conditions:

  our representations and warranties in the Merger Agreement must be true and correct in all material respects (unless qualified by materiality, all of which shall be true and correct in all respects) as of June 24, 2008 (except to the extent such representations and warranties are specifically made as of a particular earlier date, in which case such representations and warranties will be true and correct in all material respects as of such earlier date);

  our representations and warranties in the Merger Agreement must be true and correct in all respects as of the effective time of the Merger as though made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular earlier date, in which case such representations and warranties will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, in the aggregate, has not had or would not reasonably be expected to have a material adverse effect; and

  we must have performed in all material respects all obligations required to be performed by us under the Merger Agreement on or prior to the closing date of the Merger;

  there shall not have occurred any fact, event, change, development, circumstance or effect which, individually or the aggregate, has had or could reasonably be expected to have a material adverse effect on us;

  we shall have provided to Parent evidence of payment of certain identified transaction related expenses;

  no more than 3% of the outstanding shares of Memry common stock shall have exercised and perfected their appraisal rights under Delaware law;

  there shall not be pending any action challenging the agreement or transactions contemplated by the agreement seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operations of Memry that would be effective after the Merger;

  the voting agreement shall not have been breached in any material respect by any of the stockholders a party to it;

  we shall have provided to Parent a copy of our preliminary unaudited internal operating balance sheet and profit and loss statement for the most recent calendar month ending not less than 30 days prior to the closing date; and

  we shall deliver to Parent certified certificates of good standing and charter documents for us and our subsidiaries in their respective jurisdictions of organization and various foreign jurisdictions where they are qualified.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger by either us or Parent:

By the mutual written consent of us and Parent;

  if the Merger has not been consummated by December 24, 2008, unless the failure to complete the Merger is primarily attributable to a failure on the part of the party seeking to terminate the agreement to fulfill its obligations under the Merger Agreement;

  any governmental authority of competent jurisdiction has enacted a law or issued a nonappealable final order, decree or ruling that makes consummation of the Merger illegal; or

  our stockholders do not adopt the Merger Agreement and the Merger.

By Parent, if:

  we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the Merger being satisfied and which, if curable, is not cured within 30 days after notice of the breach or failure to perform is given to us;

  (i) our board withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub its recommendation that our stockholders approve and adopt the Merger Agreement, (ii) our board approves or recommends superior proposal, and/or (iii) we enter into a superior proposal; or

  there shall have occurred any fact, event, change, development or effect which, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on us.

By us, if:

  Parent or Merger Sub breaches or fails to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to their obligation to effect the Merger being satisfied and, if curable, is not cured within 30 days after notice of the breach or failure to perform is given to Parent;

  (i) our board withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub its recommendation that our stockholders approve and adopt the Merger Agreement, (ii) our board approves or recommends superior proposal, and/or (iii) we enter into a superior proposal; provided, however, in the case of such termination, (a) Parent has not made within 5 business days of receipt of notice an offer that our board reasonably and in good faith determinates is at least as favorable to our stockholders as the superior proposal and (b) we pay the termination fee described below; or

  If Parent does not give effect to the closing within 5 business days after notice by us to Parent that the conditions to closing are satisfied.

Termination Fees

The Merger Agreement obligates us to pay a termination fee to Parent of $3.5 million in cash, if:

  the Merger Agreement is terminated by us or Parent because we entered into a superior proposal;

  the Merger Agreement is terminated by us or Parent because (i) our board withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub its recommendation that our stockholders approve and adopt the Merger Agreement or (ii) our board approves or recommends a superior proposal;

  the Merger Agreement is terminated by us or Parent because our stockholders do not approve and adopt the Merger Agreement and (i) after June 24, 2008, but prior to such termination an alternative acquisition proposal was publicly disclosed or proposed and not publicly withdrawn, and (ii) within 12 months of the termination of the Merger Agreement we enter into a definitive agreement for such alternative acquisition proposal; provided, that for purposes of this obligation to pay the termination fee, each reference to 15%, respectively, in the definition of “alternative acquisition proposal” above is be deemed to be 50%; or

  the Merger Agreement is terminated by Parent because we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the Merger being satisfied and which, if curable, is not cured within 30 days after notice of the breach or failure to perform is given to us and within 12 months of the termination of the Merger Agreement we enter into a definitive agreement for an alternative acquisition proposal with a person who proposed such alternative acquisition proposal that was existing at the time of termination and such alternative acquisition proposal shall have been consummated; provided, that for purposes of this obligation to pay the termination fee, each reference to 15%, respectively, in the definition of “alternative acquisition proposal” above is be deemed to be 50%.

In addition to the obligation to pay the termination fee above, in the following circumstances we are required to reimburse Parent for reasonable out of pocket fees and expenses not to exceed $1,500,000:

  the Merger Agreement is terminated by Parent because we breach or fail to perform any representation, warranty, covenant or agreement that would result in the failure of a condition to our obligation to effect the Merger being satisfied and which, if curable, is not cured within 30 days after notice of the breach or failure to perform is given to us (regardless of whether we are required to pay the termination fee);

  the Merger Agreement is terminated by us or Parent because we entered into a superior proposal; or

  the Merger Agreement is terminated by Parent or us because our stockholders do not approve and adopt the Merger Agreement.

Amendment

At any time prior to the effective time, the Merger Agreement may be amended in writing by the parties, by action of the board of directors of each of the respective parties.

Our board of directors recommends that you vote “FOR” the proposal to approve and adopt the Merger Agreement.

Proposal 2—
Adjournment of the Special Meeting

If at the special meeting the number of shares of Memry Corporation common stock present or represented and voting in favor of the approval of the Merger Agreement is insufficient to approve the Merger Agreement under Delaware law and under our certificate of incorporation, our management may move to adjourn the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the approval of the Merger Agreement. In that event, we will ask you to vote only upon the adjournment proposal and not the Merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting and any later adjournments. If our stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to approve the Merger Agreement, including the solicitation of proxies from our stockholders that have previously voted against the Merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the Merger Agreement, we could adjourn the special meeting without a vote on the proposal to approve the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the Merger Agreement.

The adjournment proposal requires that holders of more of our shares vote in favor of the adjournment proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked “AGAINST” the proposal to approve the Merger Agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

Our board of directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of the proposal to approve the Merger Agreement is insufficient to approve the Merger Agreement, it is in the best interests of our stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Merger Agreement.

Our board of directors recommends that you vote “FOR” the proposal to authorize the adjournment of the special meeting.

MARKET PRICES OF MEMRY COMMON STOCK

Our common stock is traded on the American Stock Exchange under the symbol “MRY.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by the American Stock Exchange.

Fiscal Year Ended June 30, 2007	Low	High
First Quarter	$1.62	$3.31
Second Quarter	1.72	2.60
Third Quarter	1.82	2.49
Fourth Quarter	1.50	2.18

Fiscal Year Ended June 30, 2008	Low	High
First Quarter	$1.20	$1.80
Second Quarter	1.13	1.85
Third Quarter	1.01	1.42
Fourth Quarter	0.99	2.43

On June 23, 2008, the last trading day prior to the public announcement of the execution of the Merger Agreement, the low and high reported sales price of our common stock was $1.41 and $1.51, respectively. The low and high reported sales price on July 28, 2008 (the most recent practicable date before this proxy statement) was $2.42 and $2.43, respectively.

You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. We do not pay dividends on shares of our common stock and do not anticipate paying dividends on shares of our common stock in the future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Other than our directors and executive officers, as of July 1, 2008, the only persons or groups known to us to be beneficial owners of more than five percent of Memry Corporation’s outstanding common stock are reflected in the chart below. The following information is based upon Schedules 13D and 13G, respectively, and Forms 3, 4 and 5 filed with the Securities and Exchange Commission by the persons and entities shown as of the respective dates appearing below.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owners	Beneficial Ownership	Class
Signia Capital Management, LLC	6,962,983 (a)	16.85%
108 N. Washington St., Suite 305
Spokane, WA 99201

New England Partners Capital, L.P.	2,373,230 (b)	7.9%
One Boston Plaza, Suite 3630
Boston, MA 02108
____________________

(a)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 4, 2008. Signia Capital Management, LLC holds sole voting power over 1,929,838 shares of common stock and Sole dispositive power over 5,033,145 shares of common stock.

(b)	Includes 36,305 shares issuable upon exercise of stock options which are vested or will vest within 60 days of the record date. Dr. Edwin Snape, a director of Memry Corporation, is a managing member of NEP Capital, LLC, the general partner of New England Partners Capital, L.P. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

The following table shows beneficial ownership of Memry Corporation common stock by directors and executive officers as of July 1, 2008.

			Options
	Shares Deemed		Exercisable
	to be Beneficially		Within	Percent
Name of Beneficial Owner	Owned		60 Days (a)	of Class
Dr. Edwin Snape	2,371,663	(b)	42,962 (g)	8.0%
W. Andrew Krusen, Jr.	746,089	(c)	47,397	2.6%
Kempton J. Coady, III	146,855	(d)	47,397	*
Francois Marchal	391,950	(e)	23,592	1.4%
Michel de Beaumont	204,794	(f)	21,558	*
Carmen L. Diersen	21,905		13,773	*
Robert P. Belcher	74,000		645,500	2.4%
James V. Dandeneau	2,482,855		0	8.3%
Dean J. Tulumaris	2,700		290,000	*
Richard F. Sowerby	30,000		35,000	*
Marcy F. Macdonald	28,500		150,050	*
All executive officers and directors as a group (10)	6,501,311		1,317,229	26.1%
____________________

*	Less than one percent of the class

(a)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days 7/1/08.

(b)	Includes 2,336,925 shares held by New England Partners Capital, L.P. (“NEP”). Dr. Edwin Snape is a managing member of NEP Capital, LLC, the general partner of NEP. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

(c)	Includes 300,000 shares of common stock owned by WIT Ventures, LTD. (“WIT”), 8,000 shares of common stock owned by Krusen-Vogt & Co., (“KVC”), 269,000 shares of common stock owned by Dominion Financial Group International LDC (“DFGI”), and 25,000 shares owned by Dominion Capital Management. Mr. Krusen is the President and a principal stockholder of Dominion Financial Group, Inc. (“DFG”), which is the managing General Partner of WIT, a General Partner of KVC and a limited partner of WIT. In addition, Mr. Krusen is the Chairman of the Executive Committee of DFGI, and also indirectly beneficially owns certain outstanding securities of DFGI through WIT.

(d)	Includes 50,000 shares of common stock held by Merrill, Lynch, Pierce, Fenner & Smith, as custodian of an IRA for the benefit of Mr. Coady’s wife.

(e)	Includes 385,089 shares of common stock directly owned by Compagnie Financiere Aval S.A. Mr. Marchal is the General Administrator and a partner of Compagnie Financiere Aval S.A. Mr. Marchal disclaims beneficial ownership of such securities (except to the extent of his pecuniary interest in such securities).

(f)	Includes 40,000 shares of common stock directly owned by Emerge Capital and 137,700 shares of common stock directly owned by Samisa Investment Corp. (“Samisa”). Mr. de Beaumont is a stockholder and beneficial owner of Emerge Capital and Samisa. Mr. de Beaumont disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

(g)	Includes 36,305 vested stock options held by NEP. Dr. Edwin Snape is a managing member of NEP Capital, LLC, the general partner of NEP. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

ADDITIONAL INFORMATION

Memry Corporation Stockholder Proposals

We will hold our 2008 annual meeting of stockholders only if the Merger is not completed. If the Merger is not completed, pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals may be included in the Company’s proxy materials for an annual meeting so long as they are provided to the Company on a timely basis and satisfy the other conditions set forth in applicable rules of the SEC. For a stockholder proposal to be included in the Company’s proxy materials for the 2008 Annual Meeting of Stockholders, the proposal must have been received at our offices located at Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801, addressed to the Secretary, not later than June 20, 2008. Stockholder proposals submitted outside the process provided in Rule 14a-8 shall be considered untimely in accordance with Rule 14a-5(e) if made after September 7, 2008.

Other Matters

Our board of directors knows of no other matters to be presented at the special meeting. However, if any other matters properly come before the special meeting, or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

Householding of Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Unless we receive contrary instructions from one or more of the affected stockholders, only one copy of this proxy statement is being delivered to multiple stockholders sharing the same address. We hereby undertake to promptly deliver a separate copy of this proxy statement upon the written or oral request of any stockholder to whom the previous sentence applies. Any written or oral request should be made to our Secretary, c/o Memry Corporation, 3 Berkshire Boulevard, Bethel, Connecticut 06801 or by telephone (203-739-1100). Stockholders sharing the same address and currently receiving only one copy of the proxy statement but desiring multiple copies of these materials in the future, or currently receiving multiple copies of the proxy statement but desiring only one copy of these materials in the future, should contact our Secretary as provided in the previous sentence.

A number of brokers with account holders who are our stockholders will also be “householding” our proxy materials. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker. As mentioned in the preceding paragraph, if any stockholders in your household wish to receive a separate copy of this proxy statement, please contact us, and we will provide such additional copies.

Where You Can Find More Information

Memry files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of Memry with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED _____________, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER among SAES GETTERS S.P.A., SAES DEVICES CORP. and MEMRY CORPORATION Dated as of June 24, 2008

A-ii

EXHIBITS
Exhibit A	–	Voting Agreement
Exhibit B	–	Form of Certificate of Incorporation of Merger Sub
Exhibit C	–	Form of Bylaws of Merger Sub
Exhibit D	–	Surviving Corporation Directors and Officers
Exhibit E	–	Form of Financing Commitment

A-iii

     AGREEMENT AND PLAN OF MERGER, dated as of June 24, 2008 (the “Agreement”), among SAES Getters S.p.A., an Italian corporation (“Parent”), Saes Devices Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Memry Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and Company is referred to herein as a “Party” and together they are referred to herein as “Parties”.

     WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

     WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the holders of Company Common Stock for their approval and (iv) resolved to recommend that the holders of Company Common Stock approve this Agreement;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and the stockholders of the Company named therein (the “Stockholders”) have entered into a Voting Agreement, dated the date hereof, the form of which is attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which each Stockholder has, among other things, agreed to vote certain shares beneficially owned by the Stockholder in favor of the Merger and this Agreement and against any other proposal, in each case subject to and on the conditions set forth therein;

     WHEREAS, prior to the date hereof, Parent has delivered to the Company an opinion of its outside Italian counsel to the effect that a final judgment against Parent, rendered in a court of competent jurisdiction in the United States relating to this Agreement and the transactions contemplated hereby, would be enforceable against Parent in an Italian court;

     WHEREAS, the Board of Directors of Merger Sub has unanimously adopted this Agreement and the Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, has approved this Agreement and the transactions contemplated hereby, including the Merger; and

     WHEREAS, the Company, Parent and Merger Sub each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

THE MERGER

     Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

     Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place on a day that is a Business Day at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts at 10:00 a.m., local time, on a date to be specified by the Parties which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

     Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

     Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws of the State of Delaware. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

     Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (a) The certificate of incorporation of Merger Sub as in effect at the Effective Time, in the form attached hereto as Exhibit B, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 4.13; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is Memry Corporation.”

          (b) The bylaws of Merger Sub as in effect at the Effective Time, in the form attached hereto as Exhibit C, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 4.13.

     Section 1.6 Directors and Officers of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time (and identified as Surviving Corporation Directors in Exhibit D hereto) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The persons identified in Exhibit D hereto as Surviving Corporation Officers shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

     Section 1.7 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

          (a) Conversion of Company Common Stock. Subject to Sections 1.7(b), 1.7(d) and 1.7(e), each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) outstanding immediately prior to the Effective Time, other than any Cancelled Shares (to the extent provided in Section 1.7(b)) and any Dissenting Shares (to the extent provided for in Section 1.7(e)) shall thereupon be converted automatically into and shall thereafter represent the right to receive an amount equal to $2.51 per share (the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 1.7(a) shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the Merger Consideration.

          (b) Parent and Merger Sub-Owned Shares. Each share of Company Common Stock that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

          (d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

          (e) Dissenting Shares.

               (i) Notwithstanding anything contained in this Agreement to the contrary, no shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.7(a). By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a member or equity owner of the Surviving Corporation.

               (ii) Notwithstanding the provisions of this Section 1.7(e), if any holder of shares of Company Common Stock who demands dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration, without any interest thereon.

               (iii) The Company shall give Parent (A) notice of any written demands for dissenters’ rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

     Section 1.8 Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is organized and doing business under the Laws of the United States or any state thereof, and has a combined capital and surplus of at least $500 million, that shall be appointed prior to the Closing Date to act as a paying agent hereunder and approved in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the shares of Company Common Stock, the Company Stock Options and the Company Warrants, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the shares of Company Common Stock outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), (ii) the Option Consideration payable pursuant to Section 4.7 and (iii) the Warrant Consideration payable pursuant to Section 4.7 (such cash referred to in subsections (a)(i), (a)(ii) and (a)(iii) being hereinafter referred to as the “Exchange Fund”).

          (b) Payment Procedures.

               (i) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail (x) to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.7, (A) a letter of transmittal in form and substance reasonably acceptable to Parent (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book Entry Shares in exchange for the Merger Consideration, as applicable, (y) to each holder of a Company Stock Option, a check in an amount due and payable to such holder pursuant to Section 4.7 of this Agreement in respect of such Company Stock Option, and (z) to each holder of a Company Warrant, a check in an amount due and payable to such holder pursuant to Section 4.7 of this Agreement in respect of such Company Warrant.

               (ii) Upon surrender of the certificates that immediately prior to the Effective Time represented shares of Company Common Stock (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”) (or effective affidavits of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

               (iii) The Paying Agent shall deduct and withhold from the consideration otherwise payable under this Agreement to any holder of shares of Company Common Stock, Company Stock Options or Company Warrants, such amounts as are required to be withheld or deducted under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of United States, state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Stock Options or Company Warrants, in respect of which such deduction and withholding were made.

          (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article I.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of shares of Company Common Stock who have not surrendered their shares of Company Common Stock in accordance with Section 1.8 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration without any interest thereon, upon due surrender of their shares.

          (e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 1.8(d).

          (g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of shares of Company Common Stock as applicable, represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

     Section 2.1 Qualification; Organization, Subsidiaries, etc.

          (a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s and Putnam Plastics Company, LLC, a Connecticut limited liability company (the “Putnam Subsidiary”) certificate of incorporation and bylaws, in the case of the Company, and articles of formation and operating agreement (or similar documents), in the case of Putnam Subsidiary, each as amended through the date of this Agreement.

          (b) As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means such facts, circumstances, events or changes that are or would reasonably be expected to be materially adverse to the business, properties, assets, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes alone or in combination (or the effects or consequences thereof) (i) generally affecting the medical device industry or other industries in which the Company or any of its Subsidiaries operate in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates, in any such case in this clause (i), to the extent that such fact, circumstance, event or change does not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company operates or (ii) resulting from (A) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, (B) any event, occurrence, circumstance or trend, including a diminution in value, related to the Company, any of its Subsidiaries, or any of their respective businesses, properties, assets, results of operations or financial condition that is set forth in the Company Disclosure Schedule or an exhibit thereto, (C) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement, (D) changes in applicable Law, GAAP or accounting standards, (E) changes in the market price or trading volume of the Company Common Stock, (F) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections), (G) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target publicly announced or provided directly or indirectly to Parent prior to the date of this Agreement, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target publicly announced or provided directly or indirectly to Parent prior to the date of this Agreement or (H) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack.

     Section 2.2 Capitalization.

          (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 100,000 shares of preferred stock par value $100.00 per share (“Company Preferred Stock”). As of June 19, 2008, (i) 29,906,176 shares of Company Common Stock were issued and 29,906,170 were outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 3,220,919 shares of Company Common Stock were reserved for issuance upon the exercise of stock options held by employees or directors of the Company pursuant to the Company’s 1994 Stock Option Plan, the Company’s 1997 Long-term Incentive Plan and the Company’s 2006 Long-term Incentive Plan (collectively, the “Company Stock Plans”), (iv) 3,682,580 shares of Company Common Stock remain available for issuance under the Company Stock Plans and (v) 187,500 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock. All outstanding shares of Company Common Stock and all shares of Company Common Stock reserved for issuance as noted in clauses (iii), (iv) and (v), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

          (b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after June 19, 2008, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

          (c) Section 2.2(c) of the Company Disclosure Schedule sets forth each Subsidiary of the Company and its jurisdiction of formation. All issued and outstanding shares of capital stock or equity interests (as applicable) of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non assessable (in the case of any Subsidiary which is a corporation), and are wholly owned directly or indirectly by the Company, free and clear of all Liens. Each such Subsidiary is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets and is qualified to do business in every jurisdiction in which the ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified or otherwise authorized would not have a Company Material Adverse Effect.

          (d) Except for awards to acquire or receive shares of Company Common Stock under the Company Stock Plans and pursuant to warrants to purchase shares of Company Common Stock outstanding on the date hereof, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          (e) Except for the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

     Section 2.3 Corporate Authority Relative to This Agreement; No Violation.

          (a) The Company has requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby subject, in the case of the consummation of the Merger, to receipt of the Company Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except with respect to the Merger for (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (y) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (z) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exception”).

          (b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any applicable state securities or “blue sky” Laws, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other antitrust, competition, trade or other regulatory Laws, and (iv) the approvals set forth on Section 2.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.10, no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (c) The execution and delivery by the Company of this Agreement does not, and, except as set forth on Section 2.3(c) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries, (ii) result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, (iii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iv) assuming actions described in Section 2.3(b) have occurred, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (ii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 2.4 SEC Reports and Financial Statements.

          (a) The Company has timely filed or furnished (as applicable) all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the Securities and Exchange Commission (“SEC”) from July 1, 2004 through the date hereof (the “Company SEC Documents”). Except as set forth in Section 2.4 of the Company Disclosure Schedule, as of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Exchange Act at the time they were filed (or, if amended at the time of such amendment), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

     Section 2.5 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and each of the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended after June 30, 2007, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since June 30, 2007 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 2.6 Absence of Certain Changes or Events. From June 30, 2007 through the date of this Agreement, except as otherwise contemplated, required or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 2.7 Compliance with Law; Permits.

          (a) The Company and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, rule, regulation, ruling, judgment, order, injunction, decree or agency requirement issued, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 2.7, no representation or warranty shall be deemed to be made in this Section 2.7 in respect of the matters referenced in Section 2.4, Section 2.5 or Section 2.6 or in respect of environmental matters (which are addressed exclusively in Section 2.9), employee benefits matters (which are addressed exclusively in Section 2.10), the labor matters addressed in Section 2.11, tax matters (which are addressed exclusively in Section 2.13), or intellectual property matters (which are addressed exclusively in Section 2.14). Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or any other Person claiming or asserting any material violation of any Law with respect to the Company or any of its Subsidiaries or any of their respective businesses.

          (b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. The Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit.

          (c) All products which are manufactured by the Company and its Subsidiaries (the “Products”) have been and continue to be manufactured in accordance with all applicable Laws, including (i) all applicable standards of the International Standards Organization (“ISO”) and applicable ISO-certified processes and all applicable Good Manufacturing Practices, as defined in 21 CFR part 110 and (ii) all other quality standards and quality assurance plans. The Products have not been adulterated or misbranded within the meaning of the United States Food, Drug, and Cosmetic Act.

     Section 2.8 Material Contracts.

          (a) Except for this Agreement, the Company Benefit Plans or as set forth in Section 2.8 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 2.8(a) being referred to herein as “Company Material Contracts”).

          (b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception.

     Section 2.9 Environmental Laws and Regulations.

          (a) Except for matters that are not reasonably expected to have a Company Material Adverse Effect, since June 30, 2002: (i) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws; (ii) the Company and its Subsidiaries possess all Company Permits required pursuant to Environmental Laws to conduct the business of the Company and each of its Subsidiaries as it is currently conducted and are in material compliance with the same; (iii) none of the Company or any or its Subsidiaries has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law and (iv) there are and, to the knowledge of the Company, have been, no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against the Company or any of its Subsidiaries and there are no orders, judgments or decrees of, or before, any Governmental Entity which are binding upon the Company or any of its Subsidiaries, in each case, relating to Environmental Laws. This Section 2.9 sets forth the sole representation and warranty of the Company relating to environmental, health and safety matters, including those relating to Environmental Laws.

          (b) As used herein, “Environmental Law” means any Law relating to (i) the protection or pollution of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land or subsurface land), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Substances, in each case as in effect at the date of this Agreement.

          (c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated due to its hazardous or deleterious properties, under any Environmental Law.

     Section 2.10 Employee Benefit Plans.

          (a) Section 2.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), and all other material employee benefit, pension, profit-sharing, savings, deferred compensation, bonus, stock option, severance, insurance, cafeteria, fringe benefit, sick or disability pay, stock, incentive compensation, vacation pay, or change of control, welfare plans and programs, whether or not subject to ERISA sponsored, maintained or contributed to by the Company or any of its Subsidiaries (the “Company Benefit Plans”).

          (b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Company Benefit Plan; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; and (iv) the most recent IRS determination letter, if applicable.

          (c) Except as would not have a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in accordance with its terms and with applicable Laws, including, but not limited to, ERISA and the Code, (ii) there are no pending, or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries, and (iii) there is no present or future obligation or liability, unfunded liability, including but not limited to any deficiency on a going-concern or termination basis, under any of the Company Benefit Plans that are “employee benefit plans” governed by ERISA that is not reflected in the Company’s financial statements.

          (d) Section 2.10(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (each, a “Qualified Plan”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan (or is entitled to rely on a prototype or volume submitter plan sponsor’s favorable letter from the IRS as to its qualification under Section 401(a) of the Code) and the related trust that has not been revoked, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

          (e) Each Company Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded. Except as set forth on Section 2.10(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries currently has or ever had any liability for post-employment life, health, medical or other welfare benefits to current or former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company.

          (f) Neither the Company nor any of its ERISA Affiliates has any liability or potential liability (i) under Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) as a result of the failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and, without limiting the foregoing, neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (g) Except as set forth on Section 2.10(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any material payment (including, without limitation, accrued vacation, severance, unemployment compensation, change of control, golden parachute or otherwise) becoming due to any director, officer or any employee under any Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent or (iv) except as may be attributable to the impact of new employment agreements effective on or after the Closing Date, including but not limited to those agreements contemplated by Section 4.18, result in payment of any amount that will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or the imposition on any person of an excise tax under Section 4999(a) of the Code.

          (h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated since January 1, 2005 based upon a good faith, reasonable interpretation of Section 409A of the Code, within the meaning of IRS Notice 2005-1 and the regulations promulgated under Section 409A of the Code. No Benefit Plan that is a “nonqualified deferred compensation plan” that is not subject to Section 409A of the Code has been materially modified (within the meaning of IRS Notice 2005-1 and the regulations promulgated under Section 409A of the Code) after October 3, 2004 so as to make it subject to Section 409A.

          (i) The Company has the right under the terms of each Company Benefit Plan excluding any employment agreements or stock option agreements and under Applicable Law to terminate such plan, and no additional contributions would be required to properly effect such termination.

          (j) Neither the Company nor any of its Subsidiaries are a party to any contract, agreement, plan or arrangement, including this Agreement, that would give rise to the payment of any amount that would not be deductible or on which a penalty, excise or additional tax would be imposed, pursuant to Sections 162(m), 280G, 404, 409A or 4999 of the Code except as may be attributable to the impact of new employment agreements effective on or after the Closing Date, including but not limited to those agreements contemplated by Section 4.18.

     Section 2.11 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no charges pending (or threatened) against the Company or any of its Subsidiaries at the National Labor Relations Board. Neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees that could reasonably be expected to require notification under the Worker Adjustment Retraining and Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law or regulation. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety or health, wages and hours, overtime, civil rights, discrimination, immigration, and collective bargaining.

     Section 2.12 Investigations; Litigation. Except as set forth on Section 2.12 of the Company Disclosure Schedule, as of the date of this Agreement, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no actions, suits, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which would have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 2.13 Tax Matters. Except as set forth in Section 2.13 of the Company Disclosure Schedule:

          (a) The Company and each of the Subsidiaries has duly and timely filed (and prior to the Closing Date will duly and timely file) all Tax Returns for all years and periods (and portions thereof) in which any such Tax Returns were due or will be due prior to the Closing Date. All such Tax Returns (i) have been (and will be) prepared in accordance with applicable Laws, (ii) are true, correct and complete in all respects and (iii) accurately reflect the liability for Taxes of the Company and each of the Subsidiaries. The Company has provided to Purchaser true, correct and complete copies of all federal, state, local and foreign income and other material Tax Returns of or including the Company and each of the Subsidiaries for the previous four (4) years.

          (b) All Taxes of the Company and each of the Subsidiaries due and owing (whether or not shown or required to be shown on any Tax Return) have been timely and fully paid (or will be paid prior to the Closing). The Company and each of the Subsidiaries have accrued for the payment in full on the financial statements for all Taxes not yet due and payable.

          (c) Neither the Company nor any Subsidiary has received or requested any written Tax ruling or entered into any written or legally binding agreement with any Governmental Entity that is currently in effect.

          (d) There are no existing Liens for Taxes upon any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes except for Liens for real and personal property Taxes not yet due and payable.

          (e) The Company and each Subsidiary has complied in all respects with all applicable Laws relating to the collection, withholding and payment of Taxes and have paid over to the proper Governmental Entity all amounts required to be so paid over, including Taxes required to be withheld and paid in connection with amounts paid or owing to (i) employees, agents, independent contractors, creditors, members, stockholder, or other third parties; (ii) nonresidents and (iii) sales or use Taxes.

          (f) Neither the Company nor any Subsidiary is currently engaged or has previously been engaged in a trade or business in any foreign country, nor does it have a fixed place of business or permanent establishment in a foreign country.

          (g) No withholding will be required with respect to payments of Merger Consideration for Company Common Stock or Warrant Consideration for Company Warrants held by individuals who performed services for the Company or its Affiliates as employees or independent contractors. All employees or independent contractors who currently hold unvested shares of stock with a substantial risk of forfeiture as it is understood under Section 83(b) of the Code have timely made Section 83(b) elections under the Code. None of the warrant holders have received or acquired their Company Warrants in consideration for performance of their services as employees of the Company or its Affiliates.

          (h) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

          (i) Neither the Company nor any Subsidiary has entered into, or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

          (j) Neither the Company nor any Subsidiary has been included with any other entity (other than the Company and its Subsidiaries) in any consolidated, combined, unitary or similar Tax Return for federal, state, local or foreign Tax purposes for any Tax period for which the statute of limitations has not yet expired.

          (k) Neither the Company nor any Subsidiary is a party to, nor owns an interest in, any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal, state or local income Tax purposes.

          (l) None of the Tax Returns of or relating to the Company or any Subsidiary have been examined by the United States Internal Revenue Service (the “IRS”) or any state, local or foreign Tax Authority within the previous four (4) years. Neither the Company nor any Subsidiary has been notified that either the IRS or any other federal, state, local or foreign Governmental Entity has raised any issues in connection with any Tax Return of the Company or the Subsidiaries relating to Taxes; there are no investigations, examinations, audits or other administrative or court proceedings relating to Taxes in progress, pending or threatened, and there is no existing, pending or threatened adjustment, claim, proposal or assessment against the Company or any Subsidiary or relating to their assets or operations asserting any deficiency for Taxes. Neither the Company nor any Subsidiary has entered into a closing agreement pursuant to Section 7121 of the Code or any corresponding provision of state, local or foreign Law within the previous four (4) years.

          (m) No claim has ever been made by any Governmental Entity in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that either the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

          (n) No waivers of statutes of limitations have been given or requested with respect to the Company or the Subsidiaries relating to Taxes that are still in force, and no other extension of time with respect to any date by which a Tax Return was or is to be filed is in force, and no waiver or agreement by the Company nor any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

          (o) No power of attorney has been granted by the Company or any Subsidiary with respect to any Taxes that is currently in effect.

          (p) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

               (i) change in method of accounting pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Law) for the taxable period ending on or prior to the Closing Date;

               (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date;

               (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law);

               (iv) installment sale or open transaction disposition made on or prior to the Closing Date;

               (v) prepaid amount received on or prior to the Closing Date; or

               (vi) deferred gains arising prior to the Closing Date.

          (q) Neither the Company nor any of the Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (r) The Company and the Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with Sections 482 and 6662 (and any related sections) of the Code, the related Treasury Regulations, and any comparable provisions of state, local or foreign Tax Law or regulation.

          (s) Neither the Company nor any Subsidiary is subject to any gain recognition agreement under Section 367 of the Code.

          (t) The Company does not have an “overall foreign loss” (within the meaning of Section 904(f) of the Code).

          (u) Section 2.13 of the Company Disclosure Schedule sets forth as of June 30, 2007, the amount of any of the Company or Subsidiaries’ net operating loss or tax credit carryforwards in federal, state, local or foreign jurisdictions, and indicates any limitations on the use of such Tax attributes on account of or relating to whether there has been any “ownership change” as defined in Section 382(g)(1) of the Code or similar provisions of state, local or foreign law as of the date immediately prior to the date hereof, or, to the knowledge of the Company, any other limitations on the use of such Tax attributes under any other applicable Tax law (other than as a result of the use of any other deductions, credits or other tax items) as of the date immediately prior to the date hereof.

          (v) Neither the Company nor any Subsidiary is or has ever been a party to any Tax sharing agreement or similar contracts or agreement with any other Person (other than the Company or any Subsidiary) relating to sharing or allocating the payment of, liability for or indemnity for Tax liabilities or the sharing of any Tax benefits.

          (w) As used in this Agreement, the following terms shall be understood to mean;

               (i) Tax or Taxes: With respect to the Company and each of the Subsidiaries, (A) all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign or other net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with any estimated taxes, deficiency assessments, interest, fines and any penalties incurred or accrued under applicable federal, state, local or foreign tax Law or assessed, charged or imposed by any Governmental Entity, domestic or foreign, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person, provided that any interest or penalties that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged; (B) any liability for amounts referenced in clause (A) hereof arising as a result of being a member of a combined, consolidated, unitary or affiliated group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Law and (C) any and all Taxes referenced in clauses (A) and (B) hereof of any Person (other than the Company and the Subsidiaries) imposed on the Company or any of its Subsidiaries (x) as a transferee or successor, (y) by contract or Law or (z) otherwise, which Taxes relate to an event occurring prior to or on the Closing Date.

               (ii) Tax Return: Any federal, state, local or foreign return, report, form, statement, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, including any amendment thereof.

     Section 2.14 Intellectual Property.

          (a) Section 2.14 of the Company Disclosure Schedule contains a list of all of the following that are owned by either the Company or a Subsidiary of the Company: (i) registered trademarks and applications for registration of trademarks; (ii) issued patents and pending patent applications; (iii) registered copyrights and (iv) Internet domain names.

          (b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries for their use in their respective businesses as currently conducted of the Company Intellectual Property owned by the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe any Intellectual Property of any person and (iii) to the knowledge of the Company, no person is infringing any Company Intellectual Property.

          (c) As used herein “Intellectual Property” means all (i) patents and patent applications, together with reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names and Internet domain names, and applications, registrations, and renewals in connection therewith, and all goodwill associated therewith, (iii) copyrightable works, copyright registrations and applications for registration thereof (and renewals thereof), (iv) trade secrets, know-how, improvements and inventions and (v) computer software (including source code, data, databases and related documentation).

     Section 2.15 Real Property. Neither the Company nor any of its Subsidiaries owns any real property. Section 2.15 of the Company Disclosure Schedule contains a complete and accurate list of all material leases, subleases or other similar arrangements pursuant to which the Company or any of its Subsidiaries leases real property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties, free and clear of all Liens (except for Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date of this Agreement).

     Section 2.16 Assets; Personal Property. The Company or a Subsidiary of the Company is in possession of and has good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or its Subsidiaries that are material to the Company or its Subsidiaries, free and clear of all Liens other than Liens (i) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet) or (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), except for such lack of possession and for Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 2.17 Information in Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement, as of the date it is first mailed to holders of Company Common Stock, or at any time an amendment or supplement thereto is mailed to holders of Company Stock, and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the Exchange Act.

     Section 2.18 Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub contained in Section 3.10 hereof, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date of the Company Meeting, voting together as a single class, to approve this Agreement and the Merger is the only vote of holders of securities of the Company necessary to approve this Agreement and the Merger (the “Company Stockholder Approval”).

     Section 2.19 Finders or Brokers. Except for Covington Associates, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with the Merger and the other transactions contemplated by this Agreement.

     Section 2.20 Opinion of Financial Advisor. The Board of Directors has received the opinion of Covington Associates dated the date of this Agreement, substantially to the effect that, as of such date, the $2.51 in cash per share to be received by the holders of Company Common Stock in the Merger (the “Merger Consideration”) is fair to such holders from a financial point of view. Covington Associates has consented to being named and to the inclusion of a copy of the Fairness Opinion in its entirety including a description of its analysis and other bases for the Fairness Opinion in customary form in the Proxy Statement.

     Section 2.21 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub contained in Section 3.10 hereto are accurate, the Board of Directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby, including the Merger.

     Section 2.22 Insurance. The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in its businesses in which the Company and the Subsidiaries are engaged. True and correct copies of all such insurance contracts and policies have been provided to Parent, and none have been subsequently amended, terminated or not renewed. Neither the Company nor any Subsidiary has any reason to believe that it or the Surviving Corporation will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

     Section 2.23 Books and Records. The books and records of the Company and each of its Subsidiaries are true and complete in all material respects, and the matters contained therein are appropriately reflected in the financial statements to the extent required to be reflected therein. Without limiting the foregoing, the minute books of the Company and its Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, boards of directors and all committees of the boards of directors of the Company and the Subsidiaries. Except as set forth in Section 2.23 of the Company Disclosure Schedule, copies of all such books and records (including a copy of the stock register for each) of the Company and the Putnam Subsidiary have been provided by the Company to Parent. All projections and other financial forecasts delivered or made available to Parent are based and were based on reasonable assumptions and were prepared consistently with past practices of the Company and are true, correct and complete and no information contained therein has become outdated or inaccurate in any material respect.

     Section 2.24 Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any Person acting on its behalf or any of its Subsidiaries to the knowledge of the Company) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

     Section 2.25 Affiliate Transactions; Sarbanes-Oxley Act.

          (a) Except as set forth on Section 2.25 of the Company Disclosure Schedule, no executive officer, director or employee of the Company or any of its Subsidiaries or any Person owning 5% or more of the capital stock of the Company (an “Affiliated Party”) is a party to any Contract or has any material interest in any property or assets owned or leased by the Company or any of its Subsidiaries or has engaged in any transaction with the Company material to the Company since January 1, 2004. Each contract, commitment or other arrangement between an Affiliated Party and the Company or any of its Subsidiaries is on terms no less favorable to the Company and its Subsidiaries than would have been available from an unaffiliated third party at the time such Contract or commitment was executed and is terminable by the Company or such Subsidiary at any time without cost, penalty charge, or any other premium. Since January 1, 2004, no event or transaction has occurred that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B that was not so reported.

          (b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated thereunder, that are effective. Without limiting the generality of the foregoing, there are no outstanding loans to directors or officers of the Company or any of its Subsidiaries of the kind prohibited by Section 402 of the Sarbanes-Oxley Act.

     Section 2.26 Change of Control Payments. Section 2.26 of the Company Disclosure Schedule sets forth a true and complete list of (a) any agreements or arrangements concerning any compensation or remuneration of any kind or nature which is or may become payable to any individual current or former employee, independent contractor, officer or director (or any dependent, beneficiary or relative of any of the foregoing) of the Company or any of its Subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (the “Change of Control Agreements”) true, correct and complete copies of which Change of Control Agreements have been previously provided to Parent by the Company and (b) all fees and expenses, whether previously paid, accrued or payable in the future, of financial advisors and the Company’s principal legal counsel in connection with the transactions contemplated hereby or in connection with the negotiation, execution or consummation of this Agreement and the transactions contemplated hereby.

     Section 2.27 Compliance with Export Control Laws, Antiboycott Laws, Anti-Terrorism and Related Laws.

          (a) Each of the Company and its Subsidiaries is, and has at all times been, in compliance in all material respects with all federal, state, local and foreign statutes, executive orders, proclamations, regulations, rules, directives, decrees, ordinances and similar provisions having the force or effect of law and all judicial and administrative orders, rulings, determinations and common law concerning the importation of merchandise, the export or reexport of products, services and technology, the terms and conduct of international transactions, and making or receiving international payments, including but not limited to the Tariff Act of 1930, as amended, and the rules and regulations promulgated thereunder, the Export Administration Act of 1979 as amended, the Export Administration Regulations as amended, the International Emergency Economic Powers Act as amended, the International Traffic in Arms Regulations as amended, any other export controls administered by an agency of the United States Government, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States Department of the Treasury, antidumping and countervailing duty laws and regulations, and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

          (b) Each of the Company and its Subsidiaries is, and has at all times been, in compliance with all laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”). Neither the Company nor any of its Subsidiaries have conducted any business with a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of Executive Order No. 13224; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a person or entity with whom any of the Companies is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation Executive Order No. 13224 and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of Executive Order No. 13224; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; (vi) a person or entity that is named on any of the lists enumerated on the Bureau of Industry and Security of the Department of Commerce’s official website, http://www.bis.doc.gov/ComplianceAndEnforcement/ListsToCheck.htm, including the (A) Denied Persons List, the (B) Unverified List, the (C) Entity List, the (D) Debarred List, the (E) lists compiled by the State Department in Non-Proliferation Sanctions, including the Iran and Syria Nonproliferation Act, Executive Order 12938 (as amended), Iran-Iraq Arms Nonproliferation Act of 1992, Missile Sanctions Laws, Chemical and Biological Weapons Sanctions Laws, Sanctions for the Transfer of Lethal Military Equipment, Iran Nonproliferation Act of 2000, and (F) General Order 3 to Part 736, or at any replacement website or other replacement official publication of such list, and (vii) a person or entity who is affiliated with a person or entity listed in items (i) through (vi), above.

     Section 2.28 Inventory. The inventories of the Company and its Subsidiaries do not include any material items which are slow moving, below standard quality or of a quality or quantity not useable or saleable in the ordinary course of business, the value of which has not been written down on its books of account to net realizable market value. The inventory levels of the Company and its Subsidiaries have been maintained at such amounts as are required for the operation of the business of such entities as previously conducted. As of the date hereof, all inventories (including raw materials and packaging) are usable in the ordinary course of business, and all such inventories consisting of finished goods are, and all such inventories consisting of work in process will upon completion be, of merchantable quality, meeting all applicable Law requirements.

     Section 2.29 Customers. Listed in Section 2.29 of the Company Disclosure Schedule are the names of the customers of the Company and its Subsidiaries which accounted for greater than 5% of the total revenues of the Company and its Subsidiaries during the twelve-month period ended June 30, 2007, and the eleven month period ended May 31, 2008. Except as set forth in Section 2.29 of the Company Disclosure Schedule, since June 30, 2007, no customer listed in Section 2.29 of the Company Disclosure Schedule has ceased or materially decreased, or threatened to cease or materially decrease, their purchases from the Company or any of its Subsidiaries of any goods, supplies or services.

     Section 2.30 Suppliers. Listed in Section 2.30 of the Company Disclosure Schedule are the names of the top 5 suppliers in terms of aggregate purchase price from which the Company, or any of its Subsidiaries, ordered raw materials, supplies, merchandise and other goods during the twelve-month period ended June 30, 2007 , and the eleven month period ended May 31, 2008. Except as set forth in Section 2.30 of the Company Disclosure Schedule, since June 30, 2007, no supplier listed in Section 2.30 of the Company Disclosure Schedule has ceased or materially decreased, or threatened to cease or materially decrease, their sales to the Company or any of its Subsidiaries of any goods, supplies or services.

     Section 2.31 Product Warranty and Liability. Each product sold, licensed or delivered by the Company or any of its Subsidiaries has been in conformity with all applicable material contractual commitments and all express and implied warranties, and neither the Company nor any of its Subsidiaries have any liability (and to the knowledge of the Company there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) for replacement or repair thereof or other damages in connection therewith beyond the Company’s returned goods policy described on Section 2.31 of the Company Disclosure Schedule. No product sold, licensed or delivered by the Companies is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease as set forth in Section 2.31 of the Company Disclosure Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

     Section 3.1 Qualification; Organization; Subsidiaries; etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement.

     Section 3.2 Corporate Authority Relative to This Agreement; No Violation.

          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 3.2(b), the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 3.3 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 3.4 Financing. Attached as Exhibit E is a true, accurate and complete copy of the fully executed equity commitment letter (the “Financing Commitment”) to provide equity financing to Parent and/or Merger Sub, of which the Company is a third-party beneficiary (the “Financing”) pursuant to which, and subject to the terms and conditions thereof, Parent has committed to provide Merger Sub with funds in the amounts described therein, the proceeds of which may be used, among other things, to consummate the Merger and the other transactions contemplated hereby. The Financing Commitment, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, of the other parties thereto. The Financing Commitment is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect. Neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth in the Financing Commitment and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. Parent and Merger Sub have paid any and all commitment or other fees required by the Financing Commitment that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees as they become due. There are no side letters or other agreements or arrangements relating to the Financing to which Parent, Merger Sub or any of their affiliates are a party containing additional conditions precedent to the Financing. Parent has sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration, the Option Consideration and the Warrant Consideration (in the aggregate, and inclusive of any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation). The consolidated financial statements of Parent previously provided to the Company fairly present in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended.

     Section 3.5 [Intentionally Omitted].

     Section 3.6 Capitalization of Merger Sub; No Prior Activities. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     Section 3.7 Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, at the date such Proxy Statement is first mailed to holders of Company Common Stock, and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.8 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

     Section 3.9 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with the Merger and the other transactions contemplated by this Agreement.

     Section 3.10 Lack of Ownership of Company Common Stock. Neither Parent nor Merger Sub nor any of their respective Subsidiaries is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement). Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

     Section 3.11 Interest in Competitors. Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective affiliates insofar as such affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

     Section 3.12 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated hereby), (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due, the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company.

     Section 3.13 No Additional Representations.

          (a) Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

          (b) Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in this Agreement which includes the Company Disclosure Schedule and/or the other documents and agreements delivered in connection herewith, and, except as expressly set forth in this Agreement and the other documents and agreements delivered in connection herewith, and neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information or any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, except as set forth in Section 2.23, the Company does not, and shall not be deemed to have made, and hereby disclaims, any representation, warranty or guarantee, express or implied, as to any financial forecast, revenue projection or financial model or other prospective information made available by the Company or its Representatives to Parent, Merger Sub or any of their respective Representatives. Except as aforesaid, it is understood and agreed that Parent and Merger Sub are solely responsible for developing for itself, together with its Representatives, any such financial forecasts, revenue projections and financial models and assessing any prospective events concerning the Company in connection with the transactions contemplated hereby.

ARTICLE IV

ADDITIONAL AGREEMENTS

     Section 4.1 Conduct of Business by the Company and Parent.

          (a) From and after the date of this Agreement until the date, if any, on which this Agreement is terminated pursuant to Section 6.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent, (iii) as may be contemplated, required or permitted by this Agreement or (iv) as set forth in Section 4.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

          (b) Subject to the exceptions contained in clauses (i) through (iv) of Section 4.1(a), the Company covenants and agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the earlier of the Effective Time and the Termination Date, without the prior written consent of Parent, the Company:

               (i) shall not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid or made by Subsidiaries to the Company;

               (ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

               (iii) except (A) as required by existing written agreements or Company Benefit Plans, or (B) for employee retention agreements to be entered into between the Company and certain employees, which such agreements will not result in the payment by the Company in excess of $850,000, plus the Company’s share of employment taxes thereon, in the aggregate, or (C) bonuses paid to employees for the period between July 1, 2008 and Closing, which amount shall not exceed $350,000 in the aggregate, or (D) for a non-contingent special bonus payable to Robert Belcher not to exceed $110,000, plus the Company’s share of employment taxes thereon, or (E) in the ordinary course of business consistent with past practice (which, for the avoidance of doubt, shall include, without limitation, the payment of cash bonuses at or about fiscal year end computed in the same manner paid in prior years and as reflected on Section 4.1(b)(iii) of the Company Disclosure Schedule, the payment of additional cash bonuses to directors consistent with past practice or in lieu of options granted in prior years, and fiscal year end merit raises of three and one half percent (3.5%) as of July 1, 2008), or as otherwise required by applicable Law, shall not, and shall not permit any of its Subsidiaries to (1) materially increase the compensation (salary, bonus or equity grants) or other benefits payable or provided to the Company’s directors or officers, (2) enter into any employment, change of control, separation, severance, retention or settlement agreement with any executive officer of the Company (except (w) to the extent necessary to replace an agreement with a departing employee, (x) for employment agreements terminable on less than thirty (30) days’ notice without penalty or payment which do not contain change of control, severance or retention provisions, (y) for severance agreements entered into with employees in the ordinary course of business in connection with terminations of employment; provided however, that such an agreement does not provide the employee party to the agreement with cash, benefits, and/or equity grants in a total amount exceeding the total compensation and benefits earned by the employee during the six (6) month period immediately preceding the termination, or (z) for at will agreements made with employees hired subsequent to the date of this Agreement which do not contain change of control, severance or retention provisions), or (3) except as permitted pursuant to clause (2) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as would not result in a material increase in cost to the Company;

               (iv) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

               (v) shall not, and shall not permit any of its Subsidiaries to, adopt any material amendments or modifications to, or repeals of, its certificate of incorporation or bylaws or similar applicable charter documents, except in the case of wholly owned Subsidiaries of the Company, in connection with mergers and consolidations between the Company and such Subsidiaries or between such Subsidiaries;

               (vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options outstanding on the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 4.1(b), (B) issuances of shares of Company Common Stock in the ordinary course of business pursuant to the Company Benefits Plans, (C) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, (D) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with the Company’s customary schedule, and (E) issuances of shares of Company Common Stock upon exercise of Company Warrants;

               (vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and except for purchases of shares of Company Stock at a price per share less than $2.51 per share, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

               (viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money, so long as the principal amount thereof is not increased and the other terms and conditions thereof are not materially less favorable than the existing terms of such indebtedness (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 4.1(b), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) indebtedness for borrowed money not to exceed $500,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(D), inclusive;

               (ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its material properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and except pursuant to existing agreements in effect prior to the execution of this Agreement;

               (x) except as set forth on Section 4.1(b)(x) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company other than in the ordinary course of business;

               (xi) except as set forth on Section 4.1(b)(xi) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business;

               (xii) shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

               (xiii) shall not voluntarily change or remove the certified public accountants for the Company or change any of the accounting methods, policies, procedures, practices or principles used by the Company unless required by GAAP or the SEC;

               (xiv) shall not modify the terms of, discount, setoff or accelerate the collection of, any accounts receivable, except in the ordinary course of business consistent with past practice;

               (xv) shall not pay accounts payable and other obligations and liabilities other than in the ordinary course of business consistent with past practice;

               (xvi) shall not fail to maintain in all material respects inventory levels consistent with past practice for the businesses of the Company and each of its Subsidiaries;

               (xvii) shall not make or commit to make aggregate capital expenditures in excess of $650,000;

               (xviii) shall not settle any material pending claim or other material disagreement resulting in any payment of an amount in excess of $50,000 in the aggregate as to all such claims or disagreements;

               (xix) shall not enter into, directly or indirectly, any new material transaction with any Affiliate of the Company (excluding transactions with the Subsidiaries in the ordinary course of business and consistent with past practice and agreements with directors and officers of the Company set forth on Schedule 4.1(b)(xix) of the Company Disclosure Schedule), including, without limitation, any transaction, agreement, arrangement or understanding that would be required to be reported as a Certain Relationship or Related Transaction or similar relationship or transaction pursuant to Statement of Financial Accounting Standards No. 57, or in any SEC filing pursuant to Item 404 of Regulation S-B;

               (xx) shall not take, undertake, incur, authorize, commit or agree to take any action that would cause any of the representations or warranties in Section 2 to be untrue in a manner that could or would cause any of the conditions to closing set forth in Section 5 not to be satisfied;

               (xxi) shall not authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; and

               (xxii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

          (c) Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

     Section 4.2 Access to Information; Confidentiality.

          (a) The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours upon reasonable prior notice to the Company, throughout the period from the date of this Agreement to the earlier to occur of the Effective Time and the Termination Date, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws, as well as each of their executive officers and agents (including access for the purpose of preparing and coordinating programs, objectives and other information related to the integration of the business of the Company with the business of Parent or any of its affiliates following consummation of the Merger). Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement), would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries. If, in the course of any investigation pursuant to this Section 4.2(a), Parent discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon closing would constitute a breach, Parent agrees that it will promptly so inform the Company, provided, however, that (i) Parent’s failure to do so will not modify, waive, limit, restrict of change the rights and remedies available to the Parent, or the Company’s obligations, under this Agreement or by Law and (ii) no information received pursuant to an investigation made under this Section 4.2 shall be deemed to qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent in connection with the transactions contemplated hereby, amend or otherwise supplement the information set forth in the Company Disclosure Schedule, limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at Law or in equity, or limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article 5.

          (b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of January 22, 2008, between the Company and SAES Smart Materials, Inc., a New York corporation (the “Confidentiality Agreement”).

     Section 4.3 No Solicitation of Transactions.

          (a) The Company shall, and shall cause each of its Subsidiaries to, and shall cause the Company’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and Parent’s Representatives) that may be ongoing as of the date hereof with respect to an Alternative Proposal. The Company shall not, and shall cause each of its Subsidiaries and shall use commercially reasonable efforts to cause the Company’s Representatives not to, directly or indirectly (i) solicit, initiate, facilitate or knowingly encourage any Alternative Proposal, (ii) enter into any letter of intent, memorandum of understanding or other agreement or agreement in principle with respect to an Alternative Proposal, (iii) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, any Alternative Proposal or (iv) approve, endorse or recommend an Alternative Proposal; provided, however, that at any time prior to obtaining the Company Stockholder Approval, in response to a written Alternative Proposal that was not solicited, or received in the case of an action, in violation of this Agreement by the Company, any of its Subsidiaries or a Representative of the Company after the date hereof and that the Board of Directors of the Company reasonably believes is bona fide and determines in good faith (A) constitutes a Superior Proposal and (B) the failure to take such action could be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, the Company may, subject to compliance with Section 4.3(b) and acting under the direction of the Board of Directors, (x) furnish information and/or draft agreements with respect to the Company and its Subsidiaries to the person making such Alternative Proposal (and its officers, directors, affiliates, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement at least as restrictive as the Confidentiality Agreement; provided, that all such information and a summary of the material terms of any such draft agreements have previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such person and (y) participate in discussions with or negotiations with the person making such Alternative Proposal (and its officers, directors, affiliates, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Alternative Proposal.

          (b) The Company shall promptly (but, in any event, prior to the close of business on the Business Day following the day of its receipt thereof) advise Parent in writing of the Company’s receipt of any Alternative Proposal. Upon determination by the Board of Directors of the Company that an Alternative Proposal constitutes a Superior Proposal in accordance with Section 4.3(a), the Company shall promptly (but, in any event, prior to the close of business on the Business Day following the day such determination occurs) deliver to Parent a written notice advising it that the Board of Directors of the Company has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal as well as copies of any draft or final agreements with respect to the Superior Proposal, and the Company shall give Parent no less than five (5) Business Days to respond to such notice; provided, (i) if requested by Parent, the Company shall negotiate in good faith with Parent and Merger Sub during such notice period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (ii) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement proposed in writing by Parent and Merger Sub and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect and (iii) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent, an additional notice and copies of the relevant proposed transaction agreement and other material documents and the notice period shall have recommenced (it being understood that any purported termination of this Agreement pursuant to Section 4.3 shall be null and void and of no force or effect unless the Company shall have paid Parent the Company Termination Fee and expenses in accordance with Section 6.3(a) hereof).

          (c) From and after the date hereof, the Company shall keep Parent reasonably informed of any material developments regarding any Alternative Proposal and, upon the reasonable request of Parent, shall apprise Parent of the status of such Alternative Proposal. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from complying with its obligations under this Section 4.3.

          (d) As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer, whether in writing or otherwise, made by any person prior to the receipt of the Company Stockholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of fifteen percent (15%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of Company Common Stock.

          (e) As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (substituting 50% for the 15% thresholds set forth in the definition of “Alternative Proposal”) made by any person on terms that the Board of Directors of the Company determines in good faith, after considering such factors as the Board of Directors of the Company considers to be appropriate (including the financial terms, timing and likelihood of consummation of such proposal), are more favorable to the Company and its stockholders than the transactions contemplated by this Agreement.

     Section 4.4 Company Board Recommendation.

          (a) Subject to the terms of Section 4.4(b) hereof, the Board of Directors of the Company shall make the recommendation that the holders of Company Common Stock approve this Agreement (the “Recommendation”).

          (b) Notwithstanding any provision of this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may (i) withdraw (or not continue to make), modify or qualify in a manner adverse to Parent the Recommendation, (ii) approve or recommend a Superior Proposal (any action described in the foregoing clause (i) or this clause (ii), a “Company Adverse Recommendation Change”), and/or (iii) enter into an agreement or agreements regarding a Superior Proposal, if (x) in the case of an action described in any such clause above, the Board of Directors of the Company has determined in good faith that the failure to take such action could be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, and (y) in the case of an action described in clause (iii) above, (A) the Company has complied in all material respects with its obligations under Section 4.3 and this Section 4.4 and (B) the Company shall have terminated this Agreement in accordance with the provisions of Section 6.1(e)(ii) hereof and (provided, that neither of Parent nor Merger Sub is in material default hereunder) the Company shall pay Parent the Company Termination Fee in accordance with Section 6.3(a) hereof.

          (c) Nothing in this Agreement shall prohibit or restrict the Company or the Board of Directors of the Company from (i) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company stockholders if, in the good faith judgment of the Board of Directors of the Company, such disclosure would be reasonably necessary under applicable Law (including in order to comply with its fiduciary duties to Company stockholders under Delaware Law and under Rules 14d-9 and 14e-2 promulgated under the Exchange Act).

     Section 4.5 Proxy Statement. Subject to the terms and conditions of this Agreement, as soon as reasonably practicable following the date hereof, the Company shall prepare in consultation with Parent, and the Company shall file with the SEC, a proxy statement, letter to holders of Company Common Stock, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the holders of Company Common Stock in connection with the solicitation of proxies for use at the Company Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company shall use its commercially reasonable efforts to cause the foregoing to be filed with the SEC, on a preliminary basis, not later than the twenty first (21st) day subsequent to the date hereof, but in no event shall the foregoing be filed more than thirty (30) days subsequent to the date hereof; provided, however, that, if on such thirtieth (30th) day, the Company is ready to file such proxy statement subject only to Parent’s approval, such thirty (30) day time period shall be extended until receipt of Parent’s approval. The Company and Parent, as the case may be, shall promptly furnish all information concerning the Company on the one hand, or Parent and Merger Sub on the other hand, that may be required by applicable securities Laws or reasonably requested by the other Party hereto in connection with the preparation and filing with the SEC of the Proxy Statement.

Subject to the terms and conditions of this Agreement and all applicable Laws, the Company shall use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the holders of Company Common Stock as promptly as practicable following the clearance thereof by the SEC or the expiration of the review period therefor if there is or has been no review by the SEC. The Company shall cause the Proxy Statement to, when filed with the SEC, comply in all material respects with the applicable requirements of the Exchange Act and all other Laws. Subject to Section 4.4(b), the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the holders of Company Common Stock vote in favor of the approval of this Agreement and the Merger. The Board of Directors of the Company shall in good faith take all actions reasonably requested by Parent to solicit from holders of Company Common Stock proxies in favor of adoption of this Agreement and approval of the Merger for the Company Meeting, provided that the Board of Directors of the Company shall not be prevented from acting in accordance with Section 4.4(b). If at any time prior to the Company Meeting, any information relating to the Company, Parent, or Merger Sub, or any of their respective directors, officers or affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of Company Common Stock. The Company shall provide Parent and its counsel a reasonable opportunity to review, comment and approve (which such approval shall not be unreasonably withheld or delayed) the Proxy Statement and any amendments or supplements thereto, prior to the filing thereof with the SEC. The Company shall promptly advise Parent of any oral comments received from the SEC or its staff with respect to the Proxy Statement and shall provide to Parent and its counsel any and all written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt thereof. The Company shall use its reasonable best efforts, after consultation with Parent, to respond to and resolve all SEC comments with respect to the Proxy Statement promptly after receipt thereof.

     Section 4.6 Company Meeting.

          (a) The Company shall, in accordance with its certificate of incorporation and bylaws, establish a record date for, promptly and duly call and give notice of and convene and hold as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC or the expiration of the review period therefor if there is or has been no review by the SEC (but in no event convening such meeting no more than thirty-five (35) days after such clearance or expiration, as the case may be, or if such day is not a Business Day, then the next following Business Day, a meeting of the holders of shares of Common Stock (the “Company Meeting”) for the sole purpose of seeking the Company Stockholder Approval. Nothing herein shall prevent the Company from postponing or adjourning the Company Meeting if there are insufficient shares of Company Common Stock represented at the Company Meeting and necessary to conduct business at such meeting. Unless the Company has made a Company Adverse Recommendation Change pursuant to Section 4.4(b), the Company shall (i) recommend adoption of this Agreement and include in the Proxy Statement the Recommendation and (ii) use its commercially reasonable efforts to solicit proxies in favor of such adoption. The Company shall provide Parent with such information with respect to the solicitation of the Company Stockholder Approval as is reasonably requested by Parent. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Meeting pursuant to this Section 4.6 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Alternative Proposal.

          (b) Each of Parent and Merger Sub shall vote all shares of Company Common Stock beneficially owned by it or any of its respective Subsidiaries as of the applicable record date in favor of the adoption of this Agreement in accordance with the DGCL at the Company Meeting or otherwise.

     Section 4.7 Equity Awards; Employee Matters.

          (a) Certain Permitted Actions. At any time prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company may take such actions as it deems necessary or appropriate to implement the provisions of this Section 4.7.

          (b) Equity Awards.

               (i) Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of United States state or local Tax Law with respect to the making of such payment.

               (ii) Each warrant to purchase shares of Company Common Stock (each, a “Company Warrant”), that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Warrant and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Warrant, with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Warrant Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of Untied States state or local Tax Law with respect to the making of such payment. Notwithstanding anything to the contrary contained herein, the Company may, subsequent to the date hereof, enter into agreements with the holders of Company Warrants in order to effect the foregoing.

               (iii) At the Closing, the Company shall (A) terminate its Company Stock Plans (including entering into agreements with option holders with respect to options outstanding under the Company’s 1994 Stock Option Plan to effect such termination, as necessary), (B) ensure that all options to purchase shares of Company Common Stock granted under the Company Stock Plans have been cancelled (including entering into option cancellation agreements with option holders with respect to options outstanding under the Company’s 1994 Stock Option Plan to effect such termination, as necessary) as of the Effective Time (subject to the right to receive the Option Consideration in accordance with subparagraph (i) above), (C) ensure that all warrants to purchase shares of Company Common Stock that have not been exercised prior to the Effective Time have been cancelled as of the Effective Time by entering into cancellation agreements with the warrant holders with respect thereto (subject to the right to receive the Warrant Consideration in accordance with subparagraph (ii) above), and (D) ensure that no current or former employee, director, consultant or independent contractor of the Company or any Subsidiary has any rights under the Company Stock Plans and that any liabilities of the Company under the Company Stock Plans have been fully extinguished without cost to Parent, Merger Sub or the Surviving Corporation (other than the Option Consideration).

          (c) Employee Matters.

               (i) From and after the Effective Time, Parent, Surviving Corporation and their Subsidiaries shall honor all Company Benefit Plans (other than the Company Stock Plans which shall terminate as of the Effective Time) that are in effect immediately before the Effective Time (except to the extent amended or terminated in accordance with such terms or as necessary to comply with applicable law); provided, however, that the Parent, Surviving Corporation and their Subsidiaries shall have the right at any time to amend or terminate any such Benefit Plan in accordance with its terms; provided, further, that the benefits (excluding any equity-based compensation) and base salary or hourly wage rate provided to employees of the Company (“Company Employees”) until July 1, 2009 shall be substantially similar in the aggregate to the benefits and base salary or hourly wage rate provided to Company Employees immediately prior to the Closing Date. Without limiting the provisions of this Section 4.7(c)(i), the Parent shall continue, or cause to be continued, the Company’s annual incentive compensation plans for fiscal year 2009 (“2009 Bonus Plans”) on terms and conditions no less favorable to each Company Employee than those in effect under the applicable 2009 Bonus Plan at the Effective Time; provided that, in measuring the performance of the Company, any Subsidiary of the Company or any of their respective business units to determine the amounts payable under the 2009 Bonus Plan, Parent shall make, or cause to be made, equitable adjustments to exclude the effect of extraordinary or one-time expenses incurred in connection with the transactions contemplated by this Agreement.

               (ii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent, Surviving Corporation and their Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, disability, life, pharmaceutical and/or vision benefits to any Company Employee, Parent, Surviving Corporation and their Subsidiaries shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent, Surviving Corporation and their Subsidiaries shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

               (iii) Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each Company Benefit Plan will occur upon the Effective Time.

               (iv) Nothing in this Section 4.7. or otherwise in this Agreement shall confer upon any past or present employee of the Company or any of its Subsidiaries any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment.

     Section 4.8 Reasonable Best Efforts to Complete.

          (a) Subject to the terms and conditions set forth in this Agreement, each of the Parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement (including the Merger), including using reasonable best efforts in: (i) causing the conditions to the Merger set forth in Article V hereof to be satisfied or fulfilled; (ii) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (iii) obtaining all necessary consents, approvals or waivers from third parties; (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement (including the Merger) and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement (including the Merger).

          (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than five (5) Business Days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) and (y) timely making all such filings and timely seeking all such consents, permits, authorizations, waivers or approvals; (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Merger), including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the date provided in Section 6.1(b)); and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other Party a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

          (c) In furtherance and not in limitation of the agreements of the Parties contained in this Section 4.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.8 shall limit a Party’s right to terminate this Agreement pursuant to Article VI so long as such Party has, prior to such termination, complied with its obligations under this Section 4.8.

          (d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation including the Exxon-Florio Amendment to the Defense Production Act.

          (e) For purposes of this Agreement, the “reasonable best efforts” of Parent shall not require Parent or any of its Affiliates to divest of any properties or assets or abandon, dispose of or sell any line of business.

     Section 4.9 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     Section 4.10 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock and including the deemed disposition and cancellation of the Company Stock Options in the Merger) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     Section 4.11 Certain Notices. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 6.1 and the Effective Time:

          (a) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement qualified as to materiality or a Company Material Adverse Effect has become untrue or inaccurate in any respect, or those not so qualified has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that either of the conditions set forth in Section 5.3(a) could not be satisfied as of the Outside Date; provided, however, that (i) the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 4.11(a) and (ii) the delivery of any notice pursuant to this Section 4.11(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

          (b) The Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party subsequent to the date of this Agreement and prior to the Effective Time alleging any material breach of or material default under any Company Material Contract, or (ii) any notice or other communication received by the Company from any third party subsequent to the date of this Agreement and prior to the Effective Time alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 4.11(b).

          (c) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that (i) the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 4.11(c) and (ii) the delivery of any notice pursuant to this Section 4.11(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

          (d) As soon as practicable after the date hereof, but in any event no later than thirty (30) days after each calendar month-end following the date of this Agreement that occurs prior to the Effective Time, the Company shall deliver to Parent a copy of the Company’s unaudited internal operating balance sheet and profit and loss statement (prepared in form and substance on a basis consistent with past practice).

     Section 4.12 Public Announcements. The Company and Parent (on behalf of itself and Merger Sub) will consult with and to the extent reasonably practicable shall provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

     Section 4.13 Indemnification and Insurance.

          (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and each of its Subsidiaries’ certificates of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time, or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify (including changes effected by way of mergers and consolidations) any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

          (b) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Subsidiary of the Company, indemnify and hold harmless each current and former director, officer or employee of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of or pertaining to such Indemnified Party’s service as a director or officer of the Company or any of the Company’s Subsidiaries or services performed by such person at the request of the Company or any of the Company’s Subsidiaries, including (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) any claim arising from the transactions contemplated herein, and any actions taken by Parent and/or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries which is alleged to have rendered the Surviving Corporation and/or any of its Subsidiaries insolvent). Without limiting the foregoing, the Surviving Corporation shall also advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party within fifteen (15) days after receipt by Parent of a written request for such advance to the fullest extent permitted under applicable Law; provided that the person to whom expenses are advanced provides an undertaking in customary form, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such person is not entitled to indemnification (it being understood and agreed that the Surviving Corporation shall not require the posting of any bond or any other security for such undertaking). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action. Neither Parent nor the Surviving Corporation on the one hand nor any Indemnified Party on the other hand shall be liable for any settlement effected without his, her or its prior express written consent. Notwithstanding anything to the contrary set forth in this Section 4.13(b), Parent and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties for any Indemnified Parties in any jurisdiction with respect to any single action) except to the extent that two or more of such Indemnified Parties shall have actual material conflict of interest in such action.

          (c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain, and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies as described in Section 4.13(c) of the Company Disclosure Schedule, and (ii) the Company’s existing fiduciary liability insurance policies as described in Section 4.13(c) of the Company Disclosure Schedule, in each case for a claims reporting or discovery period commencing with the Effective Time and continuing for at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (d) In the event any Indemnified Party is successful in enforcing the indemnity and other obligations provided in this Section 4.13, Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 4.13.

          (e) The obligations under this Section 4.13 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the policies referred to in Section 4.13 hereof (and their heirs and representatives)) (collectively, “Indemnified Persons”) without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons is intended to be a third party beneficiary of this Section 4.13, with full rights of enforcement as if a party thereto. The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 4.13 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.

          (f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 4.13.

     Section 4.14 [Intentionally Omitted].

     Section 4.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. The obligations and liability of Parent and Merger Sub hereunder shall be joint and several.

     Section 4.16 Certain Tax Matters.

          (a) Immediately prior to the Closing Date, Company shall deliver to Parent a certification that stock in the Company is not a U.S. real property interest because the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i).

          (b) At no time prior to the Closing Date shall the Company, except as may be required as a result of a change in applicable Law or GAAP, make, revoke or change any Tax election or change any Tax accounting method, settle or compromise any Tax liability, or waive or consent to the extension of any statute of limitations for the assessment and collection of any Tax, and shall file all Tax Returns consistent with past practice.

     Section 4.17 Resignations. To the extent requested by Parent in writing at least five (5) Business Days prior to the Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company’s Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

     Section 4.18 Certain Employment Agreements. Until the date that the definitive proxy statement is mailed to the Company’s shareholders with respect to the transactions contemplated hereof, the Parent and Merger Sub may meet with and negotiate (i) employment agreements with the individuals identified on Section 4.18 of the Company Disclosure Schedule, (ii) consulting agreement with Mr. James Dandeneau and (iii) consulting agreements with Mr. Robert Belcher and Mr. Philippe Poncet; provided, however, that (x) any such negotiations shall cease once the definitive proxy statement is sent to the financial printer for printing and distribution to shareholders and (y) any such employment agreement or consulting agreement shall in no way be a condition to the Parent or Merger Sub’s obligations to consummate the transactions contemplated hereby.

ARTICLE V

CONDITIONS TO THE MERGER

     Section 5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

          (a) The Company shall have obtained the Company Stockholder Approval;

          (b) No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law that is in effect and has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Law or order, judgment, writ, stipulation, award, injunction, decree, arbitration, award, ruling, assessment, decision or findings (collectively, “Order”) (whether temporary, preliminary or permanent) that has the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger;

          (c) Any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin consummation of this transaction, which action shall not have been withdrawn or terminated; and

          (d) Any Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement shall have been obtained, except in instances where the failure to obtain such Company Approvals would not have, individually or in the aggregate, a Company Material Adverse Effect.

     Section 5.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following additional conditions:

          (a) (i) Each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; provided, however, that if any breach in the performance of any such obligation shall occur and such breach is capable of being cured, and so long as the Parent is diligently attempting to effect such cure, the Parent shall have five (5) Business Days from the date it has knowledge of such breach to cure such breach; and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement shall be (A) true and correct in all material respects (unless qualified as to materiality or a Parent Material Adverse Effect, all of which such representations and warranties shall be true and correct in all respects) as of the date of this Agreement (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties qualified as to materiality or a Parent Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of such specified date), and (B) true and correct in all respects as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), except, in the case of this clause (B), where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect;

          (b) The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 5.2(a); and

          (c) Consistent with Section 1.8(a), Parent shall have caused to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Company Common Stock plus cash to pay for the Company Stock Options and Company Warrants pursuant to Section 4.7.

     Section 5.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following additional conditions:

          (a) (i) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time provided, however, that if any breach in the performance of any such obligation shall occur and such breach is capable of being cured, and so long as the Company is diligently attempting to effect such cure, the Company shall have five (5) Business Days from the date it has knowledge of such breach to cure such breach; and (ii) the representations and warranties of the Company contained in this Agreement shall be (A) true and correct in all material respects (unless qualified as to materiality or a Company Material Adverse Effect, all of which such representations and warranties shall be true and correct in all respects) as of the date of this Agreement (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties qualified as to materiality or a Company Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of such specified date), and (B) true and correct in all respects as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), except, in the case of this clause (B), where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that with respect to both clause (A) and clause (B) above, the statement that representations and warranties already qualified by materiality must be true and correct in all respects, rather than all material respects, does not mean that the word “material” shall not be given effect in Section 2.8, when used to qualify the word “contract,” in Section 2.13(a), when used to qualify the phrase “Tax Returns,” in Section 2.14(b), when used to qualify the phrase “Intellectual Property,” in Section 2.15, when used to qualify the phrase “leases, subleases or other similar arrangements,” in Section 2.17, when used to qualify the word “fact,” or in Section 2.25(a), when used to qualify the word “interest;”

          (b) There shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

          (c) Parent and Merger Sub shall have received evidence of payment of all expenses set forth on Schedule 2.26 of the Company Disclosure Schedule, together with a release signed by each party to whom the expenses on such Schedule 2.26 of the Company Disclosure Schedule were owed as to such expenses;

          (d) No more than 3% of the outstanding shares of Company Common Stock shall be Dissenting Shares;

          (e) There shall not be pending any Action challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger or seeking to prohibit or impose material limitations on the ownership or operations of all or a material portion of the operations or assets of the Company or any of its Subsidiaries that would be effective after the Effective Time or seeking the payment of any material amount of damages in respect thereto other than claims for appraisal rights by Dissenting Shares;

          (f) The Voting Agreement shall not have been breached in any material respects by any of the “Stockholders” defined therein;

          (g) Parent shall have received a copy of the Company’s preliminary unaudited internal operating balance sheet and profit and loss statement (prepared in form and substance on a basis consistent with past practice) for and as of the most recent calendar month ending not less than thirty (30) days prior to the Closing Date.

          (h) Parent shall have received the following instruments and certificates (including without limitation certificates of good standing of each of the Company and the Putnam Subsidiary in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions); and

          (i) Parent and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of the Company, acting in their sole capacity as such officers of the Company, as to the satisfaction of the conditions set forth in Section 5.3(a) and Section 5.3(b).

     Section 5.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 5.1, Section 5.2 or Section 5.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 4.8.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

     Section 6.1 Termination. This Agreement may be terminated as set forth below:

          (a) at any time, by mutual written agreement of Parent and the Company;

          (b) by either Parent or the Company, if the Merger shall not have been consummated on or before the date that is six (6) months (the “Outside Date”) after the date hereof (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Effective Time); provided that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger; provided further that such tolling period shall not to exceed two (2) months from the Outside Date;

          (c) by either Parent or the Company, notwithstanding the prior adoption of this Agreement by the holders of Company Common Stock in accordance with Delaware Law, if, at any time prior to the Effective Time, any federal Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Merger) any Law that is in effect and has the effect of making the consummation of any of the transactions contemplated hereby (including the Merger) illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Merger), or (ii) issued or granted any Order that is in effect and has the effect of making any of the transactions contemplated hereby (including the Merger) illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Agreement (including the Merger), and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to any Party hereto whose action or failure to fulfill any obligation under this Agreement has resulted in the imposition of such order, decree or ruling;

          (d) by either Parent or the Company if the Company Meeting (including any adjournments thereof) shall have concluded and the conditions set forth in Section 5.1(a) shall not have been satisfied;

          (e) by the Company:

               (i) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or (B) that any of the representations or warranties of Parent and/or Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either of (A) or (B) which breach or inaccuracy would reasonably be expected to prevent Parent and/or Merger Sub from consummating the Merger in accordance with the terms hereof; provided, however, that notwithstanding the foregoing, in the event that such breach of covenant by Parent or Merger Sub is, or such inaccuracies in the representations and warranties of Parent or Merger Sub are, curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 6.1(e)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 6.1(e)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period);

               (ii) if the Company shall have (A) effected a Company Adverse Recommendation Change in accordance with Section 4.4(b)(i) or Section 4.4(b)(ii) hereof and/or (B) entered into an agreement regarding a Superior Proposal in accordance with Section 4.4(b)(iii) hereof; provided that, in the case of such termination, (x) Parent has not made, within five (5) Business Days of the receipt of the notice required by Section 4.3(b) an offer that the Board of Directors of the Company reasonably and in good faith determines is at least as favorable to the holders of Company Common Stock as the Superior Proposal, it being understood that the Company shall not enter into any definitive agreement regarding a Superior Proposal during such five (5) Business Day period, and (y) concurrently with such termination, the Company shall simultaneously pay the Company Termination Fee and/or the Company Expense Reimbursement; or

               (iii) if Parent does not give effect to the Closing within five (5) Business Days after notice by the Company to the Parent that the conditions set forth in Sections 5.1 and 5.3 are satisfied; provided, that, at the time of such notice and at the time of such termination, the conditions set forth in Sections 5.1 and 5.3 shall in fact be and shall remain satisfied; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(e)(iii) if, at the time of such termination, there exists a breach of any representation, warranty or covenant by the Company that would result in the failure to satisfy the closing conditions set forth in Section 5.3(a); or

          (f) by Parent:

               (i) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall not be capable of being made as of the Effective Time which, in the case of both (A) and (B) would reasonably be expected to result in the condition set forth in Section 5.3(a) not being satisfied; provided, however, that notwithstanding the foregoing, in the event that such breach of covenant by the Company is, or such inaccuracies in the representations and warranties of the Company are, curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 6.1(f)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 6.1(f)(i) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period);

               (ii) if the Company shall have (A) effected a Company Adverse Recommendation Change in accordance with Section 4.4(b)(i) or Section 4.4(b)(ii) hereof and/or (B) entered into an agreement regarding a Superior Proposal in accordance with Section 4.4(b)(iii) hereof; or

               (iii) if there shall have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

     Section 6.2 Notice of Termination; Effect of Termination. Except as expressly provided herein, any proper termination of this Agreement pursuant to Section 6.1 hereof shall be effective immediately upon the delivery of written notice of the terminating Party to the other Party or Parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 6.1 hereof, this Agreement shall be of no further force or effect without liability of any Party or Parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such Party or Parties) to the other Party or Parties hereto, as applicable, except (a) that Section 4.2(b) hereof, Section 4.13(e) hereof, Section 4.15 hereof, this Article VI and Article VII shall survive the termination of this Agreement, (b) as set forth in Section 6.3, as applicable, and (c) for liability arising out of fraud or intentional breach of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity and may seek to prove additional damages as contemplated by Section 7.15 below. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the Parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     Section 6.3 Termination Fees.

          (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall pay to Parent a fee of $3,500,000 in cash (the “Company Termination Fee”), in the event that:

               (i) this Agreement is terminated by Parent pursuant to Section 6.1(f)(ii)(B) or by the Company pursuant to Section 6.1(e)(ii)(B), in which case the Company shall pay to Parent the Company Termination Fee within two (2) Business Days following such termination, payable by wire transfer of same day funds; or

               (ii) this Agreement is terminated by Parent pursuant to Section 6.1(f)(ii)(A) or by the Company pursuant to Section 6.1(e)(ii)(A); or

               (iii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 6.1(d) and (B) after the date of this Agreement and prior to such termination, any Alternative Proposal (substituting 50% for the 15% thresholds set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed and not publicly and unconditionally withdrawn prior to such date of termination, and (C) concurrently with or within twelve (12) months after such termination, the Company shall have entered into any definitive agreement providing for such Qualifying Transaction with the person who proposed such Qualifying Transaction that was existing at the time of termination, or any affiliate thereof, and (D) such Qualifying Transaction shall have been consummated, in which case the Company shall pay to Parent the Company Termination Fee upon consummation of such Qualifying Transaction, payable by wire transfer of same day funds; or

               (iv) (A) this Agreement is terminated by Parent pursuant to Section 6.1(f)(i), and (B) concurrently with or within twelve (12) months after such termination, the Company shall have entered into any definitive agreement providing for a Qualifying Transaction with the person who proposed such Qualifying Transaction that was existing at the time of termination, or any affiliate thereof, and (C) such Qualifying Transaction shall have been consummated, in which case the Company shall pay to Parent the Company Termination Fee upon consummation of such Qualifying Transaction, payable by wire transfer of same day funds.

It is understood that in no event shall the Company be required to pay the fee referred to in this Section 6.3(a) on more than one occasion.

          (b) In the event that this Agreement is terminated by Parent pursuant to Section 6.1(f)(i) (regardless of whether Parent is entitled to payment pursuant to Section 6.3(a)(iv)), by the Company pursuant to Section 6.1(e)(ii)(B), by either party pursuant to Section 6.1(d), or by Parent pursuant to Section 6.1(f)(ii), the Company shall pay to Parent, upon termination, an amount in cash equal to the sum of Parent’s and Merger Sub’s documented out-of-pocket fees and expenses reasonably incurred by it in connection with this Agreement and the transactions contemplated by this Agreement in an aggregate amount not to exceed $1,500,000 (the “Company Expense Reimbursement”); provided, however, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 6.3(a) shall not relieve the Company of its obligation to pay the Company Expense Reimbursement pursuant to this Section 6.3(b); and provided, further, that the payment by the Company of the Company Expense Reimbursement pursuant to this Section 6.3(b) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 6.3(a).

     Upon payment of the Company Termination Fee and the Company Expense Reimbursement, as applicable, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent, Merger Sub, their affiliates or otherwise except for liability arising out of fraud or an intentional breach of this Agreement, in which case Parent shall have such rights and remedies as are contemplated by Section 7.15 below (in addition to any amounts owed to such party under Section 6.3).

          (c) Any payment made pursuant to this Article VI shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

          (d) Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement, and that any amounts payable pursuant to this Section 6.3 do not constitute a penalty but rather are liquidated damages in a reasonable amount to compensate the receiving party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if a party fails to pay the Company Termination Fee or the Company Expense Reimbursement, pursuant to this Section 6.3, and the receiving party commences a suit to obtain such payments, which results in a judgment against the paying party for the applicable amount due under this Section 6.3, such paying party shall pay the receiving party its costs and expenses (including reasonable attorney’s fees) in connection with such suit, together with interest on such amount at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

ARTICLE VII

MISCELLANEOUS

     Section 7.1 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

     Section 7.2 Expenses. Except as set forth in Article VI, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that all fees paid in respect of any HSR or other regulatory filing shall be borne by Parent.

     Section 7.3 Notices. Any notice, request, demand, claim or other communication hereunder shall be in writing, except as expressly provided herein, and sent by facsimile transmission (provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          To Parent or Merger Sub:

               SAES Getters S.p.A.
               Viale Italia 77
               20020 Lainate (Mi)
               Italy
               Telecopy: +39-0293178250
               Attention: General Counsel

          with copies, which shall not constitute notice, to:

               Nixon Peabody LLP
               100 Summer Street
               Boston, Massachusetts 02110
               Telecopy: (617) 345-1000
               Attention: Jack Fainberg, Esq.

          To the Company:

          with copies, which shall not constitute notice, to:

               Finn Dixon & Herling LLP
               177 Broad Street, 15th Floor
               Stamford, Connecticut 06901-2048
               Telecopy: (203) 325-5001
               Attention: David I. Albin, Esq.

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

     Section 7.4 Amendments. To the fullest extent permitted by Delaware Law, this Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.

     Section 7.5 Waivers. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any obligation or other act of another Party hereto, (b) waive any inaccuracy in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of another Party or condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

     Section 7.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

     Section 7.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (i) the provisions of Sections 1.7, 1.8 and 4.7 (which, from and after the Effective Time, shall be for the benefit of holders of the shares of Company Common Stock, Company Stock Options, and Company Warrants as of the Effective Time), (ii) Section 4.13 (which shall be for the benefit of the Indemnified Parties) and (iii) the right of the Company, on behalf of its stockholders, to pursue damages suffered by its stockholders as a group in the event of Parent or Merger Sub’s breach of this Agreement, is not intended to and shall not confer upon any person other than the Parties hereto any rights or remedies hereunder.

     Section 7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

     Section 7.10 Jurisdiction; Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 7.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

     Section 7.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     Section 7.12 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

     Section 7.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 7.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

     Section 7.15 Specific Performance. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, and Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in addition to any other remedy that may be available at law or in equity.

     Section 7.16 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, e-mail or otherwise) to the other Parties.

     Section 7.17 Definitions.

          (a) References in this Agreement to “Subsidiaries” of any Party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such Party, or (ii) such Party or any Subsidiary of such Party is a general partner (excluding partnerships in which such Party or any Subsidiary of such Party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge of the executive officers of the Company after a reasonable investigation and inquiry. As used in this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

          (b) Each of the following terms is defined on the page or pages set forth opposite such term:

2009 Bonus Plans	41
Action	46
Affiliated Party	23
affiliates	61
Agreement	1
Alternative Proposal	37
Anti-Terrorism Laws	24
Bankruptcy and Equity Exception	10
Book Entry Shares	5
Business Day	61
Cancelled Shares	4
Certificate of Merger	2
Certificates	5
Change of Control Agreements	24
Closing	2
Closing Date	2
Code	6
Company	1
Company Adverse Recommendation Change	37
Company Approvals	10
Company Benefit Plans	14
Company Common Stock	3
Company Disclosure Schedule	7
Company Employees	41
Company Expense Reimbursement	55
Company Intellectual Property	20
Company Material Adverse Effect	7
Company Material Contracts	13
Company Meeting	39
Company Permits	12
Company Preferred Stock	8
Company SEC Documents	11
Company Stock Option	39
Company Stock Plans	8
Company Stockholder Approval	22
Company Termination Fee	54
Company Warrant	40
Confidentiality Agreement	35
control	61
D&O Insurance	46
DGCL	1

Dissenting Shares	4
Effective Time	2
Environmental Law	13
ERISA	14
Exchange Act	10
Exchange Fund	5
Financing	28
Financing Commitment	27
GAAP	11
Governmental Entity	10
Hazardous Substance	13
HSR Act	10
Indemnified Party	45
Indemnified Persons	47
Intellectual Property	20
IRS	18
ISO	12
knowledge	61
Law	12
Laws	12
Lien	10
Merger	1
Merger Consideration	3, 22
Merger Sub	1
New Plans	41
Old Plans	41
Option Consideration	40
Order	49
Outside Date	52
Parent	1
Parent Approvals	27
Parent Disclosure Schedule	26
Parent Material Adverse Effect	26
Parties	1
Party	1
Paying Agent	5
Permitted Lien	21
person	61
Products	12
Proxy Statement	38
Putnam Subsidiary	7
Qualified Plan	14
Qualifying Transaction	55
Recommendation	37
Regulatory Law	43
Representatives	34

Sarbanes-Oxley Act	23
SEC	11
Stockholders	1
Subsidiaries	61
Superior Proposal	37
Surviving Corporation	2
Termination Date	30
USA Patriot Act	24
Voting Agreement	1
WARN Act	16
Warrant Consideration	40

[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SAES GETTERS S.P.A.

By:	/s/Giulio Canale
	Name:	Giulio Canale
	Title:	Managing Director

SAES DEVICES CORP.

By:	/s/ Massimo della Porta
	Name:	Massimo della Porta
	Title:	President

MEMRY CORPORATION

By:	/s/ Robert Belcher
	Name:	Robert Belcher
	Title:	Chief Executive Officer

Exhibit A

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of June 24, 2008 (this “Agreement”), among SAES Getters, S.p.A., an Italian corporation (“Parent”), and certain stockholders of Memry Corporation, a Delaware corporation (“Company”), identified on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, SAES Devices Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);

     WHEREAS, as of the date hereof, each Stockholder is the record and Beneficial Owner of the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I attached hereto (with respect to each Stockholder, such Stockholder’s “Existing Shares” and, together with any shares of Common Stock or other voting capital stock of Company acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or by means of purchase, dividend, distribution or otherwise, such Stockholder’s “Shares”);

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement; and

     NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

     1. Definitions. For purposes of this Agreement:

          (a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act.

Exhibit A-1

          (b) “Common Stock” shall mean at any time the Common Stock, $.01 par value, of the Company.

          (c) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (d) “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (e) Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

     2. Agreements.

          (a) Voting Agreement. Each Stockholder shall, from time to time, at any meeting of stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, cause the Shares to be counted as present for purposes of establishing a quorum, and vote or consent (or cause to be voted or consented), in person or by proxy, the Shares then held of record or Beneficially Owned by the Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, and any other voting securities of Company (whether acquired heretofore or hereafter) (i) in favor of the Merger, the adoption by the stockholders of the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any Alternative Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or of the Company under the Merger Agreement or which would result in any of the conditions set forth in Article V of the Merger Agreement not being fulfilled.

          (b) No Inconsistent Arrangements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge, assignment, encumbrance or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company with respect to the Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

Exhibit A-2

          (c) Grant of Irrevocable Proxy; Appointment of Proxy.

               (i) In accordance with the agreement to vote Shares set forth in paragraph 2(a) of this Agreement, and subject to the proviso contained therein, each Stockholder hereby irrevocably grants to, and appoints, Parent or any designee of Parent the Stockholder’s lawful agent, attorney and proxy (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, (A) in favor of the Merger Agreement, the Merger and the transactions contemplated thereby and (B) against any Alternative Proposal. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

               (ii) Each Stockholder represents that any proxies heretofore given in respect of the Stockholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

               (iii) Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of Company Common Stock is intended to be irrevocable.

          (d) No Solicitation. Each Stockholder hereby agrees, in its capacity as a stockholder of the Company, and not in any capacity as a director of the Company, that neither the Stockholder nor any of its subsidiaries or affiliates shall (and the Stockholder shall cause its officers, directors, partners, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, facilitate (including by way of furnishing or disclosing non-public information), participate in or initiate discussions, inquiries, proposals or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Alternative Proposal. Each Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal. Each Stockholder will promptly communicate to Parent the terms of any Alternative Proposal made to such Stockholder and the identity of the party making such Alternative Proposal. Any action taken by the Company or any member of the Board of Directors of the Company in accordance with Section 4.4 of the Merger Agreement shall be deemed not to violate this Section 2(d).

          (e) Appraisal Rights. Each Stockholder hereby irrevocably waives any rights of appraisal with respect to the Merger or rights to dissent from the Merger that such Stockholder may have.

Exhibit A-3

     3. Representations And Warranties of The Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

          (a) Ownership of Shares. The Stockholder is the record and Beneficial Owner of the Existing Shares. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Power; Binding Agreement. The Stockholder has the legal capacity (in the case of Stockholders that are natural persons) and all requisite power (corporate, partnership or other) and authority to enter into, to perform all of his or her obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (c) No Conflicts. Except for filings under the HSR Act and the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of her properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of her properties or assets.

          (d) No Encumbrances. Except as permitted by this Agreement, the Existing Shares and the certificates representing the Existing Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all encumbrances, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such encumbrances or proxies arising hereunder.

Exhibit A-4

          (e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

          (f) Reliance by Parent. The Stockholder understands and acknowledges that Parent and the Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

     4. Representations And Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

          (a) Power; Binding Agreement. Parent has the power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent will not violate any other agreement to which it is a party. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

          (b) No Conflicts. Except for filings under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of its properties or assets.

     5. Shareholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholders Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

Exhibit A-5

     6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     7. Stop Transfer; Change in Common Stock. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” as used in this Agreement shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

     8. Termination. This Agreement and the irrevocable proxies given herein shall terminate and no party shall have any rights or duties hereunder or thereunder upon the earlier of (a) the Effective Time or (b) termination of the Merger Agreement in accordance with its terms; provided that each Stockholder shall fulfill its obligations and continue to be liable under Section 2(e) in accordance with the terms thereof. Nothing in this Section 8 shall relieve or otherwise limit any party of liability for breach of this Agreement.

     9. Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

          (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

Exhibit A-6

          (d) Amendments; Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy or facsimile (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Stockholders:	At the addresses set forth opposite their names on
Schedule I hereto

With a copy to:	Finn Dixon & Herling LLP
177 Broad Street
Stamford, CT 06901
Attention: David I. Albin, Esq.
Tel: (203)-325-5000
Fax: (203)- 325-5001

If to Parent:	SAES Getters S.p.A.
Viale Italia 77
20020 Lainate (Mi)
Italy
Telecopy: +39-0293178250
Attention: General Counsel

With a copy to:	Nixon Peabody LLP
100 Summer Street
Boston, MA 02110
Attention: Jack H. Fainberg, Esq.
Tel: (617) 345-6106
Fax: (866) 375-3458

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Exhibit A-7

          (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

          (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

          (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

[Rest of page intentionally left blank]

Exhibit A-8

     IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

By:	/s/
Name:
Title:

STOCKHOLDERS:

NEW ENGLAND PARTNERS CAPITAL, L.P.

WIT VENTURES, LTD.

DOMINION FINANCIAL GROUP
INTERNATIONAL LDC

DOMINION CAPITAL MANAGEMENT

KRUSEN-VOGT & CO.

COMPAGNIE FINANCIERE AVAL S.A.

Exhibit A-9

EMERGE CAPITAL

SAMISA INVESTMENT CORP.

JAMES DANDENEAU

ROBERT BELCHER

DEAN TULUMARIS

RICHARD SOWERBY

MARCY MACDONALD

Exhibit A-10

Schedule I

Stockholder	Number of Shares
New England Partners Capital, L.P.
WIT Ventures, LTD.
Dominion Financial Group International LDC
Dominion Capital Management
Krusen-Vogt & Co.
Compagnie Financiere Aval S.A.
Emerge Capital
Samisa Investment Corp.
James Dandeneau
Robert Belcher
Dean Tulumaris
Richard Sowerby
Marcy Macdonald

Exhibit A-11

Exhibit B

CERTIFICATE OF INCORPORATION
OF
SAES DEVICES CORP.

     The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Saes Devices Corp. (the “corporation”).

2. The registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation's registered agent at such address is The Corporation Trust Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The corporation is authorized to issue one class of capital stock which shall be a class of 1,000 shares, $0.01 par value per share, designated as "Common Stock".

5. The name and address of the incorporator is Carlene P. Moore at c/o Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110-2131.

6. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The following individuals shall serve as the Directors of the corporation until the first annual meeting of stockholders, or any Consent in lieu thereof, or until successors are elected and qualify:

Giulio Canale	Massimo della Porta	Filippo Cutillo
Viale Italia, 77	Viale Italia, 77	Viale Italia, 77
20020 Lainate, Milan	20020 Lainate, Milan	20020 Lainate, Milan
Italy	Italy	Italy

7. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a Director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director.

8. The Board of Directors of the corporation shall have the power to adopt, amend or repeal from time to time the By-Laws of the corporation.

     IN WITNESS WHEREOF, I have executed this Certificate of Incorporation this __th of June, 2008.

Carlene P. Moore, Incorporator

Exhibit B-1

Exhibit C

Form of Bylaws of Merger Sub

BY-LAWS

ARTICLE I

OFFICES

     Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

     Section 2. Other Offices. The Corporation may also have offices at such other place or places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

     Section 1. Time and Place of Meetings. Meetings of stockholders may be held at such time and place, within or without the State of Delaware, as may be designated by or in the manner provided in the Certificate of Incorporation or these By-laws or, if not so designated, as determined by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. If the Board of Directors is authorized to determine the place of a meeting of the stockholders, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, as authorized in Section 12 of this Article II.

     Section 2. Annual Meetings. Annual meetings of stockholders, commencing with the calendar year 2009, shall be held on the second Wednesday of May in each year or as determined by the Board of Directors, if not a legal holiday under the laws of the state where such meeting is to be held, and if a legal holiday under the laws of said state, then on the next succeeding business day not a legal holiday under the laws of said state, at 10:00 A.M., or at such other time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which the stockholders shall elect by a plurality vote by written ballot a Board of Directors and transact such other business as may properly be brought before the meeting.

     Section 3. Notice of Annual Meetings. Written notice of the annual meeting, stating the place, if any, date and hour of the meeting and the means of remote communications, if any, by which the stockholders and proxy holders may be deemed to be present in person and vote at the meeting, shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of the meeting.

Exhibit C-1

     Section 4. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called at any time by order of the Board of Directors and shall be called by the Chairman of the Board, the President, or the Secretary at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed special meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

     Section 5. Notice of Special Meetings. Written notice of a special meeting, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which the stockholders and proxy holders may be deemed to be present in person and vote at the meeting and the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of the meeting.

     Section 6. Quorum. Except as otherwise provided by statute or the Certificate of Incorporation, the holders of stock having a majority of the voting power of the stock entitled to be voted thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without notice (other than announcement at the meeting at which the adjournment is taken of the time and place, if any, of the adjourned meeting, and the means of remote communications, if any, by which the stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting) until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 7. Organization. At each meeting of the stockholders, the Chairman of the Board or the President, determined as provided in Article V of these By-laws, or if those officers shall be absent therefrom, another officer of the Corporation chosen as chairman present in person or by proxy and entitled to vote thereat, or if all the officers of the Corporation shall be absent therefrom, a stockholder holding of record shares of stock of the Corporation so chosen, shall act as chairman of the meeting and preside thereat. The Secretary, or if he shall be absent from such meeting or shall be required pursuant to the provisions of this Section 7 to act as chairman of such meeting, the person (who shall be an Assistant Secretary, if an Assistant Secretary shall be present thereat) whom the chairman of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

     Section 8. Order of Business. The order of business at annual meetings of stockholders and, so far as practicable, at other meetings of stockholders shall be as follows, unless changed by the vote of a majority in voting interest of those present in person or by proxy at such meeting and entitled to vote thereat:

Exhibit C-2

     (a) Call to order.

     (b) Proof of due notice of meeting.

     (c) Determination of quorum and examination of proxies.

     (d) Announcement of availability of list of stockholders.

     (e) Reading and disposing of minutes of last meeting of stockholders.

     (f) Announcement of purposes for which the meeting was called.

     (g) Nomination of directors.

     (h) Entertainment of motions with respect to other business.

     (i) Opening of polls for voting and collection of ballots.

     (j) Reports of officers and committees.

     (k) Report of voting judges.

     (l) Other business.

     (m) Adjournment.

     Section 9. Voting. Except as otherwise provided in the Certificate of Incorporation, each stockholder shall, at each meeting of the stockholders, be entitled to one vote in person or by proxy for each share of stock of the Corporation held by him and registered in his name on the books of the Corporation on the date fixed pursuant to the provisions of Section 5 of Article VII of these By-laws as the record date for the determination of stockholders who shall be entitled to notice of and to vote at such meeting. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held directly or indirectly by the Corporation, shall not be entitled to vote. Any vote by stock of the Corporation may be given at any meeting of the stockholders by the stockholder entitled thereto, in person or by his proxy appointed by an instrument in writing subscribed by such stockholder or by his attorney thereunto duly authorized and delivered to the Secretary of the Corporation or to the secretary of the meeting; provided, however, that no proxy shall be voted or acted upon after three years from its date, unless said proxy shall provide for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law. At all meetings of the stockholders all matters, except where other provision is made by law, the Certificate of Incorporation, or these By-laws, shall be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote thereat, a quorum being present. Unless demanded by a stockholder of the Corporation present in person or by proxy at any meeting of the stockholders and entitled to vote thereat, or so directed by the chairman of the meeting, the vote thereat on any question other than the election or removal of directors need not be by written ballot.

Exhibit C-3

Upon a demand of any such stockholder for a vote by written ballot on any question or at the direction of such chairman that a vote by written ballot be taken on any question, such vote shall be taken by written ballot. On a vote by written ballot, each ballot shall be signed by the stockholder voting, or by his proxy, if there be such proxy, and shall state the number of shares voted. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

     Section 10. List of Stockholders. It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of its stock ledger, either directly or through another officer of the Corporation designated by him or through a transfer agent appointed by the Board of Directors, to prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, such list or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Exhibit C-4

     Section 11. Inspectors of Votes. At each meeting of the stockholders, the chairman of such meeting may appoint two Inspectors of Votes to act thereat, unless the Board of Directors shall have theretofore made such appointments. Each Inspector of Votes so appointed shall first subscribe an oath or affirmation faithfully to execute the duties of an Inspector of Votes at such meeting with strict impartiality and according to the best of his ability. Such Inspectors of Votes, if any, shall take charge of the ballots, if any, at such meeting and, after the balloting thereat on any question, shall count the ballots cast thereon and shall make a report in writing to the secretary of such meeting of the results thereof. An Inspector of Votes need not be a stockholder of the Corporation, and any officer of the Corporation may be an Inspector of Votes on any question other than a vote for or against his election to any position with the Corporation or on any other question in which he may be directly interested.

     Section 12. Actions Without a Meeting. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed, dated and delivered to the Corporation by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereat were present and voted and shall be delivered to the Corporation. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act for a stockholder or proxy holder, shall be deemed to be written and signed and dated for the purposes of this Section 12, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (a) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxy holder or by a person or persons authorized to act for the stockholder or proxy holder and (b) the date on which such stockholder or proxy holder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the Corporation if, to the extent and in the manner provided by resolution of the Board of Directors.

     Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

BOARD OF DIRECTORS

     Section 1. Powers. The business and affairs of the Corporation shall be managed by its Board of Directors, which shall have and may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, the Certificate of Incorporation, or these Bylaws directed or required to be exercised or done by the stockholders.

Exhibit C-5

     Section 2. Number, Qualification, and Term of Office. The Board of Directors shall consist of one or more members. The initial Board of Directors shall consist of the directors named in the Certificate of Incorporation. Thereafter, within the limits above specified, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors or by the stockholders at any annual or special meeting or otherwise pursuant to action of the stockholders. Directors need not be stockholders. The directors shall be elected at the annual meeting of the stockholders, except as provided in Sections 4 and 5 of this Article III, and each director elected shall hold office until the annual meeting next after his election and until his successor is duly elected and qualified, or until his death or retirement or until he resigns or is removed in the manner hereinafter provided. All elections of directors shall be by written ballot, unless otherwise provided in the Certificate of Incorporation; if authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

     Section 3. Resignations. Any director may resign at any time by giving notice of his resignation to the Corporation in writing or by electronic transmission. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon its receipt by the Secretary. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     Section 4. Removal of Directors. Any director may be removed, either with or without cause, at any time, by the affirmative vote by written ballot of a majority in voting interest of the stockholders of record of the Corporation entitled to vote, given at an annual meeting or at a special meeting of the stockholders called for that purpose. The vacancy in the Board of Directors caused by any such removal shall be filled by the stockholders at such meeting or, if not so filled, by the Board of Directors as provided in Section 5 of this Article III.

     Section 5. Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the annual meeting next after their election and until their successors are elected and qualified, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

MEETINGS OF THE BOARD OF DIRECTORS

     Section 6. Place of Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Exhibit C-6

     Section 7. Annual Meetings. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present. In the event such meeting is not held immediately following the annual meeting of stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

     Section 8. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

     Section 9. Special Meetings; Notice. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or the Secretary on 24 hours' notice to each director, given either personally or by telephone or by mail, telegraph, telex, cable, wireless or other form of recorded communication, or as provided in Section 1 of Article IV of these Bylaws; special meetings shall be called by the Chairman of the Board, the President, or the Secretary in like manner and on like notice on the written request of two directors. Notice of any such meeting need not be given to any director, however, if waived by him in writing or by telegraph, telex, cable, wireless or other form of recorded communication or by electronic transmission, or if he shall be present at such meeting.

     Section 10. Quorum and Manner of Acting. At all meetings of the Board of Directors, a majority of the directors at the time in office (but not less than one-third of the whole Board of Directors) shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     Section 11. Remuneration. Unless otherwise expressly provided by resolution adopted by the Board of Directors, none of the directors shall, as such, receive any stated remuneration for his services; but the Board of Directors may at any time and from time to time by resolution provide that a specified sum shall be paid to any director of the Corporation, either as his annual remuneration as such director or member of any committee of the Board of Directors or as remuneration for his attendance at each meeting of the Board of Directors or any such committee. The Board of Directors may also likewise provide that the Corporation shall reimburse each director for any expenses paid by him on account of his attendance at any meeting. Nothing in this Section 11 shall be construed to preclude any director from serving the Corporation in any other capacity and receiving remuneration thereof.

Exhibit C-7

COMMITTEES OF DIRECTORS

     Section 12. Executive Committee; How Constituted and Powers. The Board of Directors may in its discretion, by resolution passed by a majority of the whole Board of Directors, designate an Executive Committee consisting of one or more of the directors of the Corporation. Subject to the provisions of Section 141 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation, and these By-laws, the Executive Committee shall have and may exercise, when the Board of Directors is not in session, all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and shall have the power to authorize the seal of the Corporation to be affixed to all papers which may require it; but the Executive Committee shall not have the power to fill vacancies in the Board of Directors, the Executive Committee, or any other committee of directors or to elect or approve officers of the Corporation. The Executive Committee shall have the power and authority to authorize the issuance of common stock and grant and authorize options and other rights with respect to such issuance. The Board of Directors shall have the power at any time, by resolution passed by a majority of the whole Board of Directors, to change the membership of the Executive Committee, to fill all vacancies in it, or to dissolve it, either with or without cause.

     Section 13. Organization. The Chairman of the Executive Committee, to be selected by the Board of Directors, shall act as chairman at all meetings of the Executive Committee and the Secretary shall act as secretary thereof. In case of the absence from any meeting of the Executive Committee of the Chairman of the Executive Committee or the Secretary, the Executive Committee may appoint a chairman or secretary, as the case may be, of the meeting.

     Section 14. Meetings. Regular meetings of the Executive Committee, of which no notice shall be necessary, may be held on such days and at such places, within or without the State of Delaware, as shall be fixed by resolution adopted by a majority of the Executive Committee and communicated in writing to all its members. Special meetings of the Executive Committee shall be held whenever called by the Chairman of the Executive Committee or a majority of the members of the Executive Committee then in office. Notice of each special meeting of the Executive Committee shall be given to each member of the Executive Committee, not later than the day before the day on which such meeting is to be held, either personally or by telephone or by mail, telegraph, telex, cable, wireless or other form of recorded communication, or as provided in Section 1 of Article IV of these By-laws. Notice of any such meeting need not be given to any member of the Executive Committee, however, if waived by him in writing or by telegraph, telex, cable, wireless or other form of recorded communication or by electronic transmission, or if he shall be present at such meeting; and any meeting of the Executive Committee shall be a legal meeting without any notice thereof having been given, if all the members of the Executive Committee shall be present thereat. Subject to the provisions of this Article III, the Executive Committee, by resolution adopted by a majority of the whole Executive Committee, shall fix its own rules of procedure.

     Section 15. Quorum and Manner of Acting. A majority of the Executive Committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at a meeting thereof at which a quorum is present shall be the act of the Executive Committee.

Exhibit C-8

     Section 16. Other Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more other committees consisting of one or more directors of the Corporation, which, to the extent provided in said resolution or resolutions, shall have and manage, exercise, subject to the provisions of Section 141 of The General Corporation Law of the State of Delaware, the Certificate of Incorporation, and these By-laws, the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and shall have the power to authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power to fill vacancies in the Board of Directors, the Executive Committee, or any other committee or in their respective membership, to appoint or remove officers of the Corporation, or to authorize the issuance of shares of the capital stock of the Corporation, except that such a committee may, to the extent provided in said resolutions, grant and authorize options and other rights with respect to the common stock of the Corporation pursuant to and in accordance with any plan approved by the Board of Directors. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power to change the members of any such committee at any time to fill vacancies, and to discharge any such committee, either with or without cause, at any time.

     Section 17. Alternate Members of Committees. The Board of Directors may designate one or more directors as alternate members of the Executive Committee or any other committee, who may replace any absent or disqualified member at any meeting of the committee, or if none be so appointed, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     Section 18. Minutes of Committees. Each committee shall keep regular minutes of its meetings and proceedings and report the same to the Board of Directors at the next meeting thereof.

GENERAL

     Section 19. Actions Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

     Section 20. Presence at Meetings by Means of Communications Equipment. Members of the Board of Directors, or of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting conducted pursuant to this Section 20 shall constitute presence in person at such meeting.

Exhibit C-9

ARTICLE IV

NOTICES

     Section 1. Type of Notice. Whenever, under the provisions of any applicable statute, the Certificate of Incorporation, or these By-laws, notice is required to be given to any stockholder or director or member of any committee, it shall not be construed to mean personal notice, but such notice may be given in writing, in person or by mail, addressed to such stockholder or director or such member of a committee, at his address as it appears on the records of the Corporation, with postage thereon prepaid. Notice to directors and members of committees may also be given in any manner permitted in Article III of these By-laws

     Without limiting the manner by which notice otherwise may be given effectively to stockholders, directors or members of a committee, any notice to stockholders, directors or members of a committee given by the Corporation under the Certificate of Incorporation or these By-laws shall be effective if given by a form of electronic transmission consented to by the stockholder, director or member of a committee to whom the notice is given. Any such consent shall be revocable by the stockholder, director or member of a committee by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these By-laws “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

     Notice given pursuant to this Section 1 shall be deemed given (a) if by mail, when deposited in the United States mail; (b) if by facsimile telecommunication, when directed to a number at which the stockholder, director or member of a committee has consented to receive notice; (c) if by electronic mail, when directed to an electronic mail address at which the stockholder, director or member of a committee has consented to receive notice; (d) if by a posting on an electronic network together with separate notice to the stockholder, director or member of a committee of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (e) if by any other form of electronic transmission, when directed to the stockholder, director or member of a committee. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Notice given to directors or members of committees in any manner permitted in Article III of these By-laws and shall be deemed given at the time when first transmitted in the manner so permitted.

Exhibit C-10

     Section 2. Waiver of Notice. Whenever any notice is required to be given under the provisions of any applicable statute, the Certificate of Incorporation, or these By-laws, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto, and transmission of a waiver of notice or any waiver by electronic transmission by a stockholder, director or member of a committee by mail, telegraph, telex, cable, wireless or other form of recorded communication may constitute such a waiver.

ARTICLE V

OFFICERS

     Section 1. Elected and Appointed Officers. The elected officers of the Corporation shall be a President, one or more Vice Presidents, with or without such descriptive titles as the Board of Directors shall deem appropriate, a Secretary, and a Treasurer, and, if the Board of Directors so elects, a Chairman of the Board (who shall be a director) and a Controller. The Board of Directors or the Executive Committee of the Board of Directors by resolution also may appoint one or more Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries, Assistant Controllers, and such other officers and agents as from time to time may appear to be necessary or advisable in the conduct of the affairs of the Corporation.

     Section 2. Time of Election or Appointment. The Board of Directors at its annual meeting shall elect or appoint, as the case may be, the officers to fill the positions designated in order pursuant to Section 1 of this Article V. Officers of the Corporation may also be elected or appointed, as the case may be, at any other time.

     Section 3. Salaries of Elected Officers. The salaries of all elected officers of the Corporation shall be fixed by the Board of Directors.

     Section 4. Term. Each officer of the Corporation shall hold his office until his successor is duly elected or appointed and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Any officer elected or appointed by the Board of Directors or the Executive Committee may be removed at any time by the affirmative vote of a majority of the whole Board of Directors. Any vacancy occurring in any office of the Corporation by death, resignation, removal, or otherwise may be filled by the Board of Directors or the appropriate committee thereof.

     Section 5. Duties of the Chairman of the Board. The Chairman of the Board, if one be elected, shall preside when present at all meetings of the Board of Directors and, with the approval of the President, may preside at meetings of the stockholders. He shall advise and counsel the President and other officers of the Corporation, and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the Board of Directors.

Exhibit C-11

     Section 6. Duties of the President. The President shall be the chief executive officer of the Corporation and, subject to the provisions of these By-laws, shall have general supervision of the affairs of the Corporation and shall have general and active control of all its business. He shall preside, when present, at all meetings of stockholders, except when the Chairman of the Board presides with the approval of the President and as may otherwise be provided by statute, and, in the absence of any other person designated thereto by these By-laws, at all meetings of the Board of Directors. He shall see that all orders and resolutions of the Board of Directors and the stockholders are carried into effect. He shall have general authority to execute bonds, deeds, and contracts in the name of the Corporation and affix the corporate seal thereto; to sign stock certificates; to cause the employment or appointment of such employees and agents of the Corporation as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of these By-laws; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the President; and, in general, to exercise all the powers and authority usually appertaining to the chief executive officer of a corporation, except as otherwise provided in these By-laws.

     Section 7. Duties of Vice Presidents. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there may be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

     Section 8. Duties of Assistant Vice Presidents. In the absence of a Vice President or in the event of his inability or refusal to act, the Assistant Vice President (or in the event there shall be more than one, the Assistant Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of that Vice President, and shall perform such other duties and have such powers as the Board of Directors, the President, or the Vice President under whose supervision he is appointed may from time to time prescribe.

     Section 9. Duties of the Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the Executive Committee or other standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of the Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he shall be. He shall have custody of the corporate seal of the Corporation, and he, or an Assistant Secretary, shall have the authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall keep and account for all books, documents, papers, and records of the Corporation, except those for which some other officer or agent is properly accountable. He shall have authority to sign stock certificates and shall generally perform all the duties usually appertaining to the office of the secretary of a corporation.

Exhibit C-12

     Section 10. Duties of Assistant Secretaries. In the absence of the Secretary or in the event of his inability or refusal to act, the Assistant Secretary (or, if there shall be more than one, the Assistant Secretaries in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the President, or the Secretary may from time to time prescribe.

     Section 11. Duties of the Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he shall give the Corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the Corporation. The Treasurer shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the Board of Directors, the President, or any such Vice President in charge of finance.

     Section 12. Duties of Assistant Treasurers. The Assistant Treasurer or Assistant Treasurers shall assist the Treasurer, and in the absence of the Treasurer or in the event of his inability or refusal to act, the Assistant Treasurer (or in the event there shall be more than one, the Assistant Treasurers in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors, the President, or the Treasurer may from time to time prescribe.

     Section 13. Duties of the Controller. The Controller, if one is appointed, shall have supervision of the accounting practices of the Corporation and shall prescribe the duties and powers of any other accounting personnel of the Corporation. He shall cause to be maintained an adequate system of financial control through a program of budgets and interpretive reports. He shall initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with the maximum efficiency and economy. If required, he shall prepare a monthly report covering the operating results of the Corporation. The Controller shall be under the supervision of the Vice President in charge of finance, if one is so designated, and he shall perform such other duties as may be prescribed by the Board of Directors, the President, or any such Vice President in charge of finance.

Exhibit C-13

     Section 14. Duties of Assistant Controllers. The Assistant Controller or Assistant Controllers shall assist the Controller, and in the absence of the Controller or in the event of his inability or refusal to act, the Assistant Controllers in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties and exercise the powers of the Controller and perform such other duties and have such other powers as the Board of Directors, the President, or the Controller may from time to time prescribe.

ARTICLE VI

INDEMNIFICATION

     Section 1. Actions Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

Exhibit C-14

     Section 3. Determination of Right to Indemnification. Any indemnification under Sections 1 or 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VI. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

     Section 4. Right to Indemnification. Notwithstanding the other provisions of this Article VI, to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1 or 2 of this Article VI, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Section 5. Prepaid Expenses. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined he is not entitled to be indemnified by the Corporation as authorized in this Article IV. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     Section 6. Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 7. Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

Exhibit C-15

     Section 8. Mergers. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting or surviving corporation, constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     Section 9. Definitions. For the purposes of this Article VI, all words and phrases used herein shall have the meanings ascribed to them under Section 145 of the General Corporation Law of the state of Delaware.

ARTICLE VII

CERTIFICATES REPRESENTING STOCK

     Section 1. Right to Certificate. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board, the President, or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided, that, except as otherwise provided in Section 202 of the General Corporation Law of the State of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences, and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations, or restrictions of such preferences or rights.

     Section 2. Facsimile Signatures. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

     Section 3. New Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation and alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate.

Exhibit C-16

     Section 4. Transfers. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation, or authority to transfer, it shall be the duty of the Corporation, subject to any proper restrictions on transfer, to issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction upon its books.

     Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be less than 10 or more than 60 days before the date of such meeting or any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     Section 6. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not provided by the laws of the State of Delaware.

ARTICLE VIII

CORPORATE RECORDS

     Section 1. Location. The books, accounts and records of the corporation may be kept at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine.

     Section 2. Inspection. The books, accounts and records of the corporation shall be open to inspection by any member of the Board of Directors at all times; and open to inspection by the stockholders at such times, and subject to such regulations as the Board of Directors may prescribe, except as otherwise provided by statute.

Exhibit C-17

     Section 3. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization, and the word "Delaware." The seal may be used by causing it or a facsimile thereof to be impressed, affixed, reproduced, or otherwise.

ARTICLE IX

GENERAL PROVISIONS

     Section 1. Dividends. Dividends upon the capital stock of the Corporation, if any, subject to the provisions of the Certificate of Incorporation, may be declared by the Board of Directors (but not any committee thereof) at any regular meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

     Section 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

     Section 3. Annual Statement. The Board of Directors shall present at each annual meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of the Corporation.

     Section 4. Depositories. The Board of Directors shall appoint banks, trust companies, or other depositories in which shall be deposited from time to time the money or securities of the corporation.

     Section 5. Checks, Drafts and Notes. All checks, drafts, or other orders for the payment and all notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers or agent or agents as shall from time to time be designated by resolution of the Board of Directors or by an officer appointed by the Board of Directors

ARTICLE X

AMENDMENTS

     These By-Laws may be altered, amended, or repealed or new By-Laws may be adopted by the stockholders or by the Board of Directors at any regular meeting of the stockholders or the Board of Directors or at any special meeting of the stockholders or the Board of Directors if notice of such alteration, amendment, repeal, or adoption of new By-Laws be contained in the notice of such special meeting.

Exhibit C-18

Exhibit D

Surviving Corporation Directors and Officers

Initial Directors:

(1) Filippo Cutillo

(2) Massimo della Porta

(3) Giulio Canale

Initial Officers:

(1) Dean Tulumaris, Chief Executive Officer and Vice President Operations (Interim)

(2) Marcy Macdonald, Vice President Human Resources

(3) Richard Sowerby, Vice President Finance

Exhibit D-1

Exhibit E

Form of Financing Commitment

June ___, 2008

Saes Devices Corp.
SAES Getters S.p.A.
Viale Italia 77
20020 Lainate (Mi) Italy

Ladies and Gentlemen:

     Saes Devices Corp., a Delaware corporation (the “Company”), has been organized at the direction of SAES Getters S.p.A. (“SAES”), through the intervention of SAES Getters International Luxembourg S.A., in order to purchase all of the outstanding equity securities of Memry Corporation (“Memry”) by merging the Company with and into Memry (the “Merger”). The Merger will be consummated on the terms set forth in the Agreement and Plan of Merger to be entered into by and among SAES, the Company and Memry, including the Exhibits and the Schedules thereto (as amended, restated or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not defined herein have the meanings set forth in the Agreement.

     1. Commitment. In order to enable the Company to consummate the Merger, SAES is pleased to commit to provide, or cause its affiliates to provide, equity or other funding up to $84,000,000.00 (the “Equity Commitment”) to the Company, on or before the Closing Date. In the event that the Merger is not consummated prior to the termination of the Agreement, the Company shall return the Equity Commitment to SAES immediately upon the request of SAES.

     2. Use of Proceeds. The proceeds from the Equity Commitment shall be used by the Company for the purpose of allowing the Company to fund the Merger Consideration pursuant to and determined in accordance with the Agreement and pay off borrowed money indebtedness.

     3. Term. The SAES’ commitment hereunder shall terminate upon the earlier to occur of (i) consummation of the Merger or (ii) termination of the Agreement.

     4. Non-Disclosure. Each party hereto shall keep confidential this Letter and all information obtained by it with respect to the other in connection with this Letter, and will use such information solely in connection with the transactions contemplated hereby. Notwithstanding the foregoing, any party hereto may disclose this Letter and its terms and conditions to any of such parties’ respective officers, directors, managers, affiliates and advisors who are involved in the contemplated transactions. Notwithstanding the foregoing, the parties agree and acknowledge that the Third Party Beneficiary (as defined below) may file this letter with the U.S. Securities and Exchange Commission.

Exhibit E-1

     5. Miscellaneous. This Letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof. The agreements contained in this Letter are for the sole benefit of the parties hereto, and nothing in this Letter shall be construed to confer on any other person any rights hereunder; provided, however, that Memry (the “Third Party Beneficiary”) is a direct, intended third party beneficiary of SAES’ commitments hereunder, and no provision hereof may be amended or waived without the express written consent of the Third Party Beneficiary. This Letter may be executed in one or more counterparts, and shall be effective upon the execution hereof

     If the foregoing is acceptable to you, please sign and return a copy of this letter.

Very truly yours,

SAES GETTERS S.P.A.

By:
Name:
Title:

AGREED AND ACKNOWLEDGED

SAES DEVICES CORP.

By:
Name:
Title:

Exhibit E-2

Annex B

June 23, 2008

Board of Directors
Memry Corporation
3 Berkshire Blvd.
Bethel, CT 06801

Members of the Board:

We understand that Memry Corporation (the “Company”), SAES Getters S.p.A. (“Parent”) and Saes Devices Corp. (a wholly owned subsidiary of Parent, “Merger Sub”) have entered into an Agreement and Plan of Merger (the “Agreement”) which will provide, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. Under the terms set forth in the Agreement, at the effective time of the Merger, (i) the outstanding shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”) other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters’ rights (“Dissenting Shares”), and (ii) all of the outstanding in-the-money options and warrants to purchase capital stock of the Company (less any applicable exercise price), will be converted into the right to receive an aggregate of $2.51 in cash (the “Merger Consideration”), as may be adjusted in accordance with the Agreement. The terms and conditions of the Merger are set out more fully in the Agreement.

You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view as of the date hereof to the “Holders of Company Common Stock”. The “Holders of Company Common Stock” shall be defined as all holders of Company Common Stock other than Parent, Merger Sub, any affiliates of Parent or Merger Sub or any holders of Dissenting Shares.

For purposes of this opinion we have, among other things:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company’s management;

(iii)	reviewed certain financial forecasts and other forward looking financial information prepared by the Company’s management;

(iv)	held discussions with the management of the Company concerning the business, past and current operations, financial condition and prospects of the Company;

(v)	visited certain facilities and business offices of the Company;

(vi)	reviewed the financial terms and conditions set forth in the Agreement;

(vii)	reviewed the reported prices and trading activity for the Company Common Stock;

(viii)	compared the financial performance of the Company and the reported prices and trading activity of Company Common Stock with those of certain other publicly traded companies that we believe are comparable to the Company;

Board of Directors
Memry Corporation
June 23, 2008

(ix)	compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

(x)	participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

(xi)	considered the equity premiums paid, to the extent publicly available, in other transactions that we deemed relevant;

(xii)	prepared a discounted cash flow analysis of the Company;

(xiii)	prepared a leveraged buyout analysis of the Company;

(xiv)	reviewed the Agreement and certain related documents; and

(xv)	made such other studies and inquiries, and took into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the Company’s management) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the Company’s management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for the Company that we have reviewed, upon the advice of the Company’s management, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions thereof. We have also assumed that in connection with the receipt of any necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the benefits expected to be derived from the proposed Merger. In addition, we have assumed that the historical financial statements of the Company reviewed by us have been prepared in accordance with United States generally accepted accounting principles consistently applied and that they fairly present the financial position of the Company as of the date thereof. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Merger Consideration. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger or (ii) any tax or other consequences that might result from the Merger. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company’s Board of Directors has considered or may be considering, nor does it address the decision of the Company’s Board of Directors to proceed with the Merger.

Board of Directors
Memry Corporation
June 23, 2008

We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee payable upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the ordinary course of business, we may trade in the Company’s securities and Parent’s securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company’s securities or Parent’s securities.

Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the United States Securities and Exchange Commission in connection with the Merger if such inclusion is required by law. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Holders of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such Holders of Company Common Stock.

Very truly yours,

COVINGTON ASSOCIATES, LLC

/s/ Covington Associates, LLC

ANNEX C

DELAWARE APPRAISAL RIGHTS STATUTE

Delaware Code

TITLE 8 Corporations
CHAPTER 1. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion

8 Del. C. §262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

Annex D

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of June 24, 2008 (this “Agreement”), among SAES Getters, S.p.A., an Italian corporation (“Parent”), and certain stockholders of Memry Corporation, a Delaware corporation (“Company”), identified on Schedule I hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, SAES Devices Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”);

     WHEREAS, as of the date hereof, each Stockholder is the record and Beneficial Owner of the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I attached hereto (with respect to each Stockholder, such Stockholder’s “Existing Shares” and, together with any shares of Common Stock or other voting capital stock of Company acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or by means of purchase, dividend, distribution or otherwise, such Stockholder’s “Shares”);

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement; and

     NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

     1. Definitions. For purposes of this Agreement:

          (a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meaning of Section 13(d)(3) of the Exchange Act.

          (b) “Common Stock” shall mean at any time the Common Stock, $.01 par value, of the Company.

          (c) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          (d) “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (e) Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

     2. Agreements.

          (a) Voting Agreement. Each Stockholder shall, from time to time, at any meeting of stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, cause the Shares to be counted as present for purposes of establishing a quorum, and vote or consent (or cause to be voted or consented), in person or by proxy, the Shares then held of record or Beneficially Owned by the Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, and any other voting securities of Company (whether acquired heretofore or hereafter) (i) in favor of the Merger, the adoption by the stockholders of the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any Alternative Proposal and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or of the Company under the Merger Agreement or which would result in any of the conditions set forth in Article V of the Merger Agreement not being fulfilled.

          (b) No Inconsistent Arrangements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge, assignment, encumbrance or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein, or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company with respect to the Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

          (c) Grant of Irrevocable Proxy; Appointment of Proxy.

               (i) In accordance with the agreement to vote Shares set forth in paragraph 2(a) of this Agreement, and subject to the proviso contained therein, each Stockholder hereby irrevocably grants to, and appoints, Parent or any designee of Parent the Stockholder’s lawful agent, attorney and proxy (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, (A) in favor of the Merger Agreement, the Merger and the transactions contemplated thereby and (B) against any Alternative Proposal. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

               (ii) Each Stockholder represents that any proxies heretofore given in respect of the Stockholder’s Shares are not irrevocable, and that any such proxies are hereby revoked.

               (iii) Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of Company Common Stock is intended to be irrevocable.

          (d) No Solicitation. Each Stockholder hereby agrees, in its capacity as a stockholder of the Company, and not in any capacity as a director of the Company, that neither the Stockholder nor any of its subsidiaries or affiliates shall (and the Stockholder shall cause its officers, directors, partners, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, facilitate (including by way of furnishing or disclosing non-public information), participate in or initiate discussions, inquiries, proposals or negotiations with, or provide any information to, any corporation, partnership, Person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any Alternative Proposal. Each Stockholder will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal. Each Stockholder will promptly communicate to Parent the terms of any Alternative Proposal made to such Stockholder and the identity of the party making such Alternative Proposal. Any action taken by the Company or any member of the Board of Directors of the Company in accordance with Section 4.4 of the Merger Agreement shall be deemed not to violate this Section 2(d).

          (e) Appraisal Rights. Each Stockholder hereby irrevocably waives any rights of appraisal with respect to the Merger or rights to dissent from the Merger that such Stockholder may have.

     3. Representations And Warranties of The Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

          (a) Ownership of Shares. The Stockholder is the record and Beneficial Owner of the Existing Shares. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. The Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Power; Binding Agreement. The Stockholder has the legal capacity (in the case of Stockholders that are natural persons) and all requisite power (corporate, partnership or other) and authority to enter into, to perform all of his or her obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (c) No Conflicts. Except for filings under the HSR Act and the Exchange Act (i) no filing with, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of her properties or assets may be bound, or (B) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of her properties or assets.

          (d) No Encumbrances. Except as permitted by this Agreement, the Existing Shares and the certificates representing the Existing Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all encumbrances, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such encumbrances or proxies arising hereunder.

          (e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

          (f) Reliance by Parent. The Stockholder understands and acknowledges that Parent and the Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

     4. Representations And Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

          (a) Power; Binding Agreement. Parent has the power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent will not violate any other agreement to which it is a party. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

          (b) No Conflicts. Except for filings under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to Parent, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or any of its properties or assets.

     5. Shareholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholders Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement or following the termination of the Merger Agreement.

     6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     7. Stop Transfer; Change in Common Stock. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” as used in this Agreement shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

     8. Termination. This Agreement and the irrevocable proxies given herein shall terminate and no party shall have any rights or duties hereunder or thereunder upon the earlier of (a) the Effective Time or (b) termination of the Merger Agreement in accordance with its terms; provided that each Stockholder shall fulfill its obligations and continue to be liable under Section 2(e) in accordance with the terms thereof. Nothing in this Section 8 shall relieve or otherwise limit any party of liability for breach of this Agreement.

     9. Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          (b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

          (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

          (d) Amendments; Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy or facsimile (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Stockholders:	At the addresses set forth opposite their names on Schedule I hereto

With a copy to:	Finn Dixon & Herling LLP
177 Broad Street
Stamford, CT 06901
Attention: David I. Albin, Esq.
Tel: (203)-325-5000
Fax: (203)- 325-5001

If to Parent:	SAES Getters S.p.A.
Viale Italia 77
20020 Lainate (Mi)
Italy
Telecopy: +39-0293178250
Attention: General Counsel

With a copy to:	Nixon Peabody LLP
100 Summer Street
Boston, MA 02110
Attention: Jack H. Fainberg, Esq.
Tel: (617) 345-6106
Fax: (866) 375-3458

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

          (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

          (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

[Rest of page intentionally left blank]

          IN WITNESS WHEREOF, Parent and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

SAES GETTERS S.p.A.

By:	/s/Giulio Canale
	Name:	Giulio Canale
	Title:	Managing Director

STOCKHOLDERS:

NEW ENGLAND PARTNERS CAPITAL, L.P.

By:	/s/ Dr. Edwin Snape

WIT VENTURES, LTD.

By:	/s/ W. Andrew Krusen, Jr.

DOMINION FINANCIAL GROUP
INTERNATIONAL LDC

By:	/s/ W. Andrew Krusen, Jr.

DOMINION CAPITAL MANAGEMENT

By:	/s/ W. Andrew Krusen, Jr.

KRUSEN-VOGT & CO.

By:	/s/ W. Andrew Krusen, Jr.

COMPAGNIE FINANCIERE AVAL S.A.

By:	/s/ Francois Marchal

EMERGE CAPITAL

By:	/s/ Michel de Beaumont

SAMISA INVESTMENT CORP.

By:	/s/ Michel de Beaumont

JAMES DANDENEAU

/s/ James Dandeneau

ROBERT BELCHER

/s/ Robert Belcher

DEAN TULUMARIS

/s/ Dean Tulumaris

RICHARD SOWERBY

/s/ Richard Sowerby

MARCY MACDONALD

/s/ Marcy Macdonald

Schedule I

Stockholder	Number of Shares
New England Partners Capital, L.P. (1)	2,336,925

WIT Ventures, LTD. (2)	300,000

Dominion Financial Group International LDC (2)	269,000

Dominion Capital Management (2)	25,000

Krusen-Vogt & Co. (2)	8,000

Compagnie Financiere Aval S.A. (3)	391,950

Emerge Capital (4)	40,000

Samisa Investment Corp. (4)	137,700

James Dandeneau	2,482,855

Robert Belcher	74,000

Dean Tulumaris	2,700

Richard Sowerby	30,000

Marcy Macdonald	28,500

____________________

(1)

Dr. Edwin Snape, one of our directors, is a managing member of NEP Capital, LLC, the general partner of New England Partners Capital, L.P. Dr. Snape disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

(2)

Mr. W. Andrew Krusen, one of our directors, is the President and a principal stockholder of Dominion Financial Group, Inc., which is the managing General Partner of WIT Ventures, LTD (“WIT”), a General Partner of Krusen-Vogt & Co. and a limited partner of WIT. In addition, Mr. Krusen is the Chairman of the Executive Committee of Dominion Financial Group International LDC (“DFGI”), and also indirectly beneficially owns certain outstanding securities of DFGI through WIT.

(3)

Mr. Francois Marchal, one of our directors, is the General Administrator and a partner of Compagnie Financiere Aval S.A. Mr. Marchal disclaims beneficial ownership of such securities (except to the extent of his pecuniary interest in such securities).

(4)

Mr. Michel de Beaumont, one of our directors, is a stockholder and beneficial owner of Emerge Capital and Samisa Investment Corp. Mr. de Beaumont disclaims beneficial ownership of these securities (except to the extent of his pecuniary interest in such securities).

Annex E

[SAES Getters S.p.A. Letterhead]

June 24, 2008

Saes Devices Corp.
SAES Getters S.p.A.
Viale Italia 77
20020 Lainate (Mi)
Italy

Ladies and Gentlemen:

     Saes Devices Corp., a Delaware corporation (the “Company”), has been organized at the direction of SAES Getters S.p.A. (“SAES”), through the intervention of SAES Getters International Luxembourg S.A., in order to purchase all of the outstanding equity securities of Memry Corporation (“Memry”) by merging the Company with and into Memry (the “Merger”). The Merger will be consummated on the terms set forth in the Agreement and Plan of Merger to be entered into by and among SAES, the Company and Memry, including the Exhibits and the Schedules thereto (as amended, restated or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein and not defined herein have the meanings set forth in the Agreement.

     1. Commitment. In order to enable the Company to consummate the Merger, SAES is pleased to commit to provide, or cause its affiliates to provide, equity or other funding up to $84,000,000.00 (the “Equity Commitment”) to the Company, on or before the Closing Date. In the event that the Merger is not consummated prior to the termination of the Agreement, the Company shall return the Equity Commitment to SAES immediately upon the request of SAES.

     2. Use of Proceeds. The proceeds from the Equity Commitment shall be used by the Company for the purpose of allowing the Company to fund the Merger Consideration pursuant to and determined in accordance with the Agreement and pay off borrowed money indebtedness.

     3. Term. The SAES’ commitment hereunder shall terminate upon the earlier to occur of (i) consummation of the Merger or (ii) termination of the Agreement.

     4. Non-Disclosure. Each party hereto shall keep confidential this Letter and all information obtained by it with respect to the other in connection with this Letter, and will use such information solely in connection with the transactions contemplated hereby. Notwithstanding the foregoing, any party hereto may disclose this Letter and its terms and conditions to any of such parties’ respective officers, directors, managers, affiliates and advisors who are involved in the contemplated transactions. Notwithstanding the foregoing, the parties agree and acknowledge that the Third Party Beneficiary (as defined below) may file this letter with the U.S. Securities and Exchange Commission.

     5. Miscellaneous. This Letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof. The agreements contained in this Letter are for the sole benefit of the parties hereto, and nothing in this Letter shall be construed to confer on any other person any rights hereunder; provided, however, that Memry (the “Third Party Beneficiary”) is a direct, intended third party beneficiary of SAES’ commitments hereunder, and no provision hereof may be amended or waived without the express written consent of the Third Party Beneficiary. This Letter may be executed in one or more counterparts, and shall be effective upon the execution hereof

     If the foregoing is acceptable to you, please sign and return a copy of this letter.

Very truly yours,

SAES GETTERS S.P.A.

By:	/s/Giulio Canale
Name:	Giulio Canale
Title:	Managing Director

AGREED AND ACKNOWLEDGED

SAES DEVICES CORP.

By:	/s/ Massimo della Porta
Name:	Massimo della Porta
Title:	President

AMERICAN STOCK TRANSFER
59 MAIDEN LANE
NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Memry Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Memry Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MEMRY CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.		For	Against	Abstain
1.	To approve and adopt the Agreement and Plan of Merger dated June 24, 2008, by and among Memry Corporation, SAES Getters S.p.A. and SAES Devices Corp., as it may be amended from time to time.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.		For	Against	Abstain
2.	To adjourn or postpone the special meeting to a later date, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to approve and adopt Proposal 1.	☐	☐	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons or held as community property, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
Please vote, sign, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

MEMRY CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ______________, 2008

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated ___________, 2008, and revoking all previous proxies, hereby appoints Robert P. Belcher and Marcy F. Macdonald, Esq., and each of them, as attorneys and proxies of the undersigned, with full power to each of substitution, to vote all shares of stock of Memry Corporation which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Memry Corporation (the “Company”) to be held at the Company’s corporate offices located at 3 Berkshire Boulevard, Bethel, Connecticut 06801, on _____________, 2008 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, FOR THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE